Exhibit 10.1

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 1, 2014

by and among

KITE REALTY GROUP, L.P.,

as Borrower,

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent with respect to the Revolving Loan,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent with respect to the Term Loan,

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents with respect to the Revolving Loan,

JPMORGAN CHASE BANK, N.A.,

U.S. BANK NATIONAL ASSOCIATION

and

BANK OF AMERICA, N.A.,

as Co-Documentation Agents with respect to the Term Loan,

KEYBANC CAPITAL MARKETS INC.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Lead Arrangers with respect to the Revolving Loan,

KEYBANC CAPITAL MARKETS INC. and WELLS FARGO SECURITIES, LLC,

as Co-Lead Arrangers with respect to the Term Loan,

and

THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO
AND THEIR ASSIGNEES PURSUANT TO SECTION 13.5.,

as Lenders

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULE 1.1(A)	List of Loan Parties
SCHEDULE 2.4(a)	List of Existing Letters of Credit
SCHEDULE 4.1.	Unencumbered Pool Properties
SCHEDULE 7.1.(b)	Ownership Structure
SCHEDULE 7.1.(f)	Title to Properties; Liens
SCHEDULE 7.1.(g)	Indebtedness and Guaranties
SCHEDULE 7.1.(i)	Litigation

EXHIBIT A	Form of Assignment and Acceptance Agreement
EXHIBIT B-1	Form of Guaranty
EXHIBIT B-2	Form of Springing Guaranty
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F	Form of Notice of Swingline Borrowing
EXHIBIT G	Form of Swingline Note
EXHIBIT H	Form of Revolving Note
EXHIBIT I	Form of Term Loan Note
EXHIBIT J	Form of Compliance Certificate
EXHIBITS K	Forms of U.S. Tax Compliance Certificates

THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of July 1, 2014, by and among KITE REALTY GROUP, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 13.5.(d), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), BANK OF AMERICA, N.A., as Syndication Agent with respect to the Revolving Loan, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent with respect to the Term Loan (collectively, the “Syndication Agent”) and WELLS FARGO BANK, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents with respect to the Revolving Loan, JPMORGAN CHASE BANK, N.A., U.S. BANK NATIONAL ASSOCIATION and BANK OF AMERICA, N.A., as Co-Documentation Agents with respect to the Term Loan (collectively, the “Co-Documentation Agents”), and KEYBANC CAPITAL MARKETS INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Co-Lead Arrangers with respect to the Revolving Loan, and KEYBANK CAPITAL MARKETS INC. and WELLS FARGO SECURITIES, LLC, as Co-Lead Arrangers with respect to the Term Loan (collectively the “Arrangers”).

WHEREAS, the Borrower, the Administrative Agent and certain other lenders are parties to that certain Third Amended and Restated Credit Agreement dated as of February 26, 2013 (the “Existing Credit Agreement”);

WHEREAS, the Borrower, the Administrative Agent and certain other lenders are parties to that certain Term Loan Agreement dated as of April 30, 2012, as amended by that certain First Amendment to Term Loan Agreement dated as of February 26, 2013 and that certain Second Amendment to Term Loan Agreement dated as of August 21, 2013 (collectively, the “Existing Term Loan Agreement”);

WHEREAS, Borrower has requested certain modifications to the Existing Credit Agreement, and further desires to consolidate the term loan made pursuant to the Existing Term Loan Agreement with the credit facility provided under the Existing Credit Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto amend and restate the Existing Credit Agreement in its entirety and agree as follows:

ARTICLE I.  DEFINITIONS

Section 1.1.                                Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1.

“Adjusted EBITDA” means, on any date of determination, (a) the EBITDA of the Parent, the Borrower and all Subsidiaries for the period of two (2) fiscal quarters most recently ended determined on a consolidated basis, minus (b) Capital Reserves for the period of two (2) fiscal quarters most recently ended.

“Adjusted LIBOR” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted LIBOR on the date on which such change in such maximum rate becomes effective.

“Affected Lender” has the meaning given that term in Section 3.12(i).

“Affiliate” means any Person (other than the Agent or any Lender):  (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding fifteen percent (15.0%) or more of any Equity Interest in the Borrower; or (c) fifteen percent (15.0%) or more of whose voting stock or other Equity Interest is directly or indirectly owned or held by the Borrower.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.  The Affiliates of a Person shall include any officer or director of such Person.  In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agent” or “Administrative Agent” means KeyBank National Association, as contractual representative for the Lenders under the terms of this Agreement.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means (a) as of any date of determination prior to such time as Administrative Agent receives written notice from Borrower that Parent or Borrower has an Investment Grade Rating from a Rating Agency and that Borrower has irrevocably elected to have the Applicable Margin determined based on Parent’s or Borrower’s Investment Grade Rating, the percentage rate set forth below corresponding to the Leverage Ratio (expressed as a percentage) in effect at such time:

Level	Leverage Ratio	Applicable Margin For LIBOR Loans that are Revolving Loans	Applicable Margin For Base Rate Loans that are Revolving Loans	Applicable Margin For LIBOR Loans that are Term Loans	Applicable Margin For Base Rate Loans that are Term Loans
1	45% or less	1.40%	0.40%	1.35%	0.35%
2	Greater than 45% but less than or equal to 50.0%	1.55%	0.55%	1.45%	0.45%
3	Greater than 50.0% but less than or equal to 55.0%	1.70%	0.70%	1.60%	0.60%
4	Greater than 55.0%	2.00%	1.00%	1.90%	0.90%

The Applicable Margin shall be determined by the Agent under this clause (a) from time to time, based on the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3.  Any adjustment to the Applicable Margin shall be effective (i) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of the Parent delivered pursuant to Section 9.3., as of the date 50 days following the end of the last day of the applicable fiscal period covered by such Compliance Certificate, and (ii) in the case of a Compliance Certificate delivered in connection with annual financial statements of the Parent delivered pursuant to Section 9.3., as of the date 95 days following the end of the last day of the applicable fiscal period covered by such Compliance Certificate.  If the Borrower shall fail to deliver a Compliance Certificate within the time period required under Section 9.3., the Applicable Margin shall be determined based on Level 4 until the Borrower delivers the required Compliance Certificate, in which case the Applicable Margin shall be determined as provided above effective as of the date of delivery of such Compliance Certificate.  If the Borrower shall deliver a Compliance Certificate which is subsequently determined to be incorrect and, if correct when delivered, would have resulted in a higher Applicable Margin, Borrower shall pay to the Agent, within five (5) days after demand, any additional interest that would have accrued and been payable on any Loans using such higher Applicable Margin during the period that such lower Applicable Margin was applied incorrectly.

(b)                                 From and after the time that Administrative Agent receives written notice from Borrower that Parent or Borrower has an Investment Grade Rating from a Rating Agency and that Borrower has irrevocably elected to have the Applicable Margin determined based on Parent’s or Borrower’s Investment Grade Rating, “Applicable Margin” shall mean, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below (provided that any interest accrued prior to receipt of such notice that is payable at the Applicable Margin determined by reference to the Leverage Ratio shall be payable as provided in Section 2.5.):

Pricing Level	Credit Rating Level	Applicable Margin for LIBOR Loans that are Revolving Loans	Applicable Margin for Base Rate Loans that are Revolving Loans	Applicable Margin for LIBOR Loans that are Term Loans	Applicable Margin for Base Rate Loans that are Term Loans
1	Credit Rating Level 1	0.875%	0.00%	0.95%	0.00%
2	Credit Rating Level 2	0.925%	0.00%	1.025%	0.025%
3	Credit Rating Level 3	1.05%	0.05%	1.20%	0.20%
4	Credit Rating Level 4	1.30%	0.30%	1.45%	0.45%
5	Credit Rating Level 5	1.70%	0.70%	1.90%	0.90%

The Applicable Margin for each Base Rate Loan shall be determined by reference to the Credit Rating Level in effect from time to time, and the Applicable Margin for any Interest Period for all LIBOR Loans comprising part of the same LIBOR tranche shall be determined by reference to the Credit Rating Level in effect on the first day of such Interest Period; provided, however, that no change in the Applicable Margin resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Administrative Agent receives written notice of the application or change of the Credit Rating Levels pursuant to Section 9.4.(o) or receives written notice from the applicable Rating Agency of the application or a change in such Credit Rating Level, or otherwise confirms such application or change through information made publicly available by such Rating Agency.  From and after the first time that the Applicable Margin is based on Parent’s or Borrower’s Investment Grade Rating, the Applicable Margin shall no longer be calculated by reference to the Leverage Ratio.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” has the meaning given to such term in the introductory paragraph hereof.

“Assignee” has the meaning given that term in Section 13.5.(d).

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

“Base Rate” means the per annum rate of interest equal to the greatest of (a) the Prime Rate , (b) the Federal Funds Rate plus one half of one percent (0.5%), or (c) Adjusted LIBOR for an Interest Period of one (1) month plus one percent (1%).  Any change in the Base Rate resulting from a change in the Prime Rate or the Federal Funds Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs.  The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.

“Base Rate Loan” means a Revolving Loan or Term Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrowing Base Subsidiary” means a Wholly Owned Subsidiary of Borrower or an Unencumbered Pool Property Controlled Subsidiary that directly owns or leases an Unencumbered Pool Property.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Cleveland, Ohio are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Reserves” means, for any period and with respect to a Property, an amount equal to (a) $0.15 per square foot times (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365.  Any portion of a Property leased under a ground lease to a third party that owns the improvements on such portion of such Property shall not be included in determinations of Capital Reserves.  If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Core Properties of the Borrower and its Subsidiaries and a proportionate share of all Core Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means seven percent (7.0%).

“Capitalized Lease Obligation” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means:  (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Collateral Account” means a special deposit account established by the Agent pursuant to Section 11.5 and under its sole dominion and control.

“Commitment” means, with respect to each Lender, the Revolving Loan Commitment of such Lender and the Term Loan Commitment of such Lender (or either of them or the aggregate of them, as the context requires).

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders; provided, however, that if at the time of determination any of the Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Construction-In-Process Property” means, as of any date, any Property that is a Core Property or a Non-Core Property that is under development or is scheduled to commence development within twelve months from such date until the earlier of the (i) one year anniversary date of project completion with respect to such Construction-In-Process Property or (ii) the second (2nd) fiscal quarter for which financial results have been reported after such Construction-In-Process Property achieves an Occupancy Rate of 85%.

“Construction-In-Process Value” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP on all Construction-In-Process Properties.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Core Property” means any Property which is (a) leased or intended to be leased to tenants primarily for retail use or (b) a mixed use property, the majority of the NOI from which is attributable to leases to tenants primarily for retail use.

“Credit Event” means any of the following:  (a) the making of any Loan, and (b) the issuance of a Letter of Credit.

“Credit Rating” means, as of any date of determination, the highest of the credit ratings (or their equivalents) then assigned to Parent’s or Borrower’s long-term senior unsecured non-credit enhanced debt by any of the Rating Agencies.  A credit rating of BBB- from S&P is equivalent to a credit rating of Baa3 from Moody’s and vice versa.  A credit rating of BBB from S&P is equivalent to a credit rating of Baa2 from Moody’s and vice versa.  It is the intention of the parties that if Parent or Borrower only has one credit rating in effect from a Rating Agency, then such rating shall apply.  If Parent or Borrower shall have obtained a credit rating from both of the Rating Agencies, the highest of the credit ratings shall control.  If Parent or Borrower shall have obtained a credit rating from one or more of the Rating Agencies and shall thereafter lose such credit rating (whether as a result of a withdrawal, suspension, election to not obtain a rating, or otherwise) from all of the Rating Agencies that have provided a credit rating, the Parent or Borrower shall be deemed for the purposes hereof not to have a credit rating.  If at any time both of the Rating Agencies or any Rating Agency which has issued a credit rating of Parent or Borrower shall no longer perform the functions of a securities rating agency, then the Borrower and the Administrative Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each such substitute rating agency with that of the rating agency being replaced) and, pending such amendment, (i) in the case of a cessation of the functions of the Rating Agencies that have provided a credit rating, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such cessation and (ii) in the case of a cessation of function of one Rating Agency and not another Rating Agency that has provided a credit rating, the Credit Rating of the other of the Rating Agencies shall continue to apply.

“Credit Rating Level” means one of the following five pricing levels, as applicable, and provided that, from and after the time that Administrative Agent receives written notice from Borrower that Parent or Borrower has an Investment Grade Rating from at least one of the Rating Agencies and that Borrower has irrevocably elected to have the Applicable Margin determined based on Parent’s or Borrower’s Investment Grade Rating, during any period that the Parent has no Credit Rating Level, Credit Rating Level 5 shall be the applicable Credit Rating Level:

“Credit Rating Level 1” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P or A3 by Moody’s;

“Credit Rating Level 2” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P or Baa1 by Moody’s and Credit Rating Level 1 is not applicable;

“Credit Rating Level 3” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P or Baa2 by Moody’s and Credit Rating Levels 1 and 2 are not applicable;

“Credit Rating Level 4” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P or Baa3 by Moody’s and Credit Rating Levels 1, 2 and 3 are not applicable; and

“Credit Rating Level 5” means the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P or Baa3 by Moody’s or there is no Credit Rating.

“Customary Nonrecourse Debt Guaranty” shall have the meaning set forth in the definition of Indebtedness.

“Default” means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means any Lender that, as reasonably determined by the Administrative Agent with respect to clauses (a) and (b)(ii) below, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of a good faith dispute between such Lender and either the Borrower or the Administrative Agent, (b) (i) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (b), such failure with respect to a funding obligation is subject to a good faith dispute, (c) has failed, within two (2) Business Days after request by the Administrative Agent or Borrower, to confirm in a manner reasonably satisfactory to the Administrative Agent and Borrower that it will comply with its funding obligations; provided that, notwithstanding the provisions of Section 3.11., such Lender shall cease to be a Defaulting Lender upon the Administrative Agent’s and Borrower’s receipt of such confirmation, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relieve law of the United States or other applicable jurisdictions from time to time in effect, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person).

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

“Designated Person” has the meaning set forth in Section 7.1.(z).

“Development Properties” means any ground-up developments, including consolidated or unconsolidated properties, which were not owned (in whole or in part) by Parent, Borrower or their Subsidiaries as of April 30, 2012.  Notwithstanding the foregoing, any such property which achieves an Occupancy Rate of 85% shall no longer be a Development Property and, for purposes of clarity, any purchase by Parent, Borrower or their Subsidiaries of an interest of a joint venture partner in a ground-up development that was owned in part by Parent, Borrower or their Subsidiaries as of April 30, 2012, shall not be a Development Property as a result of such purchase.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period (without duplication):  (a) net income (loss) of such Person for such period determined on a consolidated basis (before minority interests), exclusive of the following (but only to the extent included in determination of such net income (loss)):  (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or non-recurring gains and losses, including, without limitation, gains or losses associated with the sale of operating Properties and charges associated with any write-

off of development expenses; (v) other non-cash items and impairment charges, including, without limitation, non-cash losses or gains associated with (A) the grant of equity interests to employees, officers and directors,  (B) hedging activities, (C) impairment of goodwill and (D) one-time accounting adjustments; (vi) charges (including any premiums or make-whole amounts) associated with any prepayment, redemption or repurchase of indebtedness or early retirement of preferred stock; and (vii) costs in connection with acquisitions, including non-capitalized costs incurred in connection with acquisitions that fail to close; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates.  EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141.

“Effective Date” means the later of:  (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived in writing by the Requisite Lenders.

“Eligible Assignee” means any Person who is:  (i) currently a Lender or an affiliate of a Lender; (ii) a commercial bank, trust, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America.  If such Person is not currently a Lender or an affiliate of a Lender, such Person’s (or its parent’s) senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s, or the equivalent or higher of either such rating by another rating agency acceptable to the Agent.  Neither a Defaulting Lender nor any Affiliate of a Defaulting Lender shall qualify as an Eligible Assignee.

“Eligible Unencumbered Pool Property” means a Core Property or a Non-Core Property which satisfies all of the following requirements:  (a) such Property is owned in fee simple, or leased under a Ground Lease reasonably acceptable to Agent, entirely by, the Borrower or a Wholly Owned Subsidiary or, if it is Unencumbered Controlled Pool Property, an Unencumbered Pool Property Controlled Subsidiary which in each case is also a Borrowing Base Subsidiary; (b) neither such Property, nor any interest of the Borrower or any Subsidiary therein, is subject to any Lien (other than Permitted Liens (but not Liens of the type described in clause (f) or (g) of the definition of Permitted Liens or Permitted Environmental Liens)) or a Negative Pledge; (c) if such Property is owned or leased by a Borrowing Base Subsidiary (i) none of the Borrower’s direct or indirect ownership interest in such Borrowing Base Subsidiary is subject to any Lien (other than Permitted Liens (but not Liens of the type described in clause (f) or (g) of the definition of Permitted Liens or Permitted Environmental Liens)) or to a Negative Pledge (other than a Negative Pledge relating to Borrower’s ownership interest in KRG Magellan contained in loan documents evidencing Secured Indebtedness of KRG Magellan or its Subsidiaries existing as of July 1, 2014) and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person:  (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower or such Borrowing Base Subsidiary, as applicable; provided, however, that the requirements of this clause (c) shall not prohibit a Negative Pledge or limitation on sale in favor of an arm’s-length purchaser of a customary nature relating to Property subject to a contract for sale so long as such Negative Pledge or limitation on sale pertains solely to such Property being sold and ceases to apply upon the closing of such sale or the termination of such contract); (d) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; and (e) neither such Borrowing Base Subsidiary nor any other Subsidiary of Borrower directly or indirectly owning an interest therein has created, incurred, acquired, assumed, suffered to exist or is or becomes otherwise liable with respect to any Indebtedness (whether as a borrower, co-borrower, guarantor or otherwise), other than Unsecured Indebtedness of such Subsidiary if the terms of Section 4.3.(c) are satisfied.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or cleanup of Hazardous Materials including, without limitation, the following:  Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and all regulations and formal guidance issued thereunder.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

“Event of Default” means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.12.(i)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.12.(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Fee” has the meaning set forth in Section 3.6.(a)(ii).

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.

“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.

“Fixed Charges” means, on any date of determination, the sum of (a) Interest Expense of the Parent, the Borrower, and its Subsidiaries determined on a consolidated basis for the period of two (2) fiscal quarters most recently ended, (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent, the Borrower, and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, and (c) all Preferred Dividends paid during such period.  Fixed Charges shall include a proportionate share of items (a) and (b) of all Unconsolidated Affiliates for such period.

“Floating Rate Indebtedness” means all Indebtedness of a Person which bears interest at a variable rate during the scheduled life of such Indebtedness and for which such Person has not obtained interest rate swap agreements, interest rate “cap” or “collar” agreements or other similar Derivatives Contracts which effectively cause such variable rates (exclusive of any fixed margins added to any variable component of such rates) to be equivalent to fixed rates less than or equal to the rate (as reasonably determined by the Agent) borne by United States 10-year Treasury Notes at the time the applicable Derivatives Contract became effective.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Loan Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Loan Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person computed in accordance with GAAP, calculated without regard to (i) gains (or losses) from debt restructuring and sales of property during such period, and (ii) charges for impairment of real estate, plus (b) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, plus (c) other non-cash items (other than amortization of deferred financing costs), plus (d) costs in connection with acquisitions, all after adjustment for unconsolidated partnerships and joint ventures, plus (e) extraordinary and non-recurring gains and losses.  Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.

“Ground Lease” means a ground lease containing the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options) of 25 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Guarantors” means individually and collectively, as the context shall require (i) the Parent (provided that, for the avoidance of doubt, Parent shall have no liability under the Springing Guaranty until the occurrence of a Springing Recourse Event), (ii) KRG Magellan, (iii) any Subsidiary that directly owns an Unencumbered Pool Property, and (iv) any Subsidiary of Borrower that is required to be a Guarantor pursuant to Section 4.3.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by:  (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  As the context requires, “Guaranty” shall also mean the Guaranty to which the Guarantors (other than Parent) are parties substantially in the form of Exhibit B-1 and the Springing Guaranty upon the occurrence of a Springing Recourse Event.

“Hazardous Materials” means all or any of the following:  (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):  (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than 180 days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation (except for obligations under a purchase agreement for real estate or a real estate company), repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person, including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to recourse liability (a “Customary Nonrecourse Debt Guaranty”) until a claim is made with respect thereto; provided that if Borrower reasonably believes that the liability with respect to such claim will be less than the Indebtedness to which it relates, Borrower may include such lesser amount subject to Administrative Agent’s prior written approval granted in its sole discretion); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person.  Indebtedness of any Person pursuant to clause (i) of this definition as a result of such Person’s status as a general partner of a partnership shall be calculated to give effect to any limitations on recourse to the general partner in the documents evidencing such Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Initial Unencumbered Pool Properties” means the Eligible Unencumbered Pool Properties so identified in Schedule 4.1.

“Inland Diversified” means Inland Diversified Real Estate Trust, Inc., a Maryland corporation.

“Intellectual Property” has the meaning given that term in Section 7.1.(t).

“Interest Expense” means, on any date of determination, without duplication, (a) total interest expense of the Parent excluding any non-cash interest expense incurred (in accordance with GAAP) for the period of two fiscal quarters most recently ended, determined on a consolidated basis for such period, plus (b) the Parent’s pro rata share of Interest Expense of Unconsolidated Affiliates for such period.

“Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending 1, 2, 3 or 6 months thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing:  (i) if any Interest Period would otherwise end after the Revolving Loan Termination Date or Term Loan Termination Date, as applicable, such Interest Period shall end on the Revolving Loan Termination Date or Term Loan Termination Date, as applicable; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB- or better by S&P or Baa3 or better by Moody’s.

“Investment Grade Rating Event” has the meaning set forth in Section 4.3.(b).

“Issuing Lender” means KeyBank, in its capacity as the Revolving Loan Lender issuing the Letters of Credit any successors thereto; provided, however, that in the event that (A) the Borrower is required by the proposed beneficiary to have a Letter of Credit issued pursuant to the terms and conditions of this Agreement by an issuer with a higher rating than KeyBank has at any applicable time of reference (as determined  by Moody’s or S&P) or for such other reasons as KeyBank may approve in its sole discretion and (B) notwithstanding good faith efforts from the Borrower, a proposed beneficiary of a Letter of Credit will not accept said Letter of Credit from KeyBank, the Borrower shall have the right to elect, with prior written notice to Agent, any Revolving Loan Lender having a higher rating than KeyBank (as determined by Moody’s or S&P) as the Issuing Lender for that particular Letter of Credit, and if such Revolving Loan Lender agrees to issue such Letter of Credit, such Revolving Loan Lender shall be an Issuing Lender; provided further, that no other Revolving Loan Lender other than KeyBank shall be required to be an Issuing Lender and that no more than two (2) other Revolving Loan Lenders in addition to KeyBank may be an Issuing Lender at any time.  When referred to in this Agreement, Issuing Lender shall refer to the Revolving Loan Lender acting as Issuing Lender with respect to any particular Letter of Credit issued pursuant to the terms and conditions of this Agreement and, with respect to establishing whether any consent, approval or waiver to be given or granted by the Issuing Lenders which, at the time such consent, approval or waiver is to be given or granted, have issued any outstanding Letters of Credit, shall be required.

“KeyBank” means KeyBank National Association and its successors by merger.

“KRG Magellan” means KRG Magellan, LLC, a Maryland limited liability company.

“L/C Commitment Amount” equals $50,000,000.

“Lender” means each financial institution from time to time party hereto as a “Lender” and as the context requires, includes the Revolving Loan Lenders, the Term Loan Lenders, the Issuing Lender and Swingline Lender.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender of which such Lender may notify the Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.4.(a).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit.  For purposes of this Agreement, a Revolving Loan Lender (other than the Revolving Loan Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.4.(i), and the Revolving Loan Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Loan Lenders other than the Revolving Loan Lender acting as the Issuing Lender of their participation interests under such Section.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“Leverage Ratio” means, as of any date, the ratio of (i) the then-current Total Indebtedness to (ii) the then-current Total Asset Value.

“LIBOR” means, with respect to a LIBOR Loan for any Interest Period therefor, the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as determined by Agent, by another commercially available source providing such quotations approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates.  If such service or such other Person approved by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, then at the option of Agent, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan.

“LIBOR Loan” means a Revolving Loan or Term Loan bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a Revolving Loan, a Swingline Loan or a Term Loan.

“Loan Document” means this Agreement, each Note, each Letter of Credit Document, the Guaranty, the Springing Guaranty, and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means the Borrower, the Parent and each other Guarantor.  Schedule 1.1.(A) sets forth the Loan Parties in addition to the Borrower and the Parent as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.

“Marketable Securities” means Investments in capital stock or debt securities issued by any Person (other than Borrower, Parent, or an Unconsolidated Affiliate) which are publicly traded on a national exchange, excluding Cash Equivalents.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Parent and its Subsidiaries, or the Borrower and its Subsidiaries, in each case, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, and (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Parent, the Borrower, or any other Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary of Parent or Borrower to which five percent (5%) or more of Total Asset Value is attributable.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.

“Mortgage Note Receivable” means a promissory note secured by a Mortgage of which the Parent, the Borrower or another Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Internal Revenue Code to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods):  (a) rents and other revenues received in the ordinary course from such Property (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest) related to the ownership, operation or maintenance of such Property, including but not limited to, an appropriate accrual for property taxes and insurance, assessments and the like, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower or any Subsidiary and any property management fees) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) an imputed management fee in the amount of three percent (3.0%) of the gross revenues for such Property for such period.  Net Operating Income of a Person shall include such Person’s pro rata share of Net Operating Income of its Unconsolidated Affiliates.  Net Operating Income shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141.  For purposes of determining the Unencumbered Pool Value and Unsecured Debt Interest Coverage Ratio with respect to an Unencumbered Controlled Pool Property, the Borrower’s or a Borrowing Base Subsidiary’s share of the Net Operating Income from such Property shall be utilized instead of the Net Operating Income from such Property.

“Net Proceeds” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Core Property” means any Property which is (a) not operated as a retail property or (b) a mixed use property that does not have the majority of the NOI from which is attributable to leases to tenants primarily for retail use.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions, such as for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy, and other customary exceptions to recourse liability of a similar nature until a claim is made with respect thereto; provided that if Borrower reasonably believes that the liability with respect to such claim will be less than the Indebtedness to which it relates, Borrower may include such lesser amount subject to Administrative Agent’s prior written approval granted in its sole discretion) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Revolving Note, a Swingline Note or a Term Loan Note.

“Notice of Borrowing” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Revolving Loans or Term Loans.

“Notice of Continuation” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Swingline Borrowing” means a notice in the form of Exhibit F to be delivered to the Agent pursuant to Section 2.3. evidencing the Borrower’s request for a borrowing of Swingline Loans.

“Obligations” means, individually and collectively:  (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note, including any such items accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest or other amounts as allowed in such proceeding.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants that are not Affiliates paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 30 or more days to (b) the aggregate net rentable square footage of such Property.  For purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy a Property notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason.

“OFAC” means the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent, the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10 Q or Form 10 K (or their equivalents) which the Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).  As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.12.(i)).

“Parent” means Kite Realty Group Trust, a real estate investment trust formed under the laws of the State of Maryland.

“Participant” has the meaning given that term in Section 13.5.(c).

“Participant Register” has the meaning given that term in Section 13.5.(c).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Environmental Liens” means any Lien arising out of or related to any Environmental Laws (i) which is being contested in good faith by appropriate proceedings which operate to suspend the enforcement thereof and for which adequate reserves have been established in accordance with GAAP, (ii) which has been bonded-off in a manner reasonably acceptable to the Agent, or (iii) consisting of restrictions on the use of real property, which restrictions do not materially detract from the value, financeability or marketability of such property or impair the intended use thereof in the business of the Parent, the Borrower, and its other Subsidiaries.

“Permitted Liens” means, as to any asset or property of a Person:  (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws (other than Permitted Environmental Liens)) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 8.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Agent for the benefit of the Lenders; (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor; and (g) Liens in existence as of the Agreement Date and set forth in Part II of Schedule 7.1.(f).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code or Section 302 of ERISA and either (a) is maintained, or contributed to, by any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group.

“Post Default Rate” means a rate per annum equal to the interest rate otherwise in effect from time to time hereunder plus two percent (2.0%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent or a Subsidiary.  Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means the rate of interest per annum announced publicly by the Lender then acting as the Agent as its prime rate from time to time.  The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.

“Principal Office” means the office of the Agent located at 127 Public Square, Cleveland, Ohio, or such other office of the Agent as the Agent may designate from time to time.

“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Parent, the Borrower, any other Subsidiary or any Unconsolidated Affiliate of the Parent and which is located in a contiguous state of the United States of America or the District of Columbia.

“Rating Agencies” means S&P and Moody’s, collectively, and “Rating Agency” means S&P or Moody’s.

“Recipient” means (a) the Administrative Agent, and (b) any Lender.

“Recourse Indebtedness” means all Indebtedness of the Parent, the Borrower, or any Subsidiary of Parent which does not constitute Non-Recourse Indebtedness, determined on a consolidated basis.

“Register” has the meaning given that term in Section 13.5.(e).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity.  The Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the Agreement Date regardless of when adopted, enacted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Issuing Lender for any drawing honored by the Issuing Lender under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” as defined in Section 856 of the Internal Revenue Code.

“Renovation Property” means any Property which is a Core Property or a Non-Core Property where more than 10% of the net rentable square footage of such Property is vacant due to renovations being made at such Property.

“Requisite Lenders” means, as of any date, Lenders having greater than 50% of the aggregate amount of the Commitments (not held by Defaulting Lenders who are not entitled to vote), or, if any of the Commitments have been terminated or reduced to zero, Lenders holding greater than 50% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities (not held by Defaulting Lenders who are not entitled to vote).  Commitments, Revolving Loans, Term Loans and Letter of Credit Liabilities held by Defaulting Lenders shall be disregarded when determining the Requisite Lenders.

“Requisite Revolving Loan Lenders” means, as of any date, Revolving Loan Lenders having greater than 50% of the aggregate amount of the Revolving Loan Commitments (not held by Defaulting Lenders who are not entitled to vote), or, if the Revolving Loan Commitments have been terminated or reduced to zero, Revolving Loan Lenders holding greater than 50% of the principal amount of the aggregate outstanding Revolving Loans and Letter of Credit Liabilities (not held by Defaulting Lenders who are not entitled to vote).  Revolving Loan Commitments, Revolving Loans and Letter of Credit Liabilities held by Defaulting Lenders shall be disregarded when determining the Requisite Revolving Loan Lenders.

“Responsible Officer” means with respect to the Parent, the Borrower or any Subsidiary, the chief executive officer, the chief financial officer, any executive vice president or any senior vice president of the Parent, the Borrower or such Subsidiary.

“Restricted Payment” means:  (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower, Parent or any Subsidiary thereof now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower, Parent or any Subsidiary thereof now or hereafter outstanding.

“Revolving Loan” means a revolving loan made by a Revolving Loan Lender to the Borrower pursuant to Section 2.1.(a).

“Revolving Loan Commitment” means, as to each Revolving Loan Lender, such Revolving Loan Lender’s obligation to make Revolving Loans pursuant to Section 2.1. and to issue (in the case of the Issuing Lender) or participate in (in the case of the Revolving Loan Lenders) Letters of Credit pursuant to Section 2.4.(a) and 2.4.(i) and Swingline Loans pursuant to Section 2.3.(e), respectively, in an amount up to, but not exceeding (but in the case of the Revolving Loan Lender acting as the Issuing Lender excluding the aggregate amount of participations in the Letters of Credit held by other Revolving Loan Lenders), the amount set forth for such Revolving Loan Lender on its signature page hereto as such Revolving Loan Lender’s “Revolving Loan Commitment” or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced from time to time pursuant to Section 2.12., increased pursuant to Section 2.16. or as appropriate to reflect any assignments to or by such Revolving Loan Lender effected in accordance with Section 13.5.

“Revolving Loan Commitment Percentage” means, as to each Revolving Loan Lender, the ratio, expressed as a percentage, of (a) the amount of such Revolving Loan Lender’s Revolving Loan Commitment to (b) the aggregate amount of the Revolving Loan Commitments of all Revolving Loan Lenders; provided, however, that if at the time of determination the Revolving Loan Commitments have terminated or been reduced to zero, the “Revolving Loan Commitment Percentage” of each Revolving Loan Lender shall be the Revolving Loan Commitment Percentage of such Revolving Loan Lender in effect immediately prior to such termination or reduction.

“Revolving Loan Extension Request” has the meaning given that term in Section 2.13.(b)(i).

“Revolving Loan Lender” means each Lender that has a Revolving Loan Commitment, or if the Revolving Loan Commitments have terminated, holding any Revolving Loans or participations in Letters of Credit or Swingline Loans, and as the context requires, includes the Issuing Lender and Swingline Lender.

“Revolving Loan Termination Date” means July 1, 2018 or such later date to which the Revolving Loan Termination Date may be extended pursuant to Section 2.13.(b).

“Revolving Note” has the meaning given that term in Section 2.11.(a).

“Sanctions Laws and Regulations” means any sanctions, prohibitions or requirements imposed by any executive order or by any sanctions program administered by OFAC.

“Secured Indebtedness” means any Indebtedness of a Person that is secured by a Lien on a Property or on any ownership interests in any other Person or on any other assets, provided that the portion of such Indebtedness included in “Secured Indebtedness” shall not exceed the sum of the aggregate value of the assets securing such Indebtedness at the time such Indebtedness was incurred, plus the aggregate value of any improvements to such assets, plus the value of any additional assets provided to secure such Indebtedness.  Notwithstanding the foregoing, Secured Indebtedness shall exclude Indebtedness that (i) is secured solely by ownership interests in another Person that owns a Property which is encumbered by a mortgage securing Indebtedness and (ii) is Recourse Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Springing Guaranty” means the Springing Guaranty executed and delivered by the Parent, such Springing Guaranty to be substantially in the form of Exhibit B-2.

“Springing Recourse Event” has the meaning given that term in the Springing Guaranty.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.  For the avoidance of doubt, each Unencumbered Pool Property Controlled Subsidiary shall be deemed to be a Subsidiary of Borrower.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.3. in an amount up to, but not exceeding, $50,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means KeyBank.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.3.(a).

“Swingline Note” means the promissory note of the Borrower payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed, substantially in the form of Exhibit G.

“Tangible Net Worth” means, as of a given date, (a) Total Asset Value less (b) Total Indebtedness.

“Taxable REIT Subsidiary” has the meaning given that term in Section 856(l) of the Internal Revenue Code.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a term loan made by a Term Loan Lender pursuant to Section 2.2 or Section 2.16.

“Term Loan Commitment” means, as to each Term Loan Lender, the amount set forth for such Term Loan Lender on its signature page hereto as such Term Loan Lender’s “Term Loan Commitment” or the amount of Term Loans assigned to such Term Loan Lender as set forth in the applicable Assignment and Acceptance Agreement, or as appropriate to reflect any assignments to or by such Term Loan Lender effected in accordance with Section 13.5., as such amount may be increased in accordance with this Agreement.

“Term Loan Commitment Percentage” means, as to each Term Loan Lender, the ratio, expressed as a percentage, of (a) the amount of such Term Loan Lender’s Term Loan Commitment to (b) the aggregate amount of the Term Loan Commitments of all Term Loan Lenders.

“Term Loan Extension Request” has the meaning given such term in Section 2.13.(a).

“Term Loan Lender” means each Lender that has a Term Loan Commitment and each Lender that holds a Term Loan.

“Term Loan Note” has the meaning given that term in Section 2.11.(b).

“Term Loan Termination Date” means July 1, 2019 or such later date to which the Term Loan Termination Date may be extended pursuant to Section 2.13.(a).

“Titled Agents” means each of the Agent, the Arrangers, the Syndication Agent and the Co-Documentation Agents.

“Total Asset Value” means, on any date of determination, the sum of all of the following of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis:  (a) cash and Cash Equivalents, plus (b) with respect to each Property that is a Core Property or a Non-Core Property then owned by the Borrower or any

Subsidiary (but excluding (A) Properties acquired by the Borrower or any Subsidiary during the immediately preceding four (4) fiscal quarter periods of the Borrower for which financial results have been reported, (B) Construction-In-Process Properties and (C) Unimproved Land), the quotient of (i) the product of (A) Net Operating Income attributable to such Property for the fiscal two (2) quarters most recently ended for which financial results have been reported, times (B) 2, divided by (ii) the Capitalization Rate, plus (c) the GAAP book value of Properties that are Core Properties or Non-Core Properties then owned which were acquired during the four (4) fiscal quarters most recently ended for which financial results have been reported, plus (d) the aggregate Construction-In-Process Value of each Construction-In-Process Property then owned, plus (e) the GAAP book value of those portions of Renovation Properties which are then vacant and under renovation, Unimproved Land, Mortgage Note Receivables and other promissory notes then owned, plus (f) Marketable Securities.  The Borrower’s pro rata share of assets held by Unconsolidated Affiliates will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets.  For the purposes of the definition of Total Asset Value, Borrower shall be deemed to have owned a Property for the period of time such Property had been owned by Inland Diversified or a Subsidiary of Inland Diversified.

“Total Indebtedness” means all Indebtedness of the Parent, the Borrower and all Subsidiaries determined on a consolidated basis.

“Type” with respect to any Revolving Loan or Term Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Controlled Pool Property” means the Properties that are owned (or ground leased under a Ground Lease) by an Unencumbered Pool Property Controlled Subsidiary.

“Unencumbered Pool Property Controlled Subsidiary” means each of Inland Diversified Las Vegas Craig, L.L.C. and Inland Diversified North Las Vegas Losee, L.L.C., provided that such Persons shall only qualify as an Unencumbered Pool Property Controlled Subsidiary if at all times (a) the Borrower or a Wholly Owned Subsidiary of the Borrower is the managing member of the sole members of such Person (the “Upper Tier Venture”), (b) the Borrower or a Wholly Owned Subsidiary of Borrower owns at least a majority of the economic interest in such Person and the Upper Tier Venture, (c) the Borrower or a Wholly Owned Subsidiary of Borrower controls all operational, financing, sale and investment decisions related to such Unencumbered Controlled Pool Property (or the remedy for selling the applicable Property prior to December 27, 2018 without the consent of the holders of the balance of the interests in the Upper Tier Venture would be to allow such holders to require the redemption of their interest), (d) the Unencumbered Pool Property Controlled Subsidiary and the Upper Tier Venture have the power and authority without any limit to cause the Unencumbered Pool Property Controlled Subsidiary to be a Guarantor and to grant a Lien to secure the Obligations of Borrower under the Loan Documents, and (e) there is no contractual provision or agreement with the holder of the balance of the interests in the Upper Tier Venture and/or Unencumbered Pool

Property Controlled Subsidiary that provides such holder with the right (x) to change or replace management of such Unencumbered Pool Property Controlled Subsidiary or Upper Tier Venture, (y) to obtain additional consent or approval rights, or (z) to acquire the direct or indirect interest of Borrower in such Unencumbered Pool Property Controlled Subsidiary or Upper Tier Venture, upon non-payment of any distributions to it or other default by Borrower or other Wholly Owned Subsidiary of Borrower.

“Unencumbered Pool” means, as of any date of determination, (a) the Initial Unencumbered Pool Properties, plus (b) each other Eligible Unencumbered Pool Property which has been added to the Unencumbered Pool pursuant to Section 4.2. as of such date, plus (c) any Property approved by the Requisite Lenders in writing for inclusion in the Unencumbered Pool, minus (d) any Property which has been removed from the Unencumbered Pool pursuant to Section 4.3. as of such date, minus (e) any Property which has been removed from the Unencumbered Pool pursuant to the next sentence hereof as of such date (and plus any Eligible Unencumbered Pool Property which has been added back into the Unencumbered Pool pursuant to the next sentence hereof), minus (f) any Unencumbered Pool Property which no longer satisfies the requirements of an Eligible Unencumbered Pool Property.  In the event that all or any material portion of a Property then within the Unencumbered Pool shall be damaged or taken by condemnation, then, in the Agent’s reasonable discretion, such Property shall either be treated as a Renovation Property or no longer be a part of the Unencumbered Pool unless and until any damage to such Property is repaired or restored, such Property becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the projected Net Operating Income of such Property following such repair or restoration.  In the event that all or any material portion of any Construction-in-Process Property then within the Unencumbered Pool shall be damaged or taken by condemnation, then the Agent may reduce the amount of the Unencumbered Pool Value in an amount which the Agent reasonably deems appropriate in light of such damage or condemnation; or may remove such Construction-In-Process Property from the Unencumbered Pool unless and until such Construction-In-Process Property is repaired or restored to the Agent’s reasonable satisfaction.

“Unencumbered Pool Property” means a Property then included in the Unencumbered Pool.  An Unencumbered Controlled Pool Property may be an Unencumbered Pool Property subject to the terms hereof.

“Unencumbered Pool Value” means, as of any date of determination, (i) (A) the annualized aggregate NOI attributable to then-current Unencumbered Pool Properties included in the Unencumbered Pool for the period of two (2) fiscal quarters most recently ended for which financial results of Parent have been reported (excluding 100% of the NOI attributable to any such Properties which constitute, as of such date, either Construction-In-Process Properties or Non-Core Properties, or which are not owned by Borrower or a Wholly Owned Subsidiary of Borrower or an Unencumbered Pool Property Controlled Subsidiary for at least the four (4) immediately preceding full fiscal quarters for which financial results of Borrower have been reported (or which are no longer owned by Borrower or a Wholly Owned Subsidiary of Borrower or an Unencumbered Pool Property Controlled Subsidiary as of such date)) divided by (B) the Capitalization Rate, plus (ii) the value, at cost, of all Unencumbered Pool Properties included in the Unencumbered Pool acquired by Borrower or a Wholly Owned Subsidiary of the Borrower or an Unencumbered Pool Property Controlled Subsidiary during the four (4) immediately preceding full fiscal quarters for which financial results of Borrower have been reported, plus (iii) the value, at cost, of any Unencumbered Pool Properties included in the Unencumbered Pool that are either Non-Core Properties or Construction-In-Process Properties and of those portions of the Eligible Unencumbered Pool Properties which are also Renovation Properties which are then vacant and under renovation, provided, however, in no event shall the amount added under clause (iii) herein on account of Non-Core Properties, Construction-In-Process Properties and such portions of Renovation Properties constitute more than fifteen percent (15%) of the total Unencumbered Pool Value or shall the total amount of Unencumbered Pool Value attributable to Unencumbered Pool Properties leased by Borrower and the Borrowing Base Subsidiaries under Ground Leases constitute more than fifteen percent (15%) of the total Unencumbered Pool Value, and provided further that if any Renovation Property is an Unencumbered Controlled Pool Property, the cost attributable to such Property shall be adjusted in a manner reasonably satisfactory to the Agent to account for the minority interest in such Property.  For the purposes of the definition of Unencumbered Pool Value, Borrower shall be deemed to have owned an Unencumbered Pool Property for the period of time such Unencumbered Pool Property had been owned by Inland Diversified or a Subsidiary of Inland Diversified.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person.

“Unimproved Land” means, on any date of determination, land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the following 12 months.

“Unsecured Debt Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) the aggregate annualized Net Operating Income attributable to then-current Eligible Unencumbered Pool Properties included in the Unencumbered Pool, calculated based on the period of two (2) fiscal quarters most recently ended for which financial results of Parent have been reported (including, with respect to Unencumbered Pool Properties acquired during the immediately preceding two (2) fiscal quarters, either (A) the annualized NOI of such properties, calculated based on the two (2) fiscal quarters most recently ended or (B) the NOI of such properties for the period such properties have been owned by Borrower or a Borrowing Base Subsidiary, annualized in a manner reasonably acceptable to Agent, minus (ii) annualized Capital Reserves in respect of the Unencumbered Pool Properties, calculated based on the period of two (2) fiscal quarters most recently ended, divided by (b) the Unsecured Debt Interest Expense.

“Unsecured Debt Interest Expense” means on any date of determination, the greater of (a) the product of (i) actual incurred interest expense with respect to Unsecured Indebtedness of Parent, Borrower and their Subsidiaries for the period of two fiscal quarters most recently ended, multiplied by (ii) 2, determined on a consolidated basis for such period, and (b) the product of (i) the outstanding Unsecured Indebtedness of the Parent, Borrower and their Subsidiaries as of the date of determination, determined on a consolidated basis for such period, multiplied by (ii) 0.06.

“Unsecured Indebtedness” means with respect to any person, all Indebtedness of such person for borrowed money (which for the purposes hereof shall include all actual or potential reimbursement obligations with respect to letters of credit (whether or not the same have been presented for payment)) that does not constitute Secured Indebtedness.

“Unused Fee” has the meaning set forth in Section 3.6.(a)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.12(f)(ii)(B)(III).

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withholding Agent” means (a) the Parent, (b) the Borrower, (c) any other Loan Party and (d) the Administrative Agent, as applicable.

Section 1.2.                                General; References to Times.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time.  A reference to a Person shall include its successors and permitted assigns.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Parent.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Cleveland, Ohio time.  The calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.  Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.  To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then any further qualifier as to representations and warranties being true or correct “in all material respects” contained elsewhere in the Loan Documents shall not apply with respect to any such representations and warranties.

Section 1.3.                                Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining compliance by the Borrower, the Parent, or any Wholly Owned Subsidiary with any financial covenant contained in any of the Loan Documents, only the pro rata share of the Borrower, the Parent, or the Wholly Owned Subsidiary, as applicable, of the financial assets and liabilities of a Subsidiary that is not a Wholly Owned Subsidiary shall be included.

ARTICLE II.   CREDIT FACILITY

Section 2.1.                                Revolving Loans.

(a)                                 Generally.  Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Revolving Loan Termination Date, each Revolving Loan Lender severally and not jointly agrees to make Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Revolving Loan Lender’s Revolving Loan Commitment.  Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Revolving Loan Termination Date, the Borrower may borrow, repay and reborrow Revolving Loans hereunder.

(b)                                 Requesting Revolving Loans.  The Borrower shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans.  Each such Notice of Borrowing shall be delivered to the Agent before 11:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing.  Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice.  The Agent will transmit by telecopy such Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Revolving Loan Lender promptly upon receipt by the Agent and any event prior to the close of business on the date the Agent receives such notice.  Each such Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.

(c)                                  Disbursements of Revolving Loan Proceeds.  No later than 1:00 p.m. on the date specified in the applicable Notice of Borrowing, each Revolving Loan Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Revolving Loan to be made by such Revolving Loan Lender.  With respect to Revolving Loans to be made after the Effective Date, unless the Agent shall have been notified by any Revolving Loan Lender prior to the specified date of borrowing that such Revolving Loan Lender does not intend to make available to the Agent the Revolving Loan to be made by such Revolving Loan Lender on such date, the Agent may assume that such Revolving Loan Lender will make the proceeds of such Revolving Loan available to the Agent on the date of the requested borrowing as set forth in the applicable Notice of Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Revolving Loan Lender.  Subject to satisfaction of the applicable conditions set forth in Article VI. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Borrowing.

Section 2.2.                                Term Loans.

(a)                                 Generally.  Subject to the terms and conditions hereof, on the Effective Date, each Term Loan Lender severally and not jointly agrees to make Term Loans to the Borrower in an aggregate principal amount equal to the amount of such Term Loan Lender’s Term Loan Commitment.  Any amount of the Terms Loans that is repaid may not be re-borrowed.

(b)                                 Requesting Term Loans.  The Borrower shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of the borrowing of Term Loans.  Such Notice of Borrowing shall be delivered to the Agent before 11:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing.  Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice.  The Agent will transmit by telecopy such Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Term Loan Lender promptly upon receipt by the Agent and in any event prior to the close of business on the date the Agent receives such notice.  Each such Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.  For the avoidance of doubt, the Term Loan shall, subject to the terms of this Agreement, be fully disbursed on the Effective Date.

(c)                                  Disbursements of Term Loan Proceeds.  On the Effective Date, each Term Loan Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Term Loan to be made by such Term Loan Lender.  Agent may assume that each Term Loan Lender will make the proceeds of such Term Loans available to the Agent on the Effective Date and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Term Loan to be provided by such Term Loan Lender. Subject to the satisfaction of the applicable conditions set forth in Article VI. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on the Effective Date and at the account specified by Borrower.

Section 2.3.                                Swingline Loans.

(a)                                 Swingline Loans.  Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Revolving Loan Termination Date, the Swingline Lender agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment.  If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Agent for the account of the Swingline Lender the amount of such excess.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.  Notwithstanding anything to the contrary contained in this Section 2.3., the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any other Revolving Loan Lender is a Defaulting Lender, unless the Swingline Lender is satisfied that the participation therein will otherwise be fully allocated to Revolving Loan Lenders that are Non-Defaulting Lenders consistent with Section 3.11.(c) and the Revolving Loan Lender that is the Defaulting Lender shall not participate therein, except to the extent the Swingline Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swingline Lender in its good faith determination to eliminate the Swingline Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.

(b)                                 Procedure for Borrowing Swingline Loans.  The Borrower shall give the Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan.  Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 1:00 p.m. on the proposed date of such borrowing.  Any such notice given telephonically shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice.  On the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article VI. for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing not later than 4:00 p.m. on such date.

(c)                                  Interest.  Swingline Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans that are Revolving Loans.  Interest payable on Swingline Loans is solely for the account of the Swingline Lender.  All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5. with respect to interest on Base Rate Loans (except as the Swingline

Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d)                                 Swingline Loan Amounts, Etc.  Each Swingline Loan shall be in the minimum amount of $500,000 and integral multiples of $100,000 or such other minimum amounts agreed to by the Swingline Lender and the Borrower.  Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender prior written notice thereof no later than 10:00 a.m. on the date of such prepayment.  The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e)                                  Repayment and Participations of Swingline Loans.  The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender and in any event, within 5 Business Days after the date such Swingline Loan was made.  Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Revolving Loan Termination Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing).  In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf for such purpose), request a borrowing of Base Rate Loans from the Revolving Loan Lenders in an amount equal to the principal balance of such Swingline Loan.  The amount limitations of Section 3.5.(a) shall not apply to any borrowing of Base Rate Loans made pursuant to this subsection.  The Swingline Lender shall give notice to the Agent of any such borrowing of Base Rate Loans not later than 12:00 noon on the proposed date of such borrowing and the Agent shall give notice of such borrowing to the Revolving Loan Lenders by 1:00 p.m. on such date.  No later than 2:00 p.m. on such date, each Revolving Loan Lender will make available to the Agent at the Principal Office for the account of Swingline Lender, in immediately available funds, the proceeds of the Base Rate Loan to be made by such Revolving Loan Lender.  The Agent shall pay the proceeds of such Base Rate Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan.  At the time each Swingline Loan is made, each Revolving Loan Lender shall automatically (and without any further notice or action) be deemed to have purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Loan Lender’s Revolving Loan Commitment Percentage in such Swingline Loan.  If the Revolving Loan Lenders are prohibited from making Loans required to be made under this subsection for any reason, including without limitation, the occurrence of any Default or Event of Default described in Section 11.1.(f) or 11.1.(g), upon notice from the Agent or the Swingline Lender, each Revolving Loan Lender severally agrees to pay to the Agent for the account of the Swingline Lender in respect of such participation the amount of such Revolving Loan Lender’s Revolving Loan Commitment Percentage of each outstanding Swingline Loan.  If such amount is not in fact made available to the Agent by any Revolving Loan Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Loan Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate.  If such Revolving Loan Lender does not pay such amount forthwith upon demand therefor by the Agent or the Swingline Lender, and until such time as such Revolving Loan Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Revolving Loan Lenders to purchase a participation therein).  Further, such Revolving Loan Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Revolving Loan Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).  A Revolving Loan Lender’s obligation to make payments in respect of a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Revolving Loan Lender or any other Person may have or claim against the Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including, without limitation, any of the Defaults or Events of Default described in Sections 11.1.(f) or 11.1.(g)) or the termination of any Revolving Loan Lender’s Revolving Loan Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Agent, any Lender or the Borrower or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.4.                                Letters of Credit.

(a)                                 Letters of Credit.  Subject to the terms and conditions of this Agreement, the Issuing Lender, on behalf of the Revolving Loan Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Revolving Loan Termination Date one or more letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount.  The existing letters of credit listed on Schedule 2.4(a) issued by KeyBank in its capacity as “Agent” under the Existing Credit Agreement (the “Prior Agent”) shall be deemed to be Letters of Credit issued hereunder and the Prior Agent and the Revolving Loan Lenders shall have the same rights and obligations with respect to such Letters of Credit as the Issuing Lender and Revolving Loan Lenders would have if such Letters of Credit had been issued after the date hereof.  Notwithstanding anything to the contrary contained in this Section 2.4., the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Revolving Loan Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Loan Lenders that are not Non-Defaulting Lenders consistent with Section 3.11.(c) and such Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in it good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.

(b)                                 Terms of Letters of Credit.  At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Lender and the Borrower.  Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance or (ii) the Revolving Loan Termination Date; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Lender but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Revolving Loan Termination Date; provided further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration of not more than one year beyond the Revolving Loan Termination Date so long as (x) the Borrower delivers to the Issuing Lender no later than 30 days prior to the Revolving Loan Termination Date cash collateral for such Letter of Credit for deposit into the Collateral Account in an amount equal to the Stated Amount of such Letter of Credit.

(c)                                  Requests for Issuance of Letters of Credit.  The Borrower shall give the Issuing Lender written notice (or telephonic notice promptly confirmed in writing) at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Stated Amount, (ii) the beneficiary, and (iii) the expiration date.  The Borrower shall also execute and deliver such customary letter of credit application forms as may reasonably be requested from time to time by the Issuing Lender and are consistent with the term set forth herein.  Provided the Borrower has given the notice prescribed by the first sentence of this subsection and subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article VI., the Issuing Lender shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary.  Upon the written request of the Borrower, the Issuing Lender shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof.  To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)                                 Reimbursement Obligations.  Upon receipt by the Issuing Lender from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Agent of the amount to be paid by the Issuing Lender as a result of such demand and the date on which payment is to be made by the Issuing Lender to such beneficiary in respect of such demand; provided, however, the Issuing Lender’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation.  The Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the Issuing Lender for the amount of each demand for payment under such Letter of Credit not later than the date on which payment is to be made by the Issuing Lender to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection).  Upon receipt by the Issuing Lender of any payment in respect of any Reimbursement Obligation, the Issuing Lender shall promptly pay to each Revolving Loan Lender that has acquired a participation therein under the second sentence of Section 2.4.(i) such Revolving Loan Lender’s Revolving Loan Commitment Percentage of such payment.

(e)                                  Manner of Reimbursement.  Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Agent and the Issuing Lender whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuing Lender for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement.  If the Borrower fails to so advise the Agent and the Issuing Lender, or if the Borrower fails to reimburse the Issuing Lender for a demand for payment under a Letter of Credit by the date of such payment and provide evidence thereof to Agent, then (i) if the applicable conditions contained in Article VI. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and Agent shall give each Revolving Loan Lender prompt notice of the amount of the Revolving Loan to be made available to the Issuing Lender not later than 1:00 p.m. and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply.  The limitations of Section 3.5.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f)                                   Effect of Letters of Credit on Revolving Loan Commitments.  Upon the issuance of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Loan Commitment of each Revolving Loan Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Revolving Loan Lender’s Revolving Loan Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)                                  Issuing Lender’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations.  In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing Lender shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit.  The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, neither the Issuing Lender nor any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or the Lenders.  None of the above shall affect, impair or prevent the vesting of any of the Issuing Lender’s rights or powers hereunder.  Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Issuing Lender or any Lender any liability to the Borrower or any Lender.  In this regard, the obligation of the Borrower to reimburse the Issuing Lender for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances:  (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Lender, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Lender, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations.  Notwithstanding anything to the contrary contained in this Section or Section 13.9., but not in limitation of the Borrower’s unconditional obligation to reimburse the Issuing Lender for any drawing made under a Letter of Credit as provided in this Section, the Borrower shall have no obligation to indemnify the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender or a Lender to the extent such liability arises out of the gross negligence or willful misconduct of the Issuing Lender or a Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Issuing Lender or any Lender with respect to any Letter of Credit.

(h)                                 Amendments, Etc.  The issuance by the Issuing Lender of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Revolving Loan Lenders shall have consented thereto.  In connection with any such amendment, supplement or other modification, the Borrower shall pay the Fees, if any, payable under the last sentence of Section 3.6.(b).

(i)                                     Revolving Loan Lenders’ Participation in Letters of Credit.  Immediately upon the issuance by the Issuing Lender of any Letter of Credit each Revolving Loan Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Loan Lender’s Revolving Loan Commitment Percentage of the liability of the Issuing Lender with respect to such Letter of Credit, and each Revolving Loan Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Lender to pay and discharge when due, such Revolving Loan Lender’s Revolving Loan Commitment Percentage of the Issuing Lender’s liability under such Letter of Credit.  In addition, upon the making of each payment by a Revolving Loan Lender to the Issuing Lender in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Revolving Loan Lender shall, automatically and without any further action on the part of the Issuing Lender or such Revolving Loan Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Lender by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Revolving Loan Lender’s Revolving Loan Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Lender pursuant to the fourth and last sentences of Section 3.6.(b)).

(j)                                    Payment Obligation of Revolving Loan Lenders.  Each Revolving Loan Lender severally agrees to pay to the Issuing Lender on demand in immediately available funds in Dollars the amount of such Revolving Loan Lender’s Revolving Loan Commitment Percentage of each drawing paid by the Issuing Lender under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.4.(d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Loan Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Revolving Loan Lender’s Revolving Loan Commitment Percentage of such drawing.  If the notice referenced in the second sentence of Section 2.4.(e) is received by a Revolving Loan Lender not later than 11:00 a.m., then such Revolving Loan Lender shall make such payment available to the Agent for the benefit of the Issuing Lender not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Agent for the benefit of the Issuing Lender not later than 1:00 p.m. on the next succeeding Business Day.  Each such Revolving Loan Lender’s obligation to make such payments to the Issuing Lender under this subsection, and the Issuing Lender’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Loan Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1.(f) or 11.1.(g) or (iv) the termination of the Revolving Loan Commitments.  Each such payment to the Issuing Lender shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)                                 Information to Lenders.  The Issuing Lender shall periodically deliver to the Revolving Loan Lenders information setting forth the Stated Amount of all outstanding Letters of Credit.  Other than as set forth in this subsection and the obligations set forth in this section with respect to notices to the Agent, the Issuing Lender shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder.  The failure of the Issuing Lender to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.4.(j).

Section 2.5.                                Rates and Payment of Interest on Loans.

(a)                                 Rates.  The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)                                     during such periods as such Revolving Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin for such Loans;

(ii)                                  during such periods as such Revolving Loan is a LIBOR Loan, at Adjusted LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin for such Loans;

(iii)                               during such periods as such Term Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin for such Loans; and

(iv)                              during such periods as such Term Loan is a LIBOR Loan, at Adjusted LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin for such Loans;

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)                                 Payment of Interest.  Accrued and unpaid interest on each Loan shall be payable in the case of both Base Rate Loans and LIBOR Loans, monthly in arrears on the first day of each calendar month and upon the Revolving Loan Termination Date with respect to Revolving Loans, the Term Loan Termination Date with respect to Term Loans, or any earlier date on which Loans are due and payable in full, whether by acceleration or otherwise.  Interest payable at the Post Default Rate shall be payable from time to time on demand.  Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower.  All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.6.                                Number of Interest Periods.

There may be no more than 10 different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.7.                                Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Loan Termination Date, subject to any earlier dates on which mandatory principal payments may be required under Section 2.8(b).  The

Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term Loans on the Term Loan Termination Date, subject to any earlier dates on which mandatory principal payments may be required under Section 2.8(b).

Section 2.8.                                Prepayments.

(a)                                 Optional.  Subject to Section 5.4., the Borrower may prepay any Loan at any time without premium or penalty.  The Borrower shall give the Agent at least one Business Day’s prior written notice of the prepayment of any Revolving Loan.  The Borrower shall give the Agent, no later than 10:00 a.m., Cleveland time, at least three (3) Business Days’ (or such shorter period as the Agent may agree) prior written notice of any prepayment of the Term Loan pursuant to this Section 2.8., in each case specifying the proposed date of payment of the Term Loan and the principal amount to be paid.

(b)                                 Mandatory.

(i)                                     Outstandings In Excess of Revolving Loan Commitments.  If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans, exceeds the aggregate amount of the Revolving Loan Commitments in effect at such time, the Borrower shall immediately pay to the Agent for the accounts of the Revolving Loan Lenders the amount of such excess; and

(ii)                                  Outstandings in Excess of Limits.  If at any time the aggregate outstanding principal balance of all Unsecured Indebtedness of the Parent, the Borrower and their respective Subsidiaries (including, without limitation the outstanding principal balance of the Loans, together with the aggregate amount of all Letter of Credit Liabilities), would cause a Default or Event of Default under Section 10.1. (g) or (h), then the Borrower shall, within five (5) Business Days of the Agent’s demand, pay the amount of such excess, at its choice, either to reduce such Unsecured Indebtedness or to the Agent for the account of the Lenders for application first to the Revolving Loans and Letter of Credit Liabilities and second to the Term Loans.  All payments under this Section shall be applied to pay all amounts of principal outstanding on the Loans (as applicable) and any Reimbursement Obligations pro rata in accordance with Section 3.2. and if any Letters of Credit are outstanding at such time the remainder, if any, shall be deposited into the Collateral Account for application to any Reimbursement Obligations.  If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 5.4.

Section 2.9.                                Continuation.

So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation.  Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Agent shall notify each applicable Lender by telecopy, or other similar form of transmission, of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, or if a Default or Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.10.        Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if a Default or Event of Default shall exist.  Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan.  Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans.  Promptly after receipt of a Notice of Conversion, the Agent shall notify each applicable Lender by telecopy, or other similar form of transmission, of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11.        Notes.

(a)           Revolving Note.  If requested by any Revolving Loan Lender, the Revolving Loans made by such Revolving Loan Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit H (each a “Revolving Note”), payable to the order of such Revolving Loan Lender in a principal amount equal to the amount of its Revolving Loan Commitment as originally in effect and otherwise duly completed.

(b)           Term Loan Note.  If requested by any Term Loan Lender, the Term Loans made by such Term Loan Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit I (each a “Term Loan Note”), payable to the order of such Term Loan Lender in a principal amount equal to the amount of its Term Loan Commitment as originally in effect and otherwise duly completed.

(c)           Records.  The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower, absent manifest error; provided, however, that the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents.

(d)           Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

(e)           No Novation.  There shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the indebtedness evidenced by the accounts, records, “Revolving Notes” or “Swingline Note”, as applicable, as defined in the Existing Credit Agreement, which indebtedness under such Revolving Notes is instead allocated among the Revolving Loan Lenders as of the date hereof in accordance with their respective Revolving Loan Commitment Percentages and indebtedness under such Swingline Note is instead allocated to the Swingline Lender as of the date hereof and evidenced by the Swingline Note, or of the indebtedness evidenced by the accounts, records or “Term Loan Notes,” as applicable, as defined in the Existing Term Loan Agreement, which indebtedness is instead allocated among the Term Loan Lenders as of the date hereof in accordance with their respective Term Loan Commitment Percentages.  On the Effective Date, the Revolving Loan Lenders and Term Loan Lenders shall make adjustments among themselves so that the outstanding Revolving Loans and Term Loans, respectively, are consistent with their Revolving Loan Commitment Percentages and Term Loan Commitment Percentages, respectively.

Section 2.12.        Voluntary Reductions of the Revolving Loan Commitment.

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Loan Commitments (for which purpose use of the Revolving Loan Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans) at any time and from time to time without penalty or premium upon not less than three (3) Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent; provided, however, if the Borrower seeks to reduce the aggregate amount of the Revolving Loan Commitments below $100,000,000, then the Revolving Loan Commitments shall all automatically and permanently be reduced to zero.  The Agent will promptly transmit such notice to each Revolving Loan Lender.  The Revolving Loan Commitments, once terminated or reduced may not be increased or reinstated.

Section 2.13.        Extension of Term Loan Termination Date and Revolving Loan Termination Date.

(a)           The Borrower shall have the right, exercisable one time, to extend the Term Loan Termination Date by six (6) months to January 1, 2020.  The Borrower may exercise such right only by executing and delivering to the Agent at least 90 days prior to the current Term Loan Termination Date, a written request for such extension (a “Term Loan Extension Request”).  The Agent shall forward to each Term Loan Lender a copy of the Term Loan Extension Request delivered to the Agent promptly upon receipt thereof.  Subject to satisfaction of the following conditions, the Term Loan Termination Date shall be extended for six (6) months to January 1, 2020:  (i) at the time of such notice, immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (ii) the Borrower shall have paid the Fees payable under Section 3.6.(c).

(b)           (i) The Borrower shall have the right, exercisable one time, to extend the Revolving Loan Termination Date by six (6) months to January 1, 2019.  The Borrower may exercise such right only by executing and delivering to the Agent at least 90 days prior to the current Revolving Loan Termination Date, a written request for such extension (a “Revolving Loan Extension Request”).  The Agent shall forward to each Revolving Loan Lender a copy of the Revolving Loan Extension Request delivered to the Agent promptly upon receipt thereof.  Subject to satisfaction of the following conditions, the Revolving Loan Termination Date shall be extended for six (6) months to January 1, 2019:  (A) at the time of such notice, immediately prior to such extension and immediately after giving effect thereto, (1) no Default or Event of Default shall exist and (2) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (B) the Borrower shall have paid the Fees payable under Section 3.6.(c).

(ii)           In the event that the Revolving Loan Termination Date has been extended as provided in Section 2.13.(b)(i), the Borrower shall have the right, exercisable one time, to extend the Revolving Loan Termination Date by six (6) months to July 1, 2019.  The Borrower may exercise such right only by executing and delivering to the Agent at least 90 days prior to the current Revolving Loan Termination Date, a Revolving Loan Extension Request.  The Agent shall forward to each Revolving Loan Lender a copy of the Revolving Loan Extension Request delivered to the Agent promptly upon receipt thereof.  Subject to satisfaction of the following conditions, the Revolving Loan Termination Date shall be extended for six (6) months to July 1, 2019:  (A) at the time of such notice, immediately prior to such extension and immediately after giving effect thereto, (1) no Default or Event of Default shall exist and (2) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (B) the Borrower shall have paid the Fees payable under Section 3.6.(c).

Section 2.14.        Expiration or Maturity Date of Letters of Credit Past Revolving Loan Termination Date.

If on the date the Revolving Loan Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder with respect to which the Borrower has not complied with the conditions set forth in the second proviso of the second sentence of Section 2.4.(b) the Borrower shall, on such date, pay to the Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Collateral Account.

Section 2.15.        Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Revolving Loan Lender shall be required to make a Revolving Loan or to purchase a participation in a Swingline Loan or Letter of Credit, the Issuing Lender shall not be required to issue a Letter of Credit and no reduction of the Revolving Loan Commitments pursuant to Section 2.12. shall take effect, if immediately after the making of such Revolving Loan or purchase of such participation, the issuance of such Letter of Credit or such reduction in the Revolving Loan Commitments, the aggregate amount of all outstanding Revolving Loans and Letter of Credit Liabilities would exceed the aggregate amount of Revolving Loan Commitments.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan and the Issuing Lender shall not be required to issue a Letter of Credit and no reduction of the Revolving Loan Commitments pursuant to Section 2.12. shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Revolving Loan Commitments, the aggregate principal amount of all Unsecured Indebtedness of the Parent, the Borrower and their respective Subsidiaries (including, without limitation, outstanding Loans together with the aggregate amount of all Letter of Credit Liabilities) would cause a Default or Event of Default under Section 10.1.(g) or (h).

Section 2.16.        Increase of Commitments.

The Borrower shall have the right at any time and from time to time during the term of this Agreement to request increases in the aggregate amount of the Revolving Loan Commitments (provided that after giving effect to any increases in the Revolving Loan Commitments pursuant to this Section, the aggregate amount of the Revolving Loan

Commitments may not exceed $750,000,000) and/or increases in the aggregate amount of the Term Loan Commitments (provided that after giving effect to any increases in the Term Loan Commitments pursuant to this Section, the aggregate amount of the Term Loan Commitments may not exceed $400,000,000) by providing written notice to the Agent.  Each such increase in a Commitment must be in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof.  No Lender shall be required to increase its Commitment and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee.  If a new Revolving Loan Lender becomes a party to this Agreement, or if any existing Revolving Loan Lender agrees to increase its Revolving Loan Commitment, such Revolving Loan Lender shall on the date it becomes a Revolving Loan Lender hereunder (or increases its Revolving Loan Commitment, in the case of an existing Revolving Loan Lender) (and as a condition thereto) purchase from the other Revolving Loan Lenders its Revolving Loan Commitment Percentage (as determined after giving effect to the increase of Revolving Loan Commitments) of any outstanding Revolving Loans, by making available to the Agent for the account of such other Revolving Loan Lenders at the Principal Office, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Revolving Loan Lender plus (B) the aggregate amount of payments previously made by the other Revolving Loan Lenders under Section 2.3.(e) and Section 2.4.(j) which have not been repaid plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans.  The Borrower shall pay to the Revolving Loan Lenders amounts payable, if any, to such Revolving Loan Lenders under Section 5.4. as a result of the prepayment of any such Revolving Loans.  If a new Term Loan Lender becomes a party to this Agreement in order to provide such additional Term Loan Commitment, or if any existing Term Loan Lender agrees to increase its Term Loan Commitment, such Term Loan Lender shall on the date it becomes a Term Loan Lender hereunder (or increases its Term Loan Commitment, in the case of an existing Term Loan Lender) make Term Loans to the Borrower in an aggregate principal amount equal to such new Term Loan Lender’s Term Loan Commitment (or the amount of the increase in its Term Loan Commitment, in the case of an existing Term Loan Lender), by making available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, in an aggregate principal amount equal to such new Term Loan Lender’s Term Loan Commitment (or the amount of the increase in its Term Loan Commitment, in the case of an existing Term Loan Lender).  Subject to the satisfaction of the conditions set forth in this Section 2.16. and Section 6.2., the Agent will make the proceeds of such borrowing available to the Borrower at the account specified by Borrower.  No increase of the Commitments may be effected under this Section if (x) a Default or Event of Default shall be in existence on the effective date of such increase (and if the Term Loan Commitments are being increased, no Default or Event of Default would arise after giving pro forma effect to such increase) or (y) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document to which any such Loan Party is a party is not (or would not be) true or correct in all material respects on the effective date of such increase (except for representations or warranties which expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents).  In connection with any increase in the aggregate amount of the Commitments pursuant to this subsection, (a) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request and (b) the Borrower shall, if requested by the affected Lender, make appropriate arrangements so that each new Lender, and any existing

Lender increasing its Commitment, receives a new or replacement Note, as appropriate, in the amount of such Lender’s Commitment within 2 Business Days of the effectiveness of the applicable increase in the aggregate amount of Commitments.  Each of the parties hereto hereby agrees that, upon the effectiveness of any increase of Commitments under this Section 2.16., the Agent may (without the consent of any Lender) amend this Agreement to the extent (but only to the extent) necessary to reflect the increase of Commitments.

ARTICLE III.   PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1.           Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Subject to Section 11.4., the Borrower may, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 5:00 p.m. on the date of receipt.  If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2.           Pro Rata Treatment.

(a)           Generally.  Except to the extent otherwise provided herein:  (a) each borrowing from the Revolving Loan Lenders under Section 2.1.(a), 2.3.(e) and 2.4.(e) shall be made from the Revolving Loan Lenders, each payment of the Fees under Section 3.6.(a), the first sentence of Section 3.6.(b) and Section 3.6.(c)(ii) shall be made for the account of the Revolving Loan Lenders, and each termination or reduction of the amount of the Revolving Loan Commitments under Section 2.12. shall be applied to the respective Revolving Loan Commitments of the Revolving Loan Lenders, pro rata according to the amounts of their respective Revolving Loan Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Revolving Loan Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Loan Lenders pro rata in accordance with their respective Revolving Loan Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Loan Lenders pro rata in accordance with their respective Revolving Loan Commitments; (c) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Revolving

Loan Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Revolving Loan Lenders; (d) the making, Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 5.5.) shall be made pro rata among the Revolving Loan Lenders according to the amounts of their respective Revolving Loan Commitments (in the case of making of Revolving Loans) or their respective Revolving Loans (in the case of Conversions and Continuations of Revolving Loans) and the then current Interest Period for each Revolving Loan Lender’s portion of each Revolving Loan of such Type shall be coterminous; (e) the Revolving Loan Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4., shall be pro rata in accordance with their respective Revolving Loan Commitments; (f) the Revolving Loan Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.3., shall be pro rata in accordance with their respective Revolving Loan Commitments; (g) each payment of the Fees under Section 3.6.(b)(i) shall be made for the account of the Term Loan Lenders pro rata according to the amount of their respective Term Loan Commitments; (h) each borrowing from the Term Loan Lenders under Section 2.2.(b) shall be made from the Term Loan Lenders, pro rata according to the amounts of their respective Term Loan Commitments; (i) each payment or prepayment of principal of Term Loans by the Borrower shall be made for the account of the Term Loan Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Term Loans the outstanding principal amount of Term Loans shall not be held by the Term Loan Lenders pro rata in accordance with their respective Term Loan Commitments in effect at the time such Term Loans were made, then such payment shall be applied to the Term Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Term Loans being held by the Term Loan Lenders pro rata in accordance with their respective Term Loan Commitments; (j) each payment of interest on Term Loans by the Borrower shall be made for the account of the Term Loan Lenders pro rata in accordance with the amounts of interest on such Term Loans then due and payable to the respective Term Loan Lenders; and (k) the making, Conversion and Continuation of Term Loans of a particular Type (other than Conversions provided for by Section 5.5.) shall be made pro rata among the Term Loan Lenders according to the amounts of their respective Term Loan Commitments (in the case of making of the Term Loans) or their respective Term Loans (in the case of Conversions and Continuations of Term Loans) and the then current Interest Period for each Term Loan Lender’s portion of each Term Loan of such Type shall be coterminous.  All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Revolving Loan Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.3.(e), in which case such payments shall be pro rata in accordance with such participating interests).

(b)           Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Section 3.2., if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with Section 3.11.(d).

Section 3.3.           Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or a Loan Party through the exercise of any right of set off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2. or Section 11.4., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 11.4., as applicable.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.           Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.           Minimum Amounts.

(a)           Borrowings and Conversions.  Except as otherwise provided in Sections 2.3.(e) and 2.4.(e), each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof.  Each borrowing and each Conversion of LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)           Prepayments.  Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof (or, if less, the aggregate principal amount of Revolving Loans or Term Loans, as applicable, then outstanding).

(c)           Reductions of Revolving Loan Commitments.  Each reduction of the Revolving Loan Commitments under Section 2.12. shall be in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof.

(d)           Letters of Credit.  The initial Stated Amount of each Letter of Credit shall be at least $100,000 or such lesser amount as is acceptable to the Issuing Lender.

Section 3.6.           Fees.

(a)           Unused Fee; Facility Fee.  (i) During the period from the Effective Date to but excluding the Revolving Loan Termination Date, the Borrower agrees to pay to the Agent for the account of the Revolving Loan Lenders that are Non-Defaulting Lenders an unused facility fee (the “Unused Fee”) with respect to the average daily difference between (i) the aggregate principal amount of all outstanding Revolving Loans plus the aggregate amount of all Letter of Credit Liabilities and (ii) the aggregate amount of the Revolving Loan Commitments (the “Unused Amount”).  Such fee shall be computed by multiplying the Unused Amount with respect to such quarter by the corresponding per annum rate set forth below:

Unused Amount	Unused Fee
Greater than 50% of the aggregate amount of Revolving Loan Commitments	0.25%
Less than or equal to 50% of the aggregate amount of Revolving Loan Commitments	0.15%

Such fee shall be payable in arrears on the last day of each March, June, September or December of each calendar year.  Any such accrued and unpaid fee shall also be payable on the Revolving Loan Termination Date or any earlier date of termination of the Revolving Loan Commitments or reduction of the Revolving Loan Commitments to zero.

(ii)           From and after the date that Administrative Agent receives written notice from Borrower that Parent or Borrower has an Investment Grade Rating from a Rating Agency and that Borrower has elected to use such Investment Grade Rating as the basis for the Applicable Margin, the fee payable pursuant to Section 3.6.(a)(i) shall no longer accrue (but any accrued fee shall be payable as provided in Section 3.6.(a)(i)), and from and thereafter, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Loan Lenders in accordance with their respective Revolving Loan Commitment Percentages a facility fee (the “Facility Fee”) calculated at the rate per annum set forth below based upon the applicable Credit Rating Level on the aggregate actual daily amount of the Revolving Loan Commitment:

Credit Rating Level	Facility Fee Rate
Credit Rating Level 1	0.125%
Credit Rating Level 2	0.15%
Credit Rating Level 3	0.20%
Credit Rating Level 4	0.20%
Credit Rating Level 5	0.25%

Such fee shall be calculated for each day and shall be payable in arrears on the last day of each March, June, September and December of each calendar year.  Any such accrued but unpaid fee shall also be payable on the Revolving Loan Termination Date or any earlier date of termination of the Revolving Loan Commitments or reduction of the Revolving Loan Commitments to zero.  Such fee shall be determined by reference to the Credit Rating Level in effect from time to time; provided, however, that no change in the rate of such fee resulting from a change in the Credit

Rating Level shall be effective until three (3) Business Days after the date on which the Administrative Agent receives written notice of a change pursuant to Section 9.4.(o) or receives written notice from the applicable Rating Agency of a change in such Credit Rating Level, or otherwise confirms such change through information made publicly available by such Rating Agency.

(b)           Letter of Credit Fees.  The Borrower agrees to pay to the Agent for the account of the Revolving Loan Lenders that are Non-Defaulting Lenders a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans that are Revolving Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) through and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full.  Notwithstanding the foregoing, during the continuance of an Event of Default, the foregoing Letter of Credit fees shall be payable at a rate equal to the amount as calculated pursuant to the preceding sentence plus two percent (2%).  The fees provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears on (i) the last day of March, June, September and December in each year, (ii) the Revolving Loan Termination Date, (iii) the date the Revolving Loan Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Issuing Lender.  In addition, the Borrower shall pay to the Issuing Lender for its own account and not the account of any Revolving Loan Lender, an issuance fee in respect of each Letter of Credit equal to the greater of (i) $1,500 or (ii) one eighth of one percent (0.125%) per annum on the initial Stated Amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (A) through and including the date such Letter of Credit expires or is terminated or (B) to but excluding the date such Letter of Credit is drawn in full.  The fees provided for in the immediately preceding sentence shall be nonrefundable and payable upon issuance.  The Borrower shall pay directly to the Issuing Lender from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Issuing Lender from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

(c)           Extension Fee.  (i) If the Borrower exercises its right to extend the Term Loan Termination Date in accordance with Section 2.13.(a), the Borrower agrees to pay to the Agent for the account of each Term Loan Lender a fee equal to seven and one-half (7.5) basis points (0.075%) of the amount of such Term Loan Lender’s Term Loan Commitment at the time of such extension.  Such fee shall be due and payable in full on the date such extension of the Term Loan Termination Date is set to begin and as a condition to such extension.

(ii)           If the Borrower exercises its right to extend the Revolving Loan Termination Date in accordance with Section 2.13.(b), the Borrower agrees to pay to the Agent for the account of each Revolving Loan Lender a fee equal to seven and one-half (7.5) basis points (0.075%) of the amount of each such Revolving Loan Lender’s Revolving Loan Commitment (whether or not utilized) at the time of each such extension.  Such fee shall be due and payable in full on the date such extension of the Revolving Loan Termination Date is set to begin and as a condition to such extension.

(d)           Administrative and Other Fees.  The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to in writing by the Borrower and the Agent from time to time.

Section 3.7.           Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed; provided, however, interest on LIBOR Loans shall be computed on the basis of a year of 360 days and the actual number of day elapsed.

Section 3.8.           Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section 3.9.           Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.5.(a)(i), (ii), (iii) and (iv) and in Section 2.3.(c) and, if applicable, interest at the Post Default Rate as provided in this Agreement.  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, unused fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10.        Statements of Account.

The Agent will account to the Borrower monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon Borrower absent manifest error.  The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.11.        Defaulting Lenders.

(a)           Generally.  If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Requisite Revolving Loan Lenders, the Requisite Lenders or all of the Lenders, shall be suspended during the pendency of such failure or refusal.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be paid applied as set forth in Section 3.11.(d).

(b)           Purchase or Cancellation of Defaulting Lender’s Commitment.  Any Non-Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Commitment.  Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than 2 (two) Business Days and not later than 5 (five) Business Days after such Defaulting Lender became a Defaulting Lender.  If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment in proportion to the Commitments of the other Lenders exercising such right.  If after such 5th (fifth) Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(d) for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents.  Upon the termination of such Defaulting Lender’s Commitment, the Borrower may, at its option but subject to first obtaining Agent’s prior written approval, which may be granted in its sole discretion, notwithstanding the provisions in Section 3.2., make a payment to the Defaulting Lender in an amount equal to the principal balance of the Loans outstanding, accrued interest and other fees owed by the Borrower to the Defaulting Lender.  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  Upon any such purchase or assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance

Agreement.  The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender.  Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to Section 3.11.(d).  Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrower.  There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

(c)           Reallocation of Revolving Loan Commitment Percentage to Reduce Fronting Exposure.  During any period in which there is a Revolving Loan Lender that is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Swingline Loans or Letters of Credit pursuant to Section 2.3.(e) and Section 2.4.(i) shall be reallocated among the Revolving Loan Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Loan Commitment Percentages (computed without giving effect to the Revolving Loan Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in Sections 6.1. and 6.2, are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at that time), (iii) the representations and warranties set forth in Article VII hereof shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and (iv) the aggregate obligation of each Revolving Loan Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (A) the Revolving Loan Commitment of that Non-Defaulting Lender minus (B) the sum of (1) the aggregate outstanding principal amount of the Revolving Loans of that Revolving Loan Lender plus (2) such Revolving Loan Lender’s pro rata portion in accordance with its Revolving Loan Commitment of (x) outstanding Swingline Loans and (y) outstanding Letter of Credit Liabilities.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to Section 13.3.), shall be applied at such time or times as may be determined by the Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swingline Lender hereunder; third, if so determined by the Issuing Lender or requested by the Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; sixth, to the payment of any amounts owing to the Agent, the Lenders, the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Agent, any Lender, the Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Loans or funded participations in Swingline Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Loans or funded participations in Swingline Loans or Letters of Credit were made at a time when the conditions set forth in Sections 6.1. and 6.2., as applicable, were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Swingline Loans or Letters of Credit owed to, all Revolving Loan Lenders that are Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Revolving Loan Lenders pro rata in accordance with their Revolving Loan Commitment Percentages without regard to Section 3.11.(c), prior to being applied to the payment of any Revolving Loans of, or funded participations in Swingline Loans or Letters of Credit owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 3.11.(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(e)           Cash Collateral for Letters of Credit and Swingline Loans.  Within five (5) Business Days of demand by the Issuing Lender or the Swingline Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender and the Swingline Lender, as applicable, cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender and/or the Swingline Lender (after giving effect to Sections 2.3.(a), 2.4.(a) and 3.11.(c)) on terms satisfactory to the Issuing Lender and/or Swingline Lender in its good faith determination (and such cash collateral shall be in Dollars).  Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender and/or the Swingline Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Loan Commitments of outstanding Letter of Credit Liabilities or Swingline Loans.  Moneys in the Collateral Account deposited pursuant to this section shall be applied by the Agent to reimburse the Issuing Lender and/or the Swingline Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Loan Commitments of any funding obligation with respect to a Swingline Loan or Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(f)            Prepayment of Swingline Loans.  Within one (1) Business Day of demand by the Swingline Lender or the Agent from time to time, the Borrower shall prepay Swingline Loans in an amount of all Fronting Exposure with respect to the Swingline Lender (after giving effect to Sections 2.3.(a) and 3.11.(c)).

(g)           Certain Fees.

(i)            Each Revolving Loan Lender that is a Defaulting Lender shall not be entitled to receive any Unused Fee or Facility Fee pursuant to Section 3.6.(a) for any period during which that Lender is a Defaulting Lender.

(ii)           Each Revolving Loan Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to Section 3.6.(b) for any period during which that Lender is a Defaulting Lender.

(iii)          With respect to any Unused Fee, Facility Fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Revolving Loan Lender that is a Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 3.11.(c), (y) pay to the Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(h)           Defaulting Lender Cure.  If the Borrower, the Agent, the Issuing Lender and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Revolving Loan Lenders in accordance with their Revolving Loan Commitments (without giving effect to Section 3.11.(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 3.12.        Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.12.) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.12.) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(d)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.5.(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(e)           Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section

3.12., the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)          an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(III)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)         to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.12. (including by the payment of additional amounts pursuant to this Section 3.12.), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.12. with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(h)           Survival.  Each party’s obligations under this Section 3.12. shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)            Right to Replace Lender.  If (x) a Lender requests compensation pursuant to this Section 3.12. or Section 5.1. and the Requisite Lenders are not also doing the same, (y) a Lender’s obligations with respect to LIBOR Loans are suspended pursuant to Section 5.1.(b) or Section 5.3. and the obligations of the Requisite Lenders are not also suspended or (z) in connection with any proposed amendment, modification, termination, waiver or consent which requires the approval of each Lender under Section 13.6.(b), and with respect to which approvals from the Requisite Lenders have been obtained, a Lender that has not given, or been deemed to have given, its approval of such matter, then, so long as there does not then exist any Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(d) for a purchase price to be agreed on by the Affected Lender and the Eligible Assignee, but not in excess of the par value thereof.  Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this subsection, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  The exercise by the Borrower of its rights under this subsection shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders.  The terms of this subsection shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Section 3.12., Section 5.1. or Section 5.4., as applicable, with respect to periods up to the date of replacement.

ARTICLE IV.   UNENCUMBERED POOL PROPERTIES

Section 4.1.           Eligibility of Properties.

(a)           As of the Agreement Date, the Lenders have approved for inclusion in calculations of the covenants set forth in Sections 10.1.(g) - (i) the Properties identified on Schedule 4.1., and such Properties shall become the Initial Unencumbered Pool Properties.

(b)           If, after the Agreement Date, the Borrower desires that the Lenders include any additional Property in calculations of the covenants set forth in Sections 10.1.(g) — (i), the Borrower shall so notify the Agent in writing.  No Property will be evaluated by the Lenders unless it is an Eligible Unencumbered Pool Property, and unless and until the Borrower delivers to the Agent the following, in form and substance reasonably satisfactory to the Agent:

(i)            a description of such Property, such description to include the age, location, size and Occupancy Rate of such Property;

(ii)           an operating statement and a rent roll for such Property for the two prior fiscal years, for the current fiscal year through the fiscal quarter most recently ending and for the current fiscal quarter, certified by a representative of the Borrower to such representative’s knowledge as being true and correct in all material respects provided that (x) with respect to any period such Property was not owned by a Loan Party, such information shall only be required to be delivered to the extent reasonably available to the Borrower and (y) if such Property has not been in operation for two years, the Borrower shall provide such projections and other information concerning the anticipated operation of such Property as the Agent may reasonably request;

(iii)          an operating budget for such Property with respect to the current and immediately following fiscal years;

(iv)          a budget for capital expenditures for the immediately following 12-month period; and

(v)           such other information the Agent may reasonably request in order to evaluate such Property.

(c)           If, after receipt and review of the foregoing, unless Agent has reasonably determined that the additional Property does not satisfy the requirements to be an Eligible Unencumbered Pool Property, the Agent will notify the Borrower and each Lender within 10 Business Days after receipt of all of the above items that it is prepared to proceed with the acceptance of such Property as an Unencumbered Pool Property.  If the Agent has determined that the additional Property does not satisfy the requirements to be an Eligible Unencumbered Pool Property and therefore that addition of such Property to the Unencumbered Pool requires Requisite Lender approval, the Agent shall so notify the Borrower and the Lenders and shall forward to the Lenders all documents and information submitted by Borrower with respect to such additional Property.  In such event each Lender shall notify the Agent whether it approves of the designation of such Property as an Eligible Unencumbered Pool Property, notwithstanding such non-compliance, within 10 Business Days of receipt of such notice and all such documents and information.  If a Lender shall fail to so notify the Agent, then such Lender shall be deemed to have approved of such Property as an Eligible Unencumbered Pool Property.  Upon approval of such Property as an Eligible Unencumbered Pool Property by the Agent, or, if required, by Requisite Lenders, and upon execution and delivery of all of the documents required to be provided under Section 4.2., such Property shall become an Eligible Unencumbered Pool Property.

Section 4.2.           Conditions Precedent to a Property Becoming an Eligible Unencumbered Pool Property.

No Property shall become an Eligible Unencumbered Pool Property until the Borrower shall have caused to be executed and delivered to the Agent all documents and instruments required to be so executed and delivered under Section 4.1., the Agent, or, if required, the Requisite Lenders shall have approved of such Property as provided in such Section, and the Borrower shall have caused to be executed and delivered to the Agent the following instruments, documents and agreements in respect of such Property, each to be in form and substance reasonably satisfactory to the Agent:

(a)           if such Property is owned by a Subsidiary that is not already a Guarantor or any Subsidiary which owns an interest therein is liable with respect to Unsecured Indebtedness and such Subsidiaries are not exempted from being a Guarantor pursuant to Section 4.3.(b), (i) an Accession Agreement executed by such Subsidiary, (ii) all of the items that would have been required to be delivered to the Agent under Section 6.1.(iv) through (vii) had such Subsidiary been a Loan Party on the Effective Date, and (iii) if such Property is an Unencumbered Controlled Pool Property, evidence reasonably satisfactory to Agent that the requirements of this Agreement with respect thereto have been satisfied;

(b)           A Compliance Certificate calculated after giving effect to the inclusion of such Property as an Eligible Unencumbered Pool Property; and

(c)           such other due diligence materials, instruments, documents and certificates as the Agent may reasonably request.

Section 4.3.           Release of Guarantors and Unencumbered Pool Properties; Additional Guarantors.

(a)           (i)            From time to time the Borrower may request, upon not less than five (5) Business Days prior written notice to the Agent (or such shorter period as the Agent may agree in its sole discretion), that the Subsidiary owning an Unencumbered Pool Property be released from the Guaranty, or that any Unencumbered Pool Property be released in whole or in part from the Unencumbered Pool, which release (the “Release”) shall be effected by the Agent if all of the following conditions are satisfied as of the date of such Release:

(ii)           no Default or Event of Default has occurred and is then continuing or would occur or exist immediately after giving effect to such Release;

(iii)          the Borrower shall have delivered a Compliance Certificate showing pro forma compliance with the covenants set forth in Section 10.1. giving effect to such Release;

(iv)          [Reserved]; and

(v)           the outstanding aggregate principal balance of all Unsecured Indebtedness of the Parent, the Borrower and their respective Subsidiaries (including, without limitation, the Loans together with the aggregate amount of all Letter of Credit Liabilities), will not cause a Default or Event of Default under Sections 10.1.(g) - (j) after giving effect to such Release and the elimination of the related Unencumbered Pool Property or portion thereof and any prepayment to be made and/or the acceptance of any new Unencumbered Pool Property pursuant to Section 4.1. which is to be given concurrently therewith as an additional or replacement Unencumbered Pool Property.

Notwithstanding the foregoing, the Agent shall not be obligated to release any such Subsidiary from the Guaranty if such Subsidiary owns any other Unencumbered Pool Properties that are not being so released from the Unencumbered Pool.

(b)           Upon receipt by the Administrative Agent of written notice from Borrower that Borrower or Parent has received an Investment Grade Rating from a Rating Agency (the “Investment Grade Rating Event”), and provided that no Default or Event of Default exists or would arise as a result thereof, Administrative Agent shall release any Subsidiary from the Guaranty upon receipt by Administrative Agent of a certificate from an officer of the Borrower certifying that such Subsidiary has not created, incurred, acquired, assumed, or suffered to exist and is not otherwise liable (whether as a borrower, co-borrower, guarantor or otherwise) with respect to any Recourse Indebtedness (or simultaneously with the release hereunder will be released from liability with respect to such Recourse Indebtedness).  Nothing in this Section 4.3. shall authorize the release of Parent from the Springing Guaranty.

(c)           Notwithstanding the foregoing, (i) if at any time prior to the occurrence of the Investment Grade Rating Event any Subsidiary of Borrower directly or indirectly owning any interest in a Borrowing Base Subsidiary shall have created, incurred, acquired, assumed, suffered to exist or is or becomes otherwise liable with respect to any Unsecured Indebtedness, whether as a borrower, co-borrower, guarantor, or otherwise, or (ii) commencing upon the occurrence of the Investment Grade Rating Event and continuing thereafter, any Subsidiary of Borrower shall create, incur, acquire, assume, suffer to exist or is or becomes otherwise liable with respect to any Recourse Indebtedness, whether as a borrower, co-borrower, guarantor or otherwise, then in either case Borrower shall simultaneously cause such Subsidiary to become a Guarantor and to deliver to Agent an Accession Agreement and the other documents required by Section 4.2. to be delivered with respect to a new Guarantor.

In connection with any such release, Agent shall promptly execute and deliver to Borrower, at Borrower’s expense, all documents that Borrower shall reasonably request to evidence such release.

Section 4.4.           Frequency of Calculations of Unencumbered Pool Value and the Unsecured Debt Interest Coverage Ratio.

Initially, the Unencumbered Pool Value and the Unsecured Debt Interest Coverage Ratio shall be the amount set forth as such in the Compliance Certificate delivered under Section 6.1.  Thereafter, the Unencumbered Pool Value and the Unsecured Debt Interest Coverage Ratio shall be the amount set forth as such in the Compliance Certificate delivered from time to time under Section 4.3.(a), 4.5. or 9.4.(g).  Any increase in the Unencumbered Pool Value and the Unsecured Debt Interest Coverage Ratio shall become effective as of the next determination of the Unencumbered Pool Value and the Unsecured Debt Interest Coverage Ratio as provided in this Section, provided that as of such date of determination the applicable Compliance Certificate substantiates such increase.

Section 4.5.           Removal of Ineligible Property.

Upon any asset ceasing to qualify to be included as an Unencumbered Pool Property in the calculation of the Unencumbered Pool Value and the Unsecured Debt Interest Coverage Ratio, such asset shall no longer be included in the calculation of the Unencumbered Pool Value and the Unsecured Debt Interest Coverage Ratio.  Within five (5) Business Days after the Borrower becomes aware of any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default will arise as a result of such disqualification after the Borrower has the opportunity to cure any such Default of Event of Default in accordance with the last paragraph of Section 11.1., and a calculation of the Unencumbered Pool Value and Net Operating Income attributable to such asset.  Simultaneously with the delivery of the items required above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate and calculation of Unencumbered Pool Value and Unsecured Debt Interest Coverage Ratio demonstrating, after giving effect to such removal or disqualification and any reduction of the Loans in accordance with Section 11.1., compliance with the covenants contained in Section 10.1.

ARTICLE V.   YIELD PROTECTION, ETC.

Section 5.1.           Additional Costs; Capital Adequacy.

(a)           Additional Costs.  The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any Loans or its obligation to make any Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital or liquidity in respect of its Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that:  (i) changes the basis of taxation (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes) of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitment; or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of Adjusted LIBOR for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (but subject to the terms of Section 3.12.) (taking into consideration such Lender’s policies with respect to capital adequacy).

(b)           Lender’s Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).

(c)           Additional Costs in Respect of Letters of Credit.  Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any reserve, special deposit, capital adequacy, liquidity or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Issuing Lender of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing Lender or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Agent or such Lender, the Borrower shall pay promptly, and in any event within 3 Business Days of demand, to the Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Agent or a Lender, such additional amounts as shall be sufficient to compensate the Agent or such Lender for such increased costs or reductions in amount.

(d)           Notification and Determination of Additional Costs.  Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Agent); provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 5.1.(d) for any Additional Costs incurred more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Regulatory Change giving rise to such Additional Costs, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such Additional Costs is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).  The Agent or such Lender agrees to furnish to the Borrower (and in the case of a Lender, to the Agent) a certificate setting forth in reasonable detail the basis and amount of each request by the Agent or such Lender for compensation under this Section.  Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 5.2.           Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of Adjusted LIBOR for any Interest Period:

(a)           the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or

(b)           the Agent reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section 5.3.           Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).

Section 5.4.           Compensation.

The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a)           any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)           any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article VI. to be satisfied) to borrow a LIBOR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.  Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 5.5.           Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(b) or 5.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(b) or 5.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1. or 5.3. that gave rise to such Conversion no longer exist:

(a)           to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b)           all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 5.1. or 5.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Revolving Loans or Term Loans held by the applicable Lenders holding such LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Revolving Loan Commitments and Term Loan Commitments, as applicable.

Section 5.6.           Change of Lending Office.

Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12., 5.1. or 5.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion.

Section 5.7.           Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article V. shall be made as though such Lender had actually funded  LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article V.

ARTICLE VI.   CONDITIONS PRECEDENT

Section 6.1.           Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the following conditions precedent:

(a)           The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(i)            counterparts of this Agreement executed by each of the parties hereto;

(ii)           Revolving Notes and Term Loan Notes executed by the Borrower, payable to each applicable Lender requesting a Revolving Note or Term Loan Note and complying with the applicable provisions of Section 2.11., and the Swingline Note executed by the Borrower;

(iii)          the Guaranty executed by KRG Magellan, each Subsidiary that owns or leases an Initial Unencumbered Pool Property and any Subsidiary which is otherwise required to be a Guarantor pursuant to Section 4.3., if any, as of the Effective Date, and the Springing Guaranty executed by the Parent;

(iv)          the articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of the Borrower and each other Loan Party certified by the Secretary of State of the state of formation of such Loan Party or a certification from the Secretary of the Parent that there have been no changes to such organizational instrument since the date such organizational instrument was previously provided to the Agent;

(v)           a certificate of good standing or certificate of similar meaning with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of the state in which such Loan Party has its principal place of business;

(vi)          a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, and the officers of the Borrower then authorized to deliver Notices of Borrowing, Notices of Swingline Borrowings, Notices of Continuation and Notices of Conversion and to request the issuance of Letters of Credit;

(vii)         copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (i) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity or a certification from the Secretary of the Parent that there have been no changes to such documents since the date such document was previously provided to the Agent and (ii) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(viii)        an opinion of counsel to the Loan Parties, addressed to the Agent, the Lenders and the Swingline Lender, in form reasonably satisfactory to the Agent;

(ix)          the Fees then due and payable under Section 3.6., and any other Fees payable to the Agent and the Lenders on or prior to the Effective Date to the extent such Fees have been invoiced prior to the Effective Date;

(x)           a Compliance Certificate calculated as of the Effective Date (using unaudited pro forma consolidated figures as of March 31, 2014 after giving effect to the merger of Inland Diversified with and into KRG Magellan and giving pro forma effect to the financing evidenced by this Agreement and the use of the proceeds of the Loans to be funded on the Agreement Date);

(xi)          [Reserved];

(xii)         closing of the merger of Inland Diversified into KRG Magellan;

(xiii)        if applicable, a disbursement statement setting forth in reasonable detail the application of the initial Loans being funded on the Effective Date;

(xiv)        evidence that any lenders under the Existing Credit Agreement and the Existing Term Loan Agreement that are not becoming or continuing (as applicable) as Lenders hereunder have agreed to accept repayment of all amounts due them under the Existing Credit Agreement and the Existing Term Loan Agreement and terminate their commitments thereunder, as applicable;

(xv)         evidence of the release of Parent from any guaranty, including, without limitation, the guaranty in favor of The Huntington National Bank with respect to the Parkside Town Commons project; and

(xvi)        such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request.

(b)           In the good faith judgment of the Agent and the Lenders:

(i)            there shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent, the Borrower and its other Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)           no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iii)          the Parent, the Borrower and its other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party or the ability of the Agent to exercise its remedies hereunder.

Section 6.2.           Conditions Precedent to All Loans and Letters of Credit.

The obligations of the Lenders to make any Loans, of the Issuing Lender to issue any Letters of Credit, and of the Swingline Lender to make any Swingline Loan are all subject to the further condition precedent that:  (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.  Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).  In addition, if such Credit Event is the making of a Loan or the issuance of a Letter of Credit, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made or Letter of Credit issued that all conditions to the occurrence of such Credit Event contained in Article VI. have been satisfied.

ARTICLE VII.   REPRESENTATIONS AND WARRANTIES

Section 7.1.           Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, the Borrower represents and warrants to the Agent and each Lender as follows:

(a)           Organization; Power; Qualification.  Each of the Parent, the Borrower, the other Loan Parties and each other Subsidiary is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)           Ownership Structure.  As of the Agreement Date, Part I of Schedule 7.1.(b) is a complete and correct list of all Subsidiaries of the Parent setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests.  Except as disclosed in such Schedule, as of the Agreement Date (i) each of the Parent and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens and other than Liens on Equity Interests of Subsidiaries of Borrower that do not directly or indirectly own interests in Unencumbered Pool Properties), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.  As of the Agreement Date Part II of Schedule 7.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c)           Authorization of Agreement, Etc.  The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder.  Each Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents to which any Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)           Compliance of Loan Documents with Laws, Etc.  The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any material indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party (other than a Permitted Lien).

(e)           Compliance with Law; Governmental Approvals.  Each Loan Party and Borrowing Base Subsidiary is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating to such Loan Party and Borrowing Base Subsidiary except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)            Title to Properties; Liens.  As of the Agreement Date, Part I of Schedule 7.1.(f) is a complete and correct listing of all of the real property owned or leased by the Parent, the Borrower and each other Subsidiary.  Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective material assets except for minor defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the Property subject thereto or interfere with its ability to conduct business as currently conducted or to utilize such Properties and assets for their intended purposes.  As of the Effective Date, there will be no Liens against any assets of the Parent, the Borrower or any other Loan Party except for Permitted Liens.

(g)           Existing Indebtedness.  Schedule 7.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness of the Parent and its Subsidiaries (other than Indebtedness owing to a Loan Party from the Parent, the Borrower or any of their respective Subsidiaries or owing by a Loan Party to another Loan Party), including without limitation, Guarantees of the Parent and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness.

(h)           Material Contracts.  Each of the Parent and its Subsidiaries that is a party to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default attributable to Parent or its Subsidiaries, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default attributable to Parent or its Subsidiaries, exists with respect to any such Material Contract, except for any such noncompliance, default or event of default which could not reasonably be expected to have a Material Adverse Effect.

(i)            Litigation.  Except as set forth on Schedule 7.1.(i), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting the Parent or any of its Subsidiaries or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(j)            Taxes.  All federal and, to the Borrower’s knowledge, all state and other material tax returns of the Parent and its Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, and, to the Borrower’s knowledge, all state and other material taxes, assessments and other governmental charges or levies upon the Parent and its Subsidiaries and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 8.6.  As of the Agreement Date, none of the United States income tax returns of the Parent or any of its Subsidiaries is under audit.  All charges, accruals and reserves on the books of the Parent and each of its Subsidiaries and each other Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)           Financial Statements.  The Parent has furnished to each Lender copies of the consolidated balance sheet of the Parent and its consolidated Subsidiaries as of March 31, 2014, and the consolidated statement of operations of the Parent and its consolidated Subsidiaries for the year ended December 31, 2013 and for the three-month period ended March 31, 2014, and a pro forma consolidated balance sheet and statement of operations of the Parent and its consolidated Subsidiaries, after giving effect to the merger with Inland Diversified, as of March 31, 2014.  Such financial statements (including in each case related schedules and notes) present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).

(l)            No Material Adverse Change.  Since March 31, 2014, there has been no material adverse change in the business, assets, liabilities, financial condition, results of operations, or business of the Parent and its Subsidiaries or the Borrower and its Subsidiaries, in each case, taken as a whole.  As of the Agreement Date and after giving effect to the transactions contemplated by this Agreement, including all Loans made or to be made hereunder, the Borrower is Solvent and the Loan Parties (taken as a whole) are Solvent.

(m)          ERISA.  Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect.  As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code by a member of the ERISA Group or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(n)           Not Plan Assets; No Prohibited Transaction.  None of the assets of the Parent, the Borrower or any Subsidiary constitutes “plan assets” within the meaning of ERISA or the Internal Revenue Code.  The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(o)           Absence of Defaults.  None of the Parent, the Borrower or any other Subsidiary is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case:  (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by the Parent, the Borrower or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which the Parent, the Borrower or any other Subsidiary is a party or by which the Parent, the Borrower or any other Subsidiary or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)           Environmental Laws.  Each of the Parent, the Borrower and its other Subsidiaries has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect.  Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, (i) neither the Parent or the Borrower is aware of, and has received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Parent, the Borrower or any of its other Subsidiaries, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge, threatened, against the Parent, the Borrower or any of its other Subsidiaries relating in any way to Environmental Laws.

(q)           Investment Company.  None of the Parent, the Borrower or any other Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)            Margin Stock.  None of the Parent, the Borrower or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s)            Affiliate Transactions.  Except pursuant to terms that would satisfy the requirements set forth in Section 10.10., or otherwise be permitted by Section 10.10., none of the Parent, the Borrower or any other Subsidiary is a party to any transaction with an Affiliate.

(t)            Intellectual Property.  Each of the Parent, the Borrower and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict as of the Agreement Date with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person, the effect of which conflict could reasonably be expected to have a Material Adverse Effect.  The Parent, the Borrower and each other Subsidiary have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property.

(u)           Business.  As of the Agreement Date, the Parent, the Borrower and the other Subsidiaries are engaged predominantly in the business of developing, constructing, acquiring, owning and operating neighborhood and community shopping centers, together with other business activities incidental thereto.

(v)           Broker’s Fees.  Except as contemplated by any fee arrangements with the Arrangers or their affiliates, no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower or any of its other Subsidiaries ancillary to the transactions contemplated hereby.

(w)          Accuracy and Completeness of Information.  No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower or any other Subsidiary in connection with or relating in any way to this Agreement, when taken together with all other written information furnished, contained any untrue statement of a fact material to the creditworthiness of the Parent, the Borrower or any other Subsidiary or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading.  All financial statements (including in each case all related schedules and notes) furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower or any other Subsidiary in connection with or relating in any way to this Agreement, present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments).  All financial projections and other forward looking statements prepared by or on behalf of the Parent, the Borrower or any other Subsidiary that have been or may hereafter be made available to the Agent or any Lender were or will be, at the time made, prepared in good faith based on reasonable assumptions.

(x)           REIT Status.  The Parent has operated, and intends to continue to operate, in a manner so as to permit it to qualify as a REIT.  The Parent has elected to be treated as a REIT.

(y)           Unencumbered Pool Properties.  Each of the Unencumbered Pool Properties (other any Unencumbered Pool Property approved pursuant to clause (c) of the definition of “Unencumbered Pool”) satisfies all of the requirements contained in the definition of “Eligible Unencumbered Pool Property”.  Each of the Unencumbered Pool Property Controlled Subsidiaries satisfies the requirements of this Agreement to be an Unencumbered Pool Property Controlled Subsidiary.

(z)           OFAC.  None of the Borrower, the Guarantors or any of their Subsidiaries (i) is, or will take any action that would cause it to be, a Person included on the Specially Designated and Blocked Persons list maintained by OFAC or similar restricted party list maintained by the U.S. Government pursuant to Sanctions Laws and Regulations (any such Person, a “Designated Person”) or (ii) is engaged (or will engage) in any dealings or transactions with any such Designated Persons to the extent prohibited by applicable Sanctions Laws and Regulations.

(aa)         Anti-Corruption.  Neither any Loan Party nor any Subsidiary, director or officer of a Loan Party or, to the knowledge of any Loan Party, any Affiliate, agent or employee of a Loan Party, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction.

Section 7.2.           Survival of Representations and Warranties, Etc.

All statements contained in any Loan Document delivered by or on behalf of the Parent, the Borrower or any other Subsidiary to the Agent or any Lender shall constitute representations and warranties made by the Borrower in favor of the Agent and the Lenders under this Agreement.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VIII.   AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.6., the Borrower shall comply with the following covenants:

Section 8.1.           Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.6., the Borrower shall, and shall cause Parent and each Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 8.2.           Compliance with Applicable Law and Material Contracts.

The Borrower shall, and shall cause Parent and each Subsidiary to, comply with (a) all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all Material Contracts to which it is a party, to the extent any noncompliance could reasonably be expected to have a Material Adverse Effect.

Section 8.3.           Maintenance of Property.

The Borrower shall, and shall cause Parent and each Subsidiary to, (a) protect and preserve all of its respective properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear and casualty events excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except in the cases of clauses (a) and (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.4.           Conduct of Business.

The Borrower shall, and shall cause Parent and each Subsidiary to, carry on, their respective businesses as described in Section 7.1.(u) and any line of business ancillary or reasonably related thereto.

Section 8.5.           Insurance.

The Borrower shall, and shall cause Parent and each Subsidiary to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses and owning similar properties in the same general area in which the Borrower or the relevant Subsidiary operates or as may be required by Applicable Law, and from time to time deliver to the Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.  Not in limitation of the foregoing, the Borrower shall, and shall cause each other Loan Party to, maintain such insurance with respect to each Unencumbered Pool Property.

Section 8.6.           Payment of Taxes and Claims.

The Borrower shall, and shall cause Parent and each Subsidiary to, pay and discharge (a) prior to delinquency all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) by not later than 30 days past due all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, could reasonably be expected to become a Lien on any properties of such Person that is not a Permitted Lien; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend any foreclosure, sale or forfeiture and for which adequate reserves have been established on the books of the Parent, the Borrower or such Subsidiary, as applicable, in accordance with GAAP.

Section 8.7.           Visits and Inspections.

The Borrower shall, and shall cause Parent and each Subsidiary to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless a Default or Event of Default shall exist, in which case the exercise by the Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to:  (a) visit and inspect all properties of the Parent, the Borrower or such Subsidiary to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance (as to its independent accountants and employees , in the presence of an officer of the Borrower if an Event of Default does not then exist provided that an officer is made available after reasonable prior notice).  If requested by the Agent, the Borrower shall, and shall cause the Parent to, execute an authorization letter addressed to their accountants authorizing the Agent or any Lender to discuss the financial affairs of the Parent, the Borrower and any other Subsidiary with their accountants.

Section 8.8.           Use of Proceeds; Letters of Credit.

The Borrower shall use the proceeds of the Loans and the Letters of Credit for general corporate purposes only or to refinance the Indebtedness under the Existing Credit Agreement.  No part of the proceeds of any Loan or Letter of Credit will be used for the purpose of buying or carrying “margin stock” within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 8.9.           Environmental Matters.

The Borrower shall, and shall cause the Parent and all of the Subsidiaries to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  If the Parent, the Borrower, or any other Subsidiary shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Parent, the Borrower or any other Subsidiary alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof.  The Borrower shall, and shall cause the Parent and the Subsidiaries to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws other than a Permitted Environmental Lien on a property which is not an Unencumbered Pool Property.

Section 8.10.        Books and Records.

The Borrower shall, and shall cause the Parent and each Subsidiary to, maintain books and records pertaining to its respective business operations in which full, true and correct entries are made in accordance with GAAP.

Section 8.11.        Further Assurances.

The Borrower shall, and shall cause the Parent and the Subsidiaries to, at their cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates consistent with the existing terms and conditions of the Loan Documents, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.12.        REIT Status.

The Borrower shall cause the Parent to maintain its status as a REIT and to not revoke its election to be treated as a REIT.

Section 8.13.        Exchange Listing.

The Borrower shall cause the Parent to maintain at least one class of common Equity Interest of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations in the over the counter market as reported by the National Association of Securities Dealers Automated Quotation System.

Section 8.14.        Preservation of Right to Pledge Properties in the Unencumbered Pool.

The Parent, the Borrower, each other Loan Party and each Borrowing Base Subsidiary shall each take such actions as are necessary to preserve its right and ability to pledge its interest in the Unencumbered Pool Properties to the Agent without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of the Loan Parties or any of their respective Subsidiaries.  Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this Section 8.14, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit a Loan Party’s or Borrowing Base Subsidiary’s ability to pledge assets as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if assets are pledged in the future as security for Indebtedness of such Loan Party, such Borrowing Base Subsidiary or any of their Subsidiaries.

Section 8.15.        Sanctions Laws and Regulations.

(a)           The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial  sanctions under applicable Sanctions Laws and Regulations, or (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement.

(b)           None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations.

ARTICLE IX.   INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6., the Borrower shall furnish to the Agent at its Lending Office (and the Agent shall promptly thereafter post for review by the Lenders):

Section 9.1.           Quarterly Financial Statements.

Beginning with the fiscal quarter ending on September 30, 2014, as soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first, second and third fiscal quarters of the Borrower), the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity, cash flows and Funds from Operations of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year end audit adjustments).

Section 9.2.           Year End Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 95 days after the end of each fiscal year of the Parent), the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity, cash flows and Funds from Operations of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent, the Borrower and its other Subsidiaries as at the date thereof and the results of operations for such period and (b) accompanied by the report thereon (other than the statement of Funds from Operations) of Ernst & Young LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Agent, whose report shall be unqualified.

Section 9.3.           Compliance Certificate.

At the time financial statements are furnished pursuant to Sections 9.1. and 9.2., a certificate substantially in the form of Exhibit J (a “Compliance Certificate”) executed by the chief financial officer of the Parent:  (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrower was in compliance with the covenants contained in Sections 10.1. and 10.2. (including, without limitation, calculations of the Unencumbered Pool Value and the Unsecured Debt Interest Coverage Ratio and a list of Unencumbered Pool Properties) and (b) stating that, to his or her knowledge, information and belief after reasonable due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure.  Unencumbered Pool Properties that were disposed of during such period or which are then excluded from calculations of the covenants in Section 10.1 shall be excluded from determinations of the Unencumbered Property Pool Value and Unsecured Debt Interest Coverage Ratio and the covenants in Sections 10.1.(i) and (j).

Section 9.4.           Other Information.

(a)           Management Reports.  Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Parent or its Board of Trustees by its independent public accountants;

(b)           Securities Filings.  Within 5 Business Days of the filing thereof, if requested by Agent or any other Lender, copies of all registration statements (excluding the exhibits thereto (unless requested by the Agent) and any registration statements on Form S 8 or its equivalent), reports on Forms 10 K, 10 Q and 8 K (or their equivalents) and all other periodic reports which the Parent, the Borrower, or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c)           Shareholder Information.  Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and, if requested by Agent or any other Lender, promptly upon the issuance thereof copies of all press releases issued by the Parent, the Borrower or any other Subsidiary;

(d)           Quarterly Operating Summaries.  At the time financial statements are furnished pursuant to Sections 9.1. and 9.2., an operating summary with respect to each Unencumbered Pool Property for the fiscal quarter most recently ended, including without limitation, a quarterly and year-to-date statement of total revenues, expenses, net operating income and an occupancy status report together with a current rent roll for each such Property;

(e)           Quarterly Property Schedules.  At the time financial statements are furnished pursuant to Sections 9.1. and 9.2., a schedule of all Properties owned or leased by the Parent, the Borrower and each other Subsidiary of the Parent as of the fiscal quarter most recently ended, and the applicable Net Operating Income and Occupancy Rate of each such Property;

(f)            Development Property Updates.  At the time financial statements are furnished pursuant to Sections 9.1. and 9.2., a schedule of all Properties of the Parent, the Borrower and each other Subsidiary which are under development as of the fiscal quarter most recently ended, setting forth for each such Property its percentage of completion, the percentage preleased, the estimated completion date, the total amount of development funded and the status of such development against the development budget;

(g)           Reserved.;

(h)           Litigation.  To the extent the Parent, the Borrower or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Parent, the Borrower or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Parent, the Borrower or any of its Subsidiaries are being audited;

(i)            Change of Management or Financial Condition.  Prompt notice of any change in the chief executive officer, chief financial officer, chief operating officer or President of the Parent or the Borrower (to the extent not reported on Form 8 K) and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower or any other Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect;

(j)            Default.  Notice of the occurrence of any of the following promptly upon a Responsible Officer of the Parent obtaining knowledge thereof:  (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Parent, the Borrower or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound if the same has had or could reasonably be expected to have a Material Adverse Effect;

(k)           Judgments.  Prompt notice of any order, judgment or decree in excess of $20,000,000 having been entered against the Parent, the Borrower or any other Subsidiary of any of their respective properties or assets;

(l)            Notice of Violations of Law.  Prompt notice if the Parent, the Borrower or any other Subsidiary shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

(m)          Reserved;

(n)           ERISA.  If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) or any other event which Borrower or the ERISA Group could be liable for under ERISA Section 4062(e) or 4063 (a “Reportable Event”) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in “reorganization”, or is “insolvent” (within the meaning of ERISA) or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement, and of which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;

(o)           Credit Rating.  Promptly upon becoming aware thereof, notice of a change in the Credit Rating given by a Rating Agency or any announcement that any rating is “under review” or that such rating has been placed on a watch list or that any similar action has been taken by a Rating Agency;

(p)           Other Information.  From time to time and promptly upon each request, such data, certificates, reports, statements, budgets, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower or any of its other Subsidiaries as the Agent or any Lender may reasonably request (including any information as shall be necessary for such Lender to comply with applicable law, including, without limitation, applicable “know your customer” and anti-money laundering rules and regulations); and

(q)           Springing Recourse Event.  Promptly upon becoming aware thereof, notice of a Springing Recourse Event.

ARTICLE X.   NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6., the Borrower shall, and shall cause the Parent to, comply with the following covenants, as applicable:

Section 10.1.        Financial Covenants.

The Borrower shall not permit:

(a)           Maximum Leverage Ratio.  The Leverage Ratio to exceed the ratio of 0.60 to 1.0 at any time.

(b)           Minimum Fixed Charge Coverage Ratio.  The ratio of (i) Adjusted EBITDA for the two (2) fiscal quarters of the Parent most recently ended to (ii) Fixed Charges for such period, to be less than 1.5 to 1.00 at any time.

(c)           Minimum Tangible Net Worth.  Tangible Net Worth at any time to be less than (i) $1,400,000,000 plus (ii) 75.0% of the Net Proceeds of all Equity Issuances effected by the Parent or any Subsidiary after the Agreement Date (other than Equity Issuances to the Parent or any Subsidiary).

(d)           Secured Recourse Indebtedness.  The ratio of (i) Secured Indebtedness that is Recourse Indebtedness to (ii) Total Asset Value to exceed .20 to 1.00 at any time on or prior to June 30, 2015, or to exceed .15 to 1.00 at any time thereafter.

(e)           Permitted Investments.  The Parent’s, Borrower’s, and their Subsidiaries’ investments in (i) Mortgage Notes Receivable (with each asset valued at the lower of its acquisition cost and its fair market value), to exceed, in the aggregate, ten percent (10%) of Total Asset Value; (ii) Unconsolidated Affiliates (valued at the greater of their aggregate cash investment in that entity or the portion of Total Asset Value attributable to such entity or its assets as the case may be) to exceed, in the aggregate, twenty percent (20%) of Total Asset Value; (iii) Unimproved Land (with each asset valued at its GAAP book value) to exceed, in the aggregate, ten percent (10%) of Total Asset Value; (iv) the Development Properties (with each asset valued at its GAAP book value and including the Borrower’s pro-rata share of the GAAP book value of Development Properties owned by Unconsolidated Affiliates) to exceed, in the aggregate, fifteen percent (15%) of Total Asset Value; (v) Marketable Securities (valued in accordance with GAAP) to exceed, in the aggregate, ten percent (10%) of Total Asset Value; or (vi) the aggregate of investments under Section 10.1.(e)(i), (iii), (iv) and (v) to exceed twenty-five percent (25%) of Total Asset Value.

(f)            Secured Indebtedness.  The ratio of (i) Secured Indebtedness of the Parent, the Borrower, or any Subsidiary of Parent, determined on a consolidated basis, to (ii) Total Asset Value to exceed .50 to 1.00 at any time on or prior to June 30, 2015, or to exceed .45 to 1.00 at any time thereafter.

(g)           Unsecured Leverage.  The ratio of (i) the aggregate Unsecured Indebtedness of the Parent, the Borrower, or any Subsidiary of Parent, determined on a consolidated basis, to (ii) Unencumbered Pool Value to exceed .625 to 1.00 at any time on or prior to June 30, 2015, or to exceed .60 to 1.00 at any time thereafter.

(h)           Unsecured Debt Interest Coverage Ratio.  The Unsecured Debt Interest Coverage Ratio to be less than 1.75 to 1.00 at any time.

(i)            Minimum Unencumbered Pool Properties.  The number of Unencumbered Pool Properties to be less than twenty (20) at any time.

(j)            Minimum Unencumbered Pool Value.  The aggregate Unencumbered Pool Value to be less than $650,000,000 at any time.

Section 10.2.        Restricted Payments.

The Borrower shall not, and shall not permit Parent or any of its Subsidiaries to, declare or make any Restricted Payment; provided, however, that the Parent and its Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default would result therefrom:

(a)           the Borrower and Parent may declare or make cash distributions to its shareholders in an aggregate amount for any period of four (4) consecutive fiscal quarters not to exceed the greater of (i) ninety-five percent (95%) of Parent’s Funds from Operations for the four fiscal quarters ending prior to the fiscal quarter in which such distribution is made, or (ii) the amount required to be distributed for the Parent to maintain its status as a REIT under the Internal Revenue Code;

(b)           the Parent may make cash distributions to its shareholders of (i) capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Internal Revenue Code and (ii) the amount necessary to avoid payment of taxes under Sections 857(b)(1) and 4981 of the Internal Revenue Code;

(c)           (i) a Subsidiary of Borrower that is not a Wholly Owned Subsidiary may make cash distributions to holders of Equity Interests issued by such Subsidiary and (ii) Parent, the Borrower or any Subsidiary may pay Restricted Payments to any minority equity holder of any  Subsidiary of Borrower that is not a Wholly Owned Subsidiary in order to purchase or redeem Equity Interests from such minority equity holder, so long as such investment is permitted pursuant to Section 10.4;

(d)           Subsidiaries may pay Restricted Payments to the Parent, the Borrower or any other Subsidiary;

(e)           share repurchases and redemptions to the extent permitted by Section 10.4(n) or Section 10.4(o);

(f)            the Parent may effect “cashless exercises” of share options or restricted shares granted under any equity incentive plan adopted by the Parent;

(g)           the Parent may distribute rights or equity securities under any rights plan adopted by the Borrower; and

(h)           the Parent may declare or make cash distributions (or effect stock splits or reverse stock splits) with respect to its equity securities payable solely in additional shares of its equity securities.

Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists, the Borrower and Parent may only declare or make cash distributions to its shareholders for any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Parent to maintain its status as a REIT under the Internal Revenue Code.  If an Event of Default specified in Section 11.1.(a) or (b), an Event of Default with respect to the Parent or the Borrower under Section 11.1.(f) or an Event of Default with respect to the Parent or the Borrower under Section 11.1.(g) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2.(a), the Borrower shall not, and shall not permit Parent or any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any other Subsidiary of the Borrower.

Section 10.3.        Indebtedness.

The Borrower shall not, and shall not permit the Parent or any Subsidiary to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.  No Guarantor (other than Parent) shall incur, assume or otherwise become obligated in respect of any Secured Indebtedness.

Section 10.4.        Investments Generally.

The Borrower shall not, and shall not permit the Parent or any Subsidiary to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:

(a)           Investments in Subsidiaries in existence on the Agreement Date and disclosed on Part I of Schedule 7.1.(b);

(b)           Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case immediately prior to such Investment, and after giving effect thereto, no Default or Event of Default is or would be in existence;

(c)           Investments of the type described in Section 7.1(u);

(d)           Investments in Cash Equivalents;

(e)           intercompany Indebtedness among (i) the Parent and the Borrower and (ii) the Borrower and its Wholly Owned Subsidiaries provided that such Indebtedness is permitted by the terms of Section 10.3.;

(f)            loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices;

(g)           demand deposits, certificates of deposit, bankers acceptances and domestic and eurodollar time deposits with any Lender, or any other commercial bank, trust company or national banking association incorporated under the laws of the United States or any State thereof;

(h)           short-term direct obligations of the United States of America or agencies thereof whose obligations are guaranteed by the United States of America;

(i)            securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States or any State thereof;

(j)            shares of “money market funds” registered with the Securities and Exchange Commission under the Investment Company Act of 1940;

(k)           Properties and all direct or indirect interests in Properties, now or hereafter owned, leased or held by the Parent, the Borrower or any Subsidiary;

(l)            equity investments in any Person and investments in mortgage and notes receivable reimbursement agreements (to the extent obligations are payable under such reimbursement agreements), including interest payments thereunder, of Parent, Borrower or any of their respective Subsidiaries in a Person;

(m)          Derivative Contracts made in connection with any Indebtedness;

(n)           repurchases of any common shares or other equity interests (or securities convertible into such interests) in the Parent which do not exceed, in any calendar year, (i) 10% of the aggregate outstanding common shares and other equity interests in the Parent as of the date hereof, in any combination, plus (ii) 10% of the aggregate of any additional common shares and other equity interests in the Parent issued after the date hereof, in any combination;

(o)           redemptions for cash or common shares of the Parent of units of limited partnership interest in the Borrower;

(p)           Capitalized Lease Obligations; and

(q)           any other Investment so long as immediately prior to making such Investment, and immediately thereafter and after giving effect thereto, (a) no Default or Event of Default is or would be in existence, (b) the Borrower and Parent are in compliance with Section 8.4, and (c) such Investment does not violate the limitations established in Section 10.1.(e).

Section 10.5.        Liens.

The Borrower shall not, and shall not permit the Parent or any Subsidiary to, create, assume, or incur any Lien upon (i) any of its properties, assets, income or profits of any character whether now owned or hereafter acquired (other than Permitted Liens) if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence or (ii) any Unencumbered Pool Property or any equity interest therein (other than Permitted Liens (but not Liens of the type described in clauses (f) and (g) of the definition of Permitted Liens or Permitted Environmental Liens)).

Section 10.6.        Merger, Consolidation, Sales of Assets and Other Arrangement.

The Borrower shall not, and shall not permit the Parent or any Subsidiary to:  (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of its business or assets, whether now owned or hereafter acquired; provided, however, that:

(a)           any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary that is not a Loan Party or a Borrowing Base Subsidiary so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(b)           the Parent, the Borrower and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(c)           any Subsidiary may merge or be consolidated into or with the Borrower;

(d)           a Person (other than the Borrower) may merge with and into a Loan Party so long as (i) such Loan Party is the survivor of such merger or the surviving entity becomes a Loan Party immediately upon the consummation thereof, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, (x) no Default or Event of Default is or would be in existence and (y) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents, (iii) such merger is completed as a result of negotiations with the approval of the board of directors or similar body of such Person and is not a so-called “hostile takeover”, and (iv) the Borrower shall have given the Agent at least 30 days’ (or such shorter period as may be approved by the Agent) prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (ii);

(e)           any two or more Subsidiaries may merge or be consolidated, provided that if any of such Subsidiaries is a Loan Party, a Loan Party shall be the survivor of such merger or the surviving entity shall become a Loan Party immediately upon the consummation thereof unless such Loan Party is released as a Guarantor or is not required to be a Guarantor in accordance with the terms of this Agreement;

(f)            a Subsidiary (other than the Borrower) may (i) merge or be consolidated with any other Person in a transaction in which such other Person shall be the surviving entity,

provided that if any of such Subsidiaries is a Loan Party, a Loan Party shall be the survivor of such merger or the surviving entity shall become a Loan Party immediately upon the consummation thereof unless such Loan Party is released as a Guarantor or is not required to be a Guarantor in accordance with the terms of this Agreement, or if any of such Subsidiaries is a Borrowing Base Subsidiary, such Borrowing Base Subsidiary shall be the survivor of such merger unless the Properties of such Subsidiary are removed from the Unencumbered Pool, (ii) be liquidated or dissolved, or (iii) sell, lease or otherwise dispose of all or substantially all of its Property, so long as, after giving effect to any such transaction, no Default or Event of Default shall then exist.  In the event that a Subsidiary shall engage in a transaction permitted by this Section 10.6.(f) (other than a lease of all or substantially all of its assets), then such Subsidiary shall be released by the Agent from liability under the Guaranty upon the satisfaction of the terms of Section 4.3.;

(g)           the Parent, the Borrower or any Subsidiary may sell, transfer or dispose of worn-out, obsolete or surplus personal property;

(h)           the Parent, the Borrower or any Subsidiary may sell, transfer, contribute, master lease or otherwise dispose of any Property in an arm’s length transaction (or, if the transaction involves an Affiliate of the Borrower, if the transaction complies with Section 10.10), including, without limitation, a disposition of Properties pursuant to a merger or consolidation, provided, however, that (i) the same would not result in a Default or Event of Default and (B) an Unencumbered Pool Property may not be sold, transferred or otherwise disposed of unless the removal thereof from the Unencumbered Pool is permitted under Section 4.3.;

(i)            the Parent, the Borrower and its Subsidiaries may exchange Property held by the Borrower or a Subsidiary for one or more Properties of any Person; provided, that the Board of Trustees or Capital Allocation Committee of the Borrower has determined in good faith that the fair market value of the assets received by the Borrower or any such Subsidiary are approximately equal to the fair market value of the assets exchanged by the Borrower or such Subsidiary; and

(j)            the Parent, the Borrower and each other Subsidiary may sell, contribute, transfer or dispose of assets among themselves.

Section 10.7.        Fiscal Year.

The Borrower shall not permit the Parent to change its fiscal year from that in effect as of the Agreement Date.

Section 10.8.        Modifications to Material Contracts.

The Borrower shall not, and shall not permit the Parent or any Subsidiary to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

Section 10.9.        Modifications of Organizational Documents.

The Borrower shall not, and shall not permit the Parent or any Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws,

operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) could reasonably be expected to have a Material Adverse Effect, or (b) if such agreements or documents relate to an Unencumbered Pool Property Controlled Subsidiary, would cause the Unencumbered Pool Property Controlled Subsidiary to no longer satisfy the requirements to be one.

Section 10.10.      Transactions with Affiliates.

The Borrower shall not, and shall not permit the Parent or any Subsidiary to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Wholly Owned Subsidiary), except (a) transactions in the ordinary course of the business of the Parent, the Borrower or any of their respective Subsidiaries and upon fair and reasonable terms which are no less favorable to the Parent, the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) transactions permitted by Section 10.2. and transactions permitted by Section 10.4., so long as such transaction under Section 10.4. (other than a transaction under Section 10.4(f)) (i) is with a Person that is not (A) an officer or director of Parent or Borrower or a related Person to one of such officers or directors, or (B) a Person (other than Parent) in which a director, officer, agent or employee (or a related Person to one of such Persons) owns an Equity Interest, and (c) transactions reasonably necessary or appropriate for Parent to maintain its status as an REIT, including transactions involving a Taxable REIT Subsidiary.

Section 10.11.      ERISA Exemptions.

The Parent and the Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 10.12.      Transfers of Interests in KRG Magellan.

The Borrower shall not, and shall not permit any Subsidiary to, sell, transfer, convey, dispose of, mortgage, pledge or assign any direct or indirect legal or beneficial interest in KRG Magellan, nor shall Borrower or any Subsidiary consent to or permit (a) the admission of any new member or other owner of KRG Magellan, other than the Borrower or a Wholly Owned Subsidiary of Borrower, (b) the creation of any new of interest in KRG Magellan unless issued to Borrower or a Wholly Owned Subsidiary of Borrower, (c) the issuance of any other equity interest in KRG Magellan other than to the Borrower or a Wholly Owned Subsidiary of Borrower, or (d) any other action that would result in the Borrower or a Wholly Owned Subsidiary of Borrower not, directly or indirectly, owning 100% of the legal and beneficial ownership interests of KRG Magellan.

Section 10.13.      Parent Ownership of Borrower.

The Borrower shall not permit the Parent to own less than a 51% legal and beneficial ownership interest in Borrower.

ARTICLE XI.   DEFAULT

Section 11.1.        Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)           Default in Payment of Principal.  The Borrower shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation.

(b)           Default in Payment of Interest and Other Obligations.  The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation due and owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 Business Days.

(c)           Default in Performance.  (i) The Borrower or the Parent shall fail to perform or observe any term, covenant, condition or agreement contained in Sections 9.4.(j), 9.4.(q) or in Article X. or (ii) any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Parent or such Loan Party obtains knowledge of such failure or (y) the date upon which the Parent has received written notice of such failure from the Agent.

(d)           Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of any Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e)           Indebtedness Cross Default; Derivatives Contracts.

(i)            The Borrower, the Parent, or any Subsidiary of Parent shall fail to pay when due and payable, within any applicable grace of cure period, the principal of, or interest on, any Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $40,000,000 (or $125,000,000 in the case of Nonrecourse Indebtedness) or more (“Material Indebtedness”) (provided that after an Investment Grade Rating Event and for so long thereafter as Borrower or Parent maintains an Investment Grade Rating, no Nonrecourse Indebtedness shall be included in the definition of Material Indebtedness); or

(ii)           (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or

(y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof (other than as a result of customary non-default mandatory prepayment provisions associated with events such asset sales, casualty events, debt issuances, equity issuances or excess cash flow); or

(iii)          there occurs under any Derivatives Contract an “Early Termination Date” (as defined in such Derivatives Contract) resulting from (A) any event of default under such Derivatives Contract as to which any Loan Party is the “Defaulting Party” (as defined in such Derivatives Contract) or (B) any “Termination Event” (as so defined) under such Derivatives Contract as to which any Loan Party is an “Affected Party” (as so defined) and, in either event, the Derivatives Termination Value owed by any Loan Party as a result thereof is $40,000,000 or more.

(f)            Voluntary Bankruptcy Proceeding.  Any Loan Party, any Borrowing Base Subsidiary or any Material Subsidiary shall:  (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g)           Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Loan Party, any Borrowing Base Subsidiary or any Material Subsidiary in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against such Loan Party, Borrowing Base Subsidiary or Material Subsidiary (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h)           Litigation; Enforceability.  Any Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i)            Judgment.  A judgment or order for the payment of money or for an injunction shall be entered against any Loan Party or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) (x) in the case of any judgment against the Parent or any other Loan Party or Borrowing Base Subsidiary exceeds $40,000,000 (or, in case more than one such judgment against the Parent or any other Loan Party or Borrowing Base Subsidiary exists, all such judgments, in the aggregate, entered during any calendar year exceed $40,000,000) or (y) in the case of any judgment against any Subsidiary that is not a Loan Party or Borrowing Base Subsidiary exceeds $40,000,000, (or in case more than one such judgment against such Subsidiaries exists, all such judgments in the aggregate entered during any calendar year exceed $40,000,000) or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

(j)            Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any asset of any Loan Party or any other Subsidiary which exceeds, individually or together with all other such warrants, writs, executions and processes, (i) with respect to the Parent and any other Loan Parties or Borrowing Base Subsidiaries, $40,000,000 or (ii) with respect to Subsidiaries that are not Loan Parties or Borrowing Base Subsidiaries, $40,000,000 and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days.

(k)           ERISA.  Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000 shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000.

(l)            Change of Control/Change in Management.

(i)            Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35.0% of the total voting power of the then outstanding voting stock of the Parent;

(ii)           During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12 month period constituted the Board of Trustees of the Parent (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Parent then in office (excluding any individual whose initial nomination for, or assumption of office as, a member of such Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or

(iii)          The Parent shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.

(m)          Liquidating Events.  The occurrence of a “Liquidating Event” under and as defined in the partnership agreement of the Borrower or any event occurs that results in the dissolution of the Borrower.

In the event that there shall occur any Default that affects only certain Unencumbered Pool Property included in the calculation of the Unencumbered Pool Value, then the Borrower may elect to cure such Default (so long as no other Default or Event of Default exists or would arise as a result) by electing to have the Agent remove such Unencumbered Pool Property from the calculation of the Unencumbered Pool Value and the covenants in Section 10.1.(g) — (j) and by reducing the outstanding Loans by the amount necessary to cause compliance with the covenants in Section 10.1.(g) and (h), in which event such removal and reduction shall be completed within five (5) Business Days after the earlier of (i) Borrower obtaining knowledge of such Default and (ii) receipt of notice of such Default from the Agent.  In connection with removal, Borrower shall deliver to the Agent the items required to be delivered pursuant to Section 4.5. in connection with the removal of an ineligible property.

Section 11.2.        Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)           Acceleration; Termination of Facilities.

(i)            Automatic.  Upon the occurrence of an Event of Default specified in Sections 11.1.(f) or 11.1.(g), (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account pursuant to Section 11.5 and (iii) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders, the Swingline Lender and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (B) all of the Commitments, the obligation of the Revolving Loan Lenders to make Revolving

Loans, the Swingline Commitment, the obligation of the Swingline Lender to make Swingline Loans, and the obligation of the Issuing Lender to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)           Optional.  If any other Event of Default shall exist, the Agent shall, (A) at the direction of the Requisite Lenders declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such other Event of Default for deposit into the Collateral Account pursuant to Section 11.5 and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (B) at the direction of the Requisite Revolving Loan Lenders, terminate the Commitments and the obligation of the Lenders to make Loans hereunder and the obligation of the Issuing Lender to issue Letters of Credit hereunder.  Further, if the Agent has exercised any of the rights provided under the preceding sentence, the Swingline Lender shall:  (x) declare the principal of, and accrued interest on, the Swingline Loans and the Swingline Note at the time outstanding, and all of the other Obligations owing to the Swingline Lender, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (y) terminate the Swingline Commitment and the obligation of the Swingline Lender to make Swingline Loans.

(b)           Loan Documents.  The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)           Applicable Law.  The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

Section 11.3.        Remedies Upon Default.

Upon the occurrence of a Default specified in Section 11.1.(g), the Commitments shall immediately and automatically terminate.

Section 11.4.        Allocation of Proceeds.

If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)           amounts due to the Agent in respect of fees and expenses due under Section 13.2.;

(b)           amounts due to the Lenders in respect of fees and expenses due under Section 13.2., pro rata in the amount then due each Lender;

(c)           payments of interest on Swingline Loans;

(d)           payments of interest on all other Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders (with the payments between (i) the Revolving Loans and Reimbursement Obligations and other Letter of Credit Liabilities and (ii) the Term Loans to be pro rata);

(e)           payments of principal of Swingline Loans;

(f)            payments of principal of all other Loans, Reimbursement Obligations and other Letter of Credit Liabilities, to be applied for the ratable benefit of the Lenders (with the payments between (i) the Revolving Loans and Reimbursement Obligations and other Letter of Credit Liabilities and (ii) the Term Loans to be pro rata); provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letters of Credit, such amounts shall be paid to the Agent for deposit into the Collateral Account;

(g)           amounts due the Agent and the Lenders pursuant to Sections 12.7. and 13.9.;

(h)           payments of all other Obligations and other amounts due and owing by the Borrower and the other Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(i)            any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 11.5.        Collateral Account.

(a)           As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swingline Loans and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below).  The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swingline Loans until applied by the Agent as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section.

(b)           Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion.  All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders.  The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c)           If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment or to reimburse the Issuing Lender with respect to such draw.  If a Swingline Loan is not refinanced as a Base Rate Loan as provided in Section 2.3.(e) above, then the Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swingline Lender with respect to any participation not funded by a Defaulting Lender.

(d)           If an Event of Default exists, the Requisite Revolving Loan Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with Section 11.4.

(e)           So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations and Swingline Loans of any Defaulting Lender after giving effect to Section 3.11.(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities and the pro rata share of any Letter of Credit Obligations and Swingline Loans of any Defaulting Lender after giving effect to Section 3.11.(c) at such time.

(f)            The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.  The Borrower authorizes Agent to file such financing statements as Agent may reasonably require in order to perfect Agent’s security interest in the Collateral Account, and Borrower shall promptly upon demand execute and deliver to Agent such other documents as Agent may reasonably request to evidence its security interest in the Collateral Account.

Section 11.6.        Performance by Agent.

If any Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Loan Parties under this Agreement or any other Loan Document.

Section 11.7.        Rights Cumulative.

The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XII.   THE AGENT

Section 12.1.        Authorization and Action.

Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders or Requisite Revolving Loan Lenders, as applicable, in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders or Requisite Revolving Loan Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein.  At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents.  The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders or Requisite Revolving Loan Lenders, as applicable (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders or Requisite Revolving Loan Lenders, as applicable, have so directed the Agent to exercise such right or remedy.

Section 12.2.        Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Without limiting the generality of the foregoing, the Agent:  (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Parent, the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Parent, the Borrower or other Persons or inspect the property, books or records of the Parent, the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.  Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Agent and the other Lenders that the conditions precedent for initial Loans set forth in Sections 6.1. and 6.2. that have not previously been waived by the Requisite Lenders have been satisfied.

Section 12.3.        Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.”  Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.

Section 12.4.        KeyBank as Lender.

KeyBank, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KeyBank in each case in its individual capacity.  KeyBank and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Parent, the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders.  Further, the Agent and any affiliate may accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.  The Lenders acknowledge that, pursuant to such activities, KeyBank or its affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

Section 12.5.        Approvals of Lenders.

All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Agent by the Parent or the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof.  Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication.  Except as otherwise provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 12.6.        Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys in fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Parent, the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Agent to any Lender.  Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Parent, the Borrower, the other Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent, or any of its officers, directors, employees, agents, attorneys in fact or other affiliates.  Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 12.7.        Indemnification of Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent fails to follow the written direction of the Requisite Lenders or the Requisite Revolving Loan Lenders, as applicable (or all of the Lenders if expressly required hereunder), unless such failure results from the Agent following the advice of counsel to the Agent of which advice the Lenders have received notice.  Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent, and/or the Lenders arising under any Environmental Laws.  Such out-of-pocket expenses (including reasonable counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.8.        Successor Agent.

The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  The Agent may be removed as Agent under the Loan Documents for good cause by all of the Lenders (other than the Lender then acting as the Agent) upon 30 days’ prior notice.  Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed.  If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the Lenders’ removal of the removed Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  Such successor Agent shall issue letters of credit in substitution for the Letters of Credit issued by Agent, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Agent, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit.  After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Section 12.9.        Titled Agents.

Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.  The titles of “Arranger”, “Syndication Agent” and “Co-Documentation Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XIII.   MISCELLANEOUS

Section 13.1.        Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to the Borrower:

Kite Realty Group, L.P.

c/o Kite Realty Group Trust

30 S. Meridian Street, Suite 1100

Indianapolis, Indiana  46204

Attn:  Chief Financial Officer

Telephone:       (317) 577-5600

Telecopy:         (317) 577-5605

with a copy to:

Hogan Lovells US LLP

555 13th Street, N.W.

Washington, D.C.  20004

Attn:  David Bonser

Telephone:       (202) 637-5868

Telecopy:         (202) 637-5910

If to the Agent:

KeyBank National Association

Real Estate Capital

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia  30328

Attn:  James Komperda

Telephone:       (770) 510-2160

Telecopy:         (770) 510-2195

With a copy to:

McKenna Long & Aldridge LLP

303 Peachtree Street, N.E., Suite 5300

Atlanta, Georgia  30308

Attn:  William F. Timmons

Telephone:       (404) 527-8380

Telecopy:         (404) 527-4198

If to a Lender:

To such Lender’s address or telecopy number, as applicable, set forth on its signature page hereto or in the applicable Assignment and Acceptance Agreement;

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section.  All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered.

Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II. shall be effective only when actually received.  Neither the Agent nor any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.

Section 13.2.        Expenses.

The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including (x) the reasonable fees and disbursements of counsel to the Agent, (y) costs and expenses of the Agent in connection with the use of IntraLinks, Inc., Syndtrak or other similar information transmission systems in connection with the Loan Documents, and (z) reasonable costs and expenses incurred by the Agent in connection with the review of Properties for inclusion in calculations of the covenants set forth in Section 10.1.(g) — (i) and the Agent’s other activities under Article XII., including the reasonable fees and disbursements of counsel to the Agent relating to all such activities, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred following the occurrence of a Default in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 11.1.(f) or 11.1.(g), including the reasonable fees and disbursements of counsel to the Agent and any Lender, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section within thirty (30) days after receipt of a reasonably detailed invoice therefor, the Agent, and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 13.3.        Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2., and although such obligations shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender and Participant agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application nor give rise to any claim against or liability of such Lender or participant.

Section 13.4.        Litigation; Jurisdiction; Other Matters; Waivers.

(a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT, AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)           EACH OF THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT ANY FEDERAL DISTRICT COURT LOCATED IN NEW YORK OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY

ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.5.        Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

(b)           Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

(c)           Any Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender; provided, however, after giving effect to any such participation by a Lender, the amount of its Commitment, or if the Commitments have been terminated, the aggregate outstanding principal balance of Notes held by it, in which it has not granted any participating interests must be equal to $5,000,000; and provided further that such participant shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender.  Except as otherwise provided in Section 13.3., no Participant shall have any rights or benefits under this Agreement or any other Loan Document.  In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i)

increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under Section 4.3.).  An assignment or other transfer which is not permitted by subsection (d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c).  Upon request from the Agent or Borrower, a Lender shall notify the Agent of the sale of any participation hereunder and, if requested by the Agent, certify to the Agent that such participation is permitted hereunder and that the requirements of Section 3.12. (including Section 3.12.(f)) and this section have been satisfied.  Participant shall deliver to such Lender the documents described in Section 3.12.(f).  No Participant shall be entitled to any benefits under Section 3.12. greater than if the Participant had acquired its interest by assignment, and no Participant shall be entitled to receive any greater payment under Section 3.12. than its participating Lender would have been entitled to receive thereunder.  Participant agrees to be subject to Section 3.12.(i) and Section 5.6. as if it were a Lender.  Each Lender that sells a participation agrees to cooperate with Borrower and any relevant Participant to effectuate the provisions of Section 5.6. with respect any such Participant.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (and is maintained in accordance with Sections 5f. 103-1(c) and 1.871-14(c)(1)(i) of the United States Treasury Regulations) (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Sections 5f.103-1(c) and 1.871-14(c)(i)(i) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)           Any Lender may with the prior written consent of the Agent, the Issuing Lender and, so long as no Event of Default exists, with the prior written consent of the Borrower (which consents, in each case, shall not be unreasonably withheld (it being agreed that the Borrower’s withholding of consent to an assignment which would result in (i) the Borrower having to pay any amounts (or increased amounts) under Section 3.12. as a result of the admission of such an Assignee or (ii) the admission of an Assignee which refuses to receive confidential information subject to the confidentiality requirements set forth herein shall in each case be deemed to be reasonable)), assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes (including all or a portion of its Commitments and the Loans owing to such Lender); provided, however, (i) no such consent by the Borrower, the Agent or the Issuing Lender shall be required in the case of any assignment to another Lender or any affiliate of such Lender, and no such consent of Borrower shall be required in the case of any assignment to an Approved Fund with respect to a Lender; (ii) without limiting a full assignment by a Lender, unless the Borrower, the Agent and the Issuing Lender otherwise agree, after giving effect to any partial assignment by a Lender, the Assignee shall hold, and the assigning Lender shall retain, a Commitment with respect to the portion of the Loans assigned, or if the Commitments with respect to the portion of the Loans assigned have been terminated, Loans with respect to the portion of the Loans assigned having an outstanding principal balance, of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof; and (iii) each such assignment and the requisite consents shall be effected by means of an Assignment and Acceptance Agreement.  Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, if the Borrower reasonably requests additional information regarding the proposed assignee, the foregoing time period will be automatically extended until three (3) Business Days after the Borrower receives information regarding the proposed assignee responsive to the Borrower’s request.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement with respect to the assigned interest as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with respect to the assigned interest as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder with respect to the assigned interest to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that (i) to the extent requested by the assignee Lender or transferor Lender, new Notes are issued to the Assignee and such transferor Lender, as appropriate and (ii) any Notes held by the assigning Lender are promptly returned to the Borrower for cancellation (and, to the extent not so returned, Borrower shall be entitled to receive a customary indemnity agreement of the type described in Section 2.11.(d)(ii)(A) from such assigning Lender).  In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in its Commitment or any Loan held by it hereunder to the Borrower or any Subsidiary or Affiliate of the Borrower.

(e)           The Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amounts (and the amount of interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The Agent shall give each Lender and the Borrower notice of the assignment by any Lender of its rights as contemplated by this Section.  The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent.  Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (i) accept such Assignment and Acceptance

Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(f)            In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein.  No such assignment shall release the assigning Lender from its obligations hereunder.

(g)           A Lender may furnish any information concerning the Borrower, any other Loan Party or any of their respective Subsidiaries in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 13.8.

(h)           Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, the Parent, any other Loan Party or any of their respective Affiliates or Subsidiaries or to any natural Person.

(i)            Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(j)            In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender (including Swingline Lender) hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and in Swingline Loans in accordance with its applicable Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 13.6.        Amendments.

(a)           Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).

(b)           Notwithstanding the foregoing, without the prior written consent of each Lender directly and adversely affected thereby, no amendment, waiver or consent shall do any of the following:

(i)            increase the Commitments of the Lenders (except for any increase in the Commitments effectuated pursuant to Section 2.16.) (which action shall be deemed only to affect those Lenders whose Commitments are increased);

(ii)           reduce the principal of, or interest rates (other than interest or fees at the Post Default Rate) that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations (it being understood and agreed that any amendment or modification to the financial definitions or any changes in the calculation of the Leverage Ratio in this Agreement shall not constitute a reduction in any rate of interest for purposes of this clause (ii) of this Section 13.6.(b)) (which actions shall be deemed only to affect those Lenders of whose principal or interest is reduced);

(iii)          reduce the amount of any Fees payable hereunder or postpone any date fixed for payment thereof (it being understood and agreed that any amendment or modification to the financial definitions or any changes in the calculation of the Leverage Ratio in this Agreement shall not constitute a reduction in any Fees for purposes of this clause (iii) of this Section 13.6.(b)) (which action shall be deemed only to affect those Lenders the Fees relating to whose Commitments are reduced or such other date for payment are postponed or extended);

(iv)          modify the definition of the term “Revolving Loan Termination Date” or “Term Loan Termination Date” (except as contemplated under Section 2.13.) or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due), or extend the expiration date of any Letter of Credit beyond the Revolving Loan Termination Date (except as permitted under Section 2.4.(b)) (which action shall be deemed only to affect those Lenders the Revolving Loan Termination Date or Term Loan Termination Date of whose Commitments or such other date for payment are postponed or extended);

(v)           amend or otherwise modify the provisions of Sections 3.2. or 11.4.;

(vi)          modify the definition of the term “Requisite Lenders” or “Requisite Revolving Loan Lenders” or otherwise modify in any other manner that reduces the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 13.6. if such modification would have such effect;

(vii)         release all or substantially all of the Guarantors from the Guaranty other than as provided in Section 4.3. and Section 10.6.(f). in connection with the release of an Unencumbered Pool Property or as provided in Section 4.3 in connection with an Investment Grade Rating Event; or

(viii)        amend or otherwise modify the provisions of Section 2.15.

Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender; and (B) the consent of the Requisite Lenders of the Revolving Loans or the Term Loans (determined solely by reference to Lenders holding a Commitment with respect to such Loans) shall be required for any amendment, waiver or modification that adversely affects the rights of the Revolving Loans or Term Loans in a manner different than such amendment, waiver or modification affects the other of the Revolving Loans or Term Loans.

(c)           No amendment, waiver or consent, unless in writing and signed by the Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents.  Any amendment, waiver or consent relating to Section 2.4. or the obligations of the Issuing Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Lender. Any amendment, waiver or consent relating to Section 2.3. or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender.

(d)           No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  Except as otherwise provided in Section 12.5., no course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Default or Event of Default occurring hereunder shall continue to exist until such time as such Default or Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by any Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon any Loan Party shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances.

Section 13.7.        Nonliability of Agent and Lenders.

The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender.  Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower or the Parent and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party.  Neither the Agent nor any Lender undertakes any responsibility to the Borrower or the Parent to review or inform the Borrower or the Parent of any matter in connection with any phase of the business or operations of the Borrower or the Parent.

Section 13.8.        Confidentiality.

The Agent and each Lender shall use reasonable efforts to assure that information about Borrower, the other Loan Parties and other Subsidiaries, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Agent, the Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Agent or such Lender, as applicable, and the Borrower, but in any event the Agent and the Lenders may make disclosure:  (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section 13.8.); (b) as reasonably requested by any potential Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or regulator or pursuant to legal process or in connection with any legal proceedings; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) upon Borrower’s prior consent (which consent shall not be unreasonably withheld), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate.

Section 13.9.        Indemnification.

(a)           The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, each of the Lenders, any affiliate of the Agent or any Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”):  losses, costs, claims, damages, liabilities, deficiencies, judgments or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12. or 5.1. or expressly excluded from the coverage of such Sections 3.12. or 5.1.) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to:  (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; or (ix) any violation or non compliance by the Parent, the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party.

(b)           The Borrower’s indemnification obligations under this Section 13.9. shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 13.9.

(c)           This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d)           All out of pocket fees and expenses of, and all amounts paid to third persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)           An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f)            If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)           The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 13.10.      Termination; Survival.

At such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated, (c) none of the Lenders nor the Swingline Lender is obligated any longer under this Agreement to make any Loans or issue any Letter of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate.  The indemnities to which the Agent, the Lenders and the Swingline Lender are entitled under the provisions of Sections 3.12., 5.1., 5.4.,

12.8., 13.2. and 13.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4., shall continue in full force and effect and shall protect the Agent, the Lenders and the Swingline Lender (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.11.      Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.12.      GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.13.      Patriot Act.

The Lenders and the Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the such Act.

Section 13.14.      Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 13.15.      Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 13.16.      Limitation of Liability.

Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 13.17.      Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 13.18.      Construction.

The Borrower, the Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrower, the Agent and each Lender.

Section 13.19.      Non-Recourse to Parent.

Except to the extent set forth in the Springing Guaranty and subject to the limitations described below, notwithstanding anything to the contrary set forth in this Agreement or in any of the other Loan Documents, recourse for the Obligations of the Borrower under this Agreement and the other Loan Documents are non-recourse to the Parent as a result of its capacity as the general partner of the Borrower, provided that the foregoing shall not limit any recourse to the Borrower and the other Guarantors and their respective assets, whether now owned or hereafter acquired.  Agent and the Lenders agree that the Parent shall not be liable for any of the Obligations of the Borrower under this Agreement or the other Loan Documents as a result of its status as the general partner of the Borrower.  Notwithstanding the foregoing, (a) if an Event of Default occurs, nothing in this Section 13.19. shall in any way prevent or hinder the Agent or the Lenders in the pursuit or enforcement of any right, remedy, or judgment against the Borrower or any of the other Guarantors, or any of their respective assets; (b) nothing herein shall be deemed a waiver, release or impairment of the Obligations or any Lien securing the Obligations or affect the validity or enforceability of the Loan Documents; (c) the Parent shall be fully liable to the Agent and the Lenders to the same extent that Parent would be liable absent the foregoing provisions of this Section 13.19. for fraud or willful misrepresentation by the Parent (or by the Borrower or any other Loan Party to the extent relating to the Compliance Certificate, financial statements or other reporting of or with respect to the Parent under Article IX, or to the extent that the Parent was acting on behalf of the Borrower or such other Loan Party in its capacity as the general partner (as is the case, without limitation, with respect to the Borrower and this Agreement and representations and warranties made pursuant hereto or required hereunder) or the indirect sole member or manager of such other Loan Party) (to the full extent of losses suffered by the Agent or any Lender by reason of such fraud or willful misrepresentation); and (d) nothing in this Section 13.19. shall be deemed to be a waiver of any right which Agent may have under §506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, Title 11, U.S.C.A. (as amended from time to time), or any successor thereto or similar provisions under applicable state law to file a claim against the Borrower or any of the other Guarantors for the full amount of the Obligations.  Nothing herein shall waive, relieve, reduce or impair any Obligation of the Parent under the Springing Guaranty.

Section 13.20.      Existing Term Loan Agreement.

The Existing Term Loan Agreement is terminated contemporaneously with the effectiveness of this Agreement.

[Signatures on Following Pages]

[Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amended and Restated Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

KITE REALTY GROUP, L.P.

By:	Kite Realty Group Trust, its sole General Partner

	By:	/s/ Daniel R. Sink
	Name:	Daniel R. Sink
	Title:	Executive Vice President and Chief Financial Officer

[Signatures Continued on Next Page]

[Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, as a Lender and as Swingline Lender

By:	/s/ James Komperda
Name:	James Komperda
Title:	Vice President

Revolving Loan Commitment Amount:

$50,000,000.00

Term Loan Commitment Amount:

$30,000,000.00

Lending Office (all Types of Loans):

KeyBank National Association KeyBank Real Estate Capital 1200 Abernathy Road, N.E., Suite 1550 Atlanta, Georgia 30328 Attn: James Komperda Telephone: (770) 510-2160 Telecopy: (770) 510-2195

[Signatures Continued on Next Page]

[Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, As Co-Documentation Agent with respect to the Revolver Loan, Syndication Agent with respect to the Term Loan and as a Lender

By:	/s/ Winita Lau
Name:	Winita Lau
Title:	Vice President

Revolving Loan Commitment Amount:

$40,000,000.00

Term Loan Commitment Amount:

$30,000,000.00

Lending Office (all Types of Loans):

Wells Fargo Bank, National Association 123 North Wacker Drive, Suite 1900 Chicago, Illinois 60606 Attn: Gail L. Duran Telephone: (312) 345-1923 Telecopy: (312) 782-0969

Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

BANK OF AMERICA, N.A., As Syndication Agent with respect to the Revolving Loan, Co-Documentation Agent with respect to the Term Loan, and as a Lender

By:	/s/ Anne Quenette Kruer
Name:	Anne Quenette Kruer
Title:	Vice President

Revolving Loan Commitment Amount:

$50,000,000.00

Term Loan Commitment Amount:

$25,000,000.00

Lending Office (all Types of Loans):

Bank of America, N.A. 30 S. Meridian Street, Suite 800 Indianapolis, Indiana 46204 Attn: Anne Q. Kruer Telephone: (317) 612-6644 Telecopy: (317) 612-6643

Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

JPMORGAN CHASE BANK, N.A., As Co-Documentation Agent with respect to the Term Loan and as a Lender

By:	/s/ Elizabeth Johnson
Name:	Elizabeth Johnson
Title:	Authorized Officer

Revolving Loan Commitment Amount:

$40,000,000.00

Term Loan Commitment Amount:

$25,000,000.00

Lending Office (all Types of Loans):

JPMorgan Chase Bank, N.A. 10 S. Dearborn, 7th Floor, IL 1-0010 Chicago, Illinois 60603 Attn: Yvonne Dixon Telephone: (312) 385-7030 Telecopy: (312) 385-7101

Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

RAYMOND JAMES BANK, N.A.

By:	/s/ Douglas S. Marron
Name:	Douglas S. Marron
Title:	Senior Vice President

Revolving Loan Commitment Amount:

$30,000,000.00

Term Loan Commitment Amount:

$20,000,000.00

Lending Office (all Types of Loans):

Raymond James Bank, N.A. 710 Carillon Parkway St. Petersburg, Florida 33716 Attn: James Armstrong Telephone: (727) 567-1720 Telecopy: (886) 597-4002

Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

CITIBANK, N.A.

By:	/s/ John Rowland
Name:	John Rowland
Title:	Vice President

Revolving Loan Commitment Amount:

$30,000,000.00

Lending Office (all Types of Loans):

Citigroup Global Markets, Inc. 390 Greenwich Street 1st Floor New York, New York 10013 Attn: Thomas Flanagan Telephone: (212) 723-6927 Telecopy: (646) 862-8866

Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

U.S. BANK NATIONAL ASSOCIATION, As Co-Documentation Agent with respect to the Revolving Loan and Term Loan and as a Lender

By:	/s/ Renee Lewis
Name:	Renee Lewis
Title:	Senior Vice President

Revolving Loan Commitment Amount:

$40,000,000.00

Term Loan Commitment Amount:

$25,000,000.00

Lending Office (all Types of Loans):

U.S. BANK NATIONAL ASSOCIATION 209 South LaSalle Street, Suite 210 Chicago, Illinois 60604 Attn: Renee Lewis Telephone: (312) 325-8877 Telecopy: (312) 325-8852

Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

THE HUNTINGTON NATIONAL BANK

By:	/s/ Scott Childs
Name:	Scott Childs
Title:	Senior Vice President

Revolving Loan Commitment Amount:

$30,000,000.00

Term Loan Commitment Amount:

$15,000,000.00

Lending Office (all Types of Loans):

The Huntington National Bank 200 Public Square, Mail Code: CM-17 Cleveland, Ohio 44114 Attn: Scott Childs Telephone: (216) 515-6529 Telecopy: (877) 824-9123

Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

REGIONS BANK

By:	/s/ John Fulton
Name:	John Fulton
Title:	AVP

Revolving Loan Commitment Amount:

$30,000,000.00

Term Loan Commitment Amount:

$20,000,000.00

Lending Office (all Types of Loans):

Regions Bank 6805 Morrison Blvd., Suite 210 Charlotte, North Carolina 28211 Attn: Kerri Raines Telephone: (704) 362-3564 Telecopy: (704) 362-3594

Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

SUNTRUST BANK

By:	/s/ Michael Kauffman
Name:	Michael Kauffman
Title:	Senior Vice President

Revolving Loan Commitment Amount:

$30,000,000.00

Term Loan Commitment Amount:

$20,000,000.00

Lending Office (all Types of Loans):

SunTrust Bank 8330 Boone Blvd., 8th Floor Vienna, Virginia 22182 Attn: Daniel J. Reddy Telephone: (646) 632-3701 Telecopy: (703) 442-1570

Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

FIFTH THIRD BANK, an Ohio banking corporation

By:	/s/ Michael P. Perillo
Name:	Michael P. Perillo
Title:	AVP

Revolving Loan Commitment Amount:

$30,000,000.00

Term Loan Commitment Amount:

$20,000,000.00

Lending Office (all Types of Loans):

Fifth Third Bank 222 S. Riverside Plaza, 30th Floor Chicago, Illinois 60606 Attn: Michael Perillo Telephone: (312) 704-6289 Telecopy: (312) 704-7364

Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

BARCLAYS BANK PLC

By:	/s/ Vanessa Kurbatskly
Name:	Vanessa Kurbatskly
Title:	Vice President

Revolving Loan Commitment Amount:

$30,000,000.00

Lending Office (all Types of Loans):

Barclays Bank PLC 745 7th Avenue, 27th Floor New York, New York 10019 Attn: Evan Moriarty Telephone: (212) 526-1447 Telecopy: (212) 526-5115

Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Frederick H. Denecke
Name:	Frederick H. Denecke
Title:	Senior Vice President

Revolving Loan Commitment Amount:

$30,000,000.00

Lending Office (all Types of Loans):

Capital One, National Association 1680 Capital One Drive, 10th Floor McLean, Virginia 22102 Attn: Frederick H. Denecke Telephone: (703) 720-6760 Telecopy: (703) 720-2026

Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas S. Silnes, Jr.
Name:	Thomas S. Silnes, Jr.
Title:	Vice President

Revolving Loan Commitment Amount:

$30,000,000.00

Lending Office (all Types of Loans):

PNC Bank, National Association 101 W. Washington Street, Suite 115-E Indianapolis, Indiana 46255 Attn: Thomas S. Silnes, Jr. Telephone: (317) 267-7313 Telecopy: (317) 267-3987

Signature Page to Fourth Amended and Restated Credit Agreement dated as of
July 1, 2014 with Kite Realty Group, L.P.]

ASSOCIATED BANK NATIONAL ASSOCIATION

By:	/s/ Shawn S. Bullock
Name:	Shawn S. Bullock
Title:	Senior Vice President

Revolving Loan Commitment Amount:

$10,000,000.00

Lending Office (all Types of Loans):

Associated Bank National Association 300 N. Meridian Street, Suite 1200 Indianapolis, Indiana 46204 Attn: Shawn Bullock Telephone: (317) 638-8222 Telecopy: (317) 632-3979

SCHEDULE 1.1(A)

List of Loan Parties

	Entity Name	State of Formation
1.	Kite Realty Group Trust	Maryland
2.	Kite Realty Group, L.P.	Delaware
3.	KRG Magellan, LLC	Maryland
4.	82 & Otty, LLC	Indiana
5.	Brentwood Land Partners, LLC	Delaware
6.	Corner Associates, LP	Indiana
7.	Glendale Centre, L.L.C.	Indiana
8.	Kite Eagle Creek, LLC	Indiana
9.	Kite Greyhound III, LLC	Indiana
10.	Kite Greyhound, LLC	Indiana
11.	Kite King’s Lake, LLC	Indiana
12.	Kite Realty Eddy Street Land, LLC	Indiana
13.	Kite Realty New Hill Place, LLC	Indiana
14.	Kite Washington Parking, LLC	Indiana
15.	Kite West 86th Street II, LLC	Indiana
16.	KRG Bolton Plaza, LLC	Indiana
17.	KRG Burnt Store, LLC	Indiana
18.	KRG Castleton Crossing, LLC	Indiana

	Entity Name	State of Formation
19.	KRG Cedar Hill Plaza, LP	Delaware
20.	KRG Clay, LLC	Indiana
21.	KRG College I, LLC	Indiana
22.	KRG College, LLC	Indiana
23.	KRG Cool Creek Outlots, LLC	Indiana
24.	KRG Cool Springs, LLC	Indiana
25.	KRG Courthouse Shadows, LLC	Delaware
26.	KRG Cove Center, LLC	Indiana
27.	KRG Eagle Creek III, LLC	Indiana
28.	KRG Eagle Creek IV, LLC	Indiana
29.	KRG Eddy Street FS Hotel, LLC	Indiana
30.	KRG Estero, LLC	Indiana
31.	KRG Fox Lake Crossing, LLC	Delaware
32.	KRG Gainesville, LLC	Indiana
33.	KRG ISS LH OUTLOT, LLC	Indiana
34.	KRG Lakewood, LLC	Indiana
35.	KRG Lithia, LLC	Indiana
36.	KRG Market Street Village, LP	Indiana
37.	KRG New Hill Place, LLC	Indiana
38.	KRG Oleander, LLC	Indiana
39.	KRG Panola II, LLC	Indiana

	Entity Name	State of Formation
40.	KRG Pembroke Pines, LLC	Indiana
41.	KRG Pipeline Pointe, LP	Indiana
42.	KRG Plaza Green, LLC	Indiana
43.	KRG Rivers Edge, LLC	Indiana
44.	KRG San Antonio, LP	Indiana
45.	KRG Sunland II, LP	Indiana
46.	KRG Toringdon Market, LLC	Indiana
47.	KRG Vero, LLC	Indiana
48.	KRG Waterford Lakes, LLC	Indiana
49.	KRG Woodruff Greenville, LLC	Indiana
50.	Noblesville Partners, LLC	Indiana
51.	KRG Eastwood, LLC	Indiana
52.	KRG Hunter’s Creek, LLC	Indiana
53.	KRG Northdale, LLC	Indiana
54.	KRG Trussville I, LLC	Indiana
55.	KRG Trussville II, LLC	Indiana
56.	KRG Kingwood Commons, LLC	Indiana
57.	KRG Portofino, LLC	Indiana
58.	KRG Beechwood, LLC	Indiana

	Entity Name on the Agreement Date	Expected Entity Name Following the Closing*	State of Formation
59.	Inland Diversified Aiken Hitchcock, L.L.C.	KRG Aiken Hitchcock, LLC	Delaware

	Entity Name on the Agreement Date	Expected Entity Name Following the Closing*	State of Formation
60.	Alcoa TN, L.L.C.	KRG Alcoa TN, LLC	Delaware
61.	Inland Diversified Alcoa Hamilton, L.L.C.	KRG Alcoa Hamilton, LLC	Delaware
62.	Inland Diversified Draper Crossing, L.L.C.	KRG Draper Crossing, LLC	Delaware
63.	Inland Diversified Evans Mullins Outlots, L.L.C.	KRG Evans Mullins Outlots, LLC	Delaware
64.	Inland Diversified Frisco Westside, L.L.C.	KRG Frisco Westside, LLC	Delaware
65.	Inland Diversified Goldsboro Memorial, L.L.C.	KRG Goldsboro Memorial, LLC	Delaware
66.	Inland Diversified Jacksonville Deerwood Lake, L.L.C.	KRG Jacksonville Deerwood Lake, LLC	Delaware
67.	Inland Diversified Lake City Commons II, L.L.C.	KRG Lake City Commons II, LLC	Delaware
68.	Inland Diversified Lake St. Louis Hawk Ridge, L.L.C.	KRG Lake St. Louis Hawk Ridge, LLC	Delaware
69.	Inland Diversified Norman University II, L.L.C.	KRG Norman University II, LLC	Delaware
70.	Inland Diversified Ocean Isle Beach Landing, L.L.C.	KRG Ocean Isle Beach Landing, LLC	Delaware
71.	Inland Diversified Port St Lucie Square, L.L.C.	KRG Port St Lucie Square, LLC	Delaware
72.	Inland Diversified South Elgin Commons, L.L.C.	KRG South Elgin Commons, LLC	Delaware
73.	Inland Diversified St. Cloud 13th, L.L.C.	KRG St. Cloud 13th, LLC	Delaware
74.	Inland Diversified/Vlass Temple Terrace JV, LLC	KRG/Vlass Temple Terrace JV, LLC	Delaware

* We plan to change the entity names following the closing (we anticipate doing this within 60 days following the closing, but this could be delayed).

SCHEDULE 2.4(a)

List of Existing Letters of Credit

LC Number	Beneficiary	Description	Issuing Bank	Amount
S3130791	LaSalle Bank National Association	Favor of Kite Realty Group, LP on behalf of 116th & Olio, LLC	KeyBank	$1,632,000
CTCS 339702	Target Corporation	Target Parkside issued 3/18/13	JP Morgan	$2,376,223
S323177	MS Insurance PC Series 2014-15	KRG on behalf of Meridian South Insurance	KeyBank	$200,000
S323060	Town of Cary	Parkside Phase I - Reclaimed water bore under CSX	KeyBank	$67,223
S323056	Town of Cary	Parkside Phase I - Roadway	KeyBank	$460,289
S323055	Town of Cary	Parkside Phase I - O’Kelly Chapel Sidewalk / Greenway	KeyBank	$22,230
S323059	Town of Cary	Parkside Phase I - Utility Work	KeyBank	$366,720
S323061	Town of Cary	Parkside Phase I - Street Lighting	KeyBank	$10,484
S323121	Town of Cary	Parkside Phase I & II- - Town of Cary Gift Memorandum	KeyBank	$1,220,000
S323057	Town of Cary	Parkside Phase I - Utility Work Warranty	KeyBank	$282,732
				$6,637,901

SCHEDULE 4.1.

Unencumbered Pool Properties

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Loan Type

Kite Realty Group Trust	11-3715772	Maryland	IN, WA, FL, OH	The publicly-traded parent company	N.A.

Kite Realty Group, L.P.	20-1453863	Delaware	IN, FL, TX, GA, WA, IL, NJ, OH	The “operating partnership”	N.A.

82 & Otty, LLC	20-1453863	Indiana	Oregon	Owns ground lease interest in Shops at Otty, Clackamas, OR	Unencumbered

Brentwood Land Partners, LLC	20-1453863	Delaware	Florida Indiana	Owns Tarpon Bay Plaza, Naples, FL, excluding Target Tract and Chili’s Outlot	Unencumbered

Corner Associates, LP	20-1453863	Indiana		Owns The Corner, Carmel, IN	Unencumbered

Glendale Centre, L.L.C.	20-1453863	Indiana		Owns Glendale Town Center, Indianapolis, IN, excluding Keystone Avenue Outlots and BWW outlot	Unencumbered

Kite Eagle Creek, LLC	20-1453863	Indiana	Florida	Owns Shops at Eagle Creek, Naples, FL, excluding Lowe’s	Unencumbered

Kite Greyhound III, LLC	20-1453863	Indiana		Owns development land at Greyhound Commons, Carmel, IN, excluding Regions Bank outlot	Unencumbered

Kite Greyhound, LLC	20-1453863	Indiana		Owns Greyhound Commons, Carmel, IN	Unencumbered

Kite King’s Lake, LLC	20-1453863	Indiana	Florida	Owns King’s Lake Square, Naples, FL	Unencumbered

Kite Realty Eddy Street Land, LLC	20-1495369	Indiana		Owns real estate in South Bend, IN which will be developed for residential purposes to be sold	Unencumbered

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Loan Type

Kite Realty New Hill Place, LLC	20-1495369	Indiana	North Carolina	Owns potential residential development property in Holly Springs, NC	Unencumbered

Kite Washington Parking, LLC	20-1453863	Indiana		Owns Union Station Garage, Indianapolis, IN	Unencumbered

Kite West 86th Street II, LLC	20-1453863	Indiana		Owns Traders Point II, Indianapolis, IN, excluding Bank Outlot	Unencumbered

KRG Bolton Plaza, LLC	20-1453863	Indiana	Florida	Owns Bolton Plaza, Orange Park, FL	Unencumbered

KRG Burnt Store, LLC	20-1453863	Indiana	Florida	Owns Burnt Store Promenade in Charlotte County, Florida	Unencumbered

KRG Castleton Crossing, LLC	20-1453863	Indiana		Owns Castleton Crossing, Indianapolis, Indiana	Unencumbered

KRG Cedar Hill Plaza, LP	20-1453863	Delaware	Texas	Owns Plaza at Cedar Hill, Cedar Hill, TX	Unencumbered

KRG Clay, LLC	20-1453863	Indiana	Alabama	Owns Clay Marketplace in Jefferson County, Alabama	Unencumbered

KRG College I, LLC	20-1453863	Indiana		Owns portion of 54th & College, Indianapolis, IN (Fresh Market)	Unencumbered

KRG College, LLC	20-1453863	Indiana		Owns portion of 54th & College, Indianapolis, IN (Fresh Market)	Unencumbered

KRG Cool Creek Outlots, LLC	20-1453863	Indiana		Owns one (1) outlot at Cool Creek Commons	Unencumbered

KRG Cool Springs, LLC	20-3462730	Indiana	Tennessee	Owns Cool Springs Market, Franklin, Tennessee	Unencumbered

KRG Courthouse Shadows, LLC	20-1453863	Delaware	Florida	Owns Courthouse Shadows, Naples, FL	Unencumbered

KRG Cove Center, LLC	20-1453863	Indiana	Florida	Owns Cove Center, Stuart, FL	Unencumbered

KRG Eagle Creek III, LLC	20-1453863	Indiana	Florida	Owns parcel at Eagle Creek, Naples, FL leased to Dunkin Donuts	Unencumbered

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Loan Type

KRG Eagle Creek IV, LLC	20-1453863	Indiana	Florida	Owns Pad 5 (outlot) at Eagle Creek, Naples, FL	Unencumbered

KRG Eddy Street FS Hotel, LLC	20-1453863	Indiana		Owns land in South Bend, IN to be developed as a full service hotel	Unencumbered

KRG Estero, LLC	20-1453863	Indiana	Florida	Owns Estero Town Commons, Estero, FL, excluding Regions Bank and Ruby Tuesday Outlots	Unencumbered

KRG Fox Lake Crossing, LLC	20-1453863	Delaware	Illinois	Owns Phase I of Fox Lake Crossing, IL	Unencumbered

KRG Gainesville, LLC	20-1453863	Indiana	Florida	Owns Gainesville Plaza, Gainesville, FL	Unencumbered

KRG ISS LH OUTLOT, LLC	20-1453863	Indiana	Florida	Owns outlot (Longhorn) at ISS, Daytona Beach, FL	Unencumbered

KRG Lakewood, LLC	20-1453863	Indiana	Florida	Owns Lakewood Promenade in Duval County, Florida	Unencumbered

KRG Lithia, LLC	20-1453863	Indiana	Florida	Owns Lithia Crossing, Tampa, Florida	Unencumbered

KRG Market Street Village, LP	20-1453863	Indiana	Texas	Owns Market Street Village, Hurst, Texas, (excluding Chic-fil-A)	Unencumbered

KRG New Hill Place, LLC	20-1453863	Indiana	North Carolina	Owns Phase II of Holly Springs Towne Center, in Holly Springs, NC	Unencumbered

KRG Oleander, LLC	20-1453863	Indiana	North Carolina	Owns Oleander Place, Wilmington, NC	Unencumbered

KRG Panola II, LLC	20-1453863	Indiana	Georgia	Owns small shop building adjacent to Publix at Panola, Lithonia, GA	Unencumbered

KRG Pembroke Pines, LLC	20-1453863	Indiana	Florida	Owns Cobblestone Plaza in Pembroke Pines, FL	Unencumbered

KRG Pipeline Pointe, LP	20-1453863	Indiana	Texas	Owns “B” Shops with 4 Tenants, Hurst, TX adjacent to Market Street Village	Unencumbered

KRG Plaza Green, LLC	20-1453863	Indiana	South Carolina	Owns Shoppes at Plaza Green, Greenville, South Carolina	Unencumbered

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Loan Type

KRG Rivers Edge, LLC	20-1453863	Indiana		Owns Shops at Rivers Edge, Indianapolis, IN	Unencumbered

KRG San Antonio, LP	20-1453863	Indiana	Texas	Owns Burlington Coat Factory, San Antonio, TX	Unencumbered

KRG Sunland II, LP	20-1453863	Indiana	Texas	Owns a portion of Sunland Towne Centre, El Paso, TX	Unencumbered

KRG Toringdon Market, LLC	20-1453863	Indiana	North Carolina	Owns Toringdon Market in Charlotte, North Carolina	Unencumbered

KRG Vero, LLC	20-1453863	Indiana	Florida	Owns 12th Street Plaza, Vero Beach, FL	Unencumbered

KRG Waterford Lakes, LLC	20-1453863	Indiana	Florida	Owns Waterford Lakes Village, Orlando, FL	Unencumbered

KRG Woodruff Greenville, LLC	20-1453863	Indiana	South Carolina	Owns Publix at Woodruff, Greenville, South Carolina	Unencumbered

Noblesville Partners, LLC	20-1453863	Indiana		Owns Stoney Creek Commons, Noblesville, IN	Unencumbered

KRG Eastwood, LLC	20-1453863	Indiana	Florida	Owns Shoppes of Eastwood in Orlando, Florida	Unencumbered

KRG Hunter’s Creek, LLC	20-1453863	Indiana	Florida	Owns Hunter’s Creek Promenade in Orange County, Florida	Unencumbered

KRG Northdale, LLC	20-1453863	Indiana	Florida	Owns Northdale Promenade in Hillsborough County, Florida	Unencumbered

KRG Trussville I, LLC	20-1453863	Indiana	Alabama	Owns Trussville Promenade I, in Jefferson County, Alabama	Unencumbered

KRG Trussville II, LLC	20-1453863	Indiana	Alabama	Owns Trussville Promenade II, in Jefferson County, Alabama	Unencumbered

KRG Kingwood Commons, LLC	20-1453863	Indiana	Texas	Owns Kingwood Commons in Montgomery County, Texas	Unencumbered

KRG Portofino, LLC	26-0173376	Indiana	Texas	Owns Portofino Shopping Center in Montgomery County, Texas	Unencumbered

Entity Name	EIN	State of Formation	Foreign Qualifications	Purpose	Loan Type

KRG Beechwood, LLC	20-1453863	Indiana	Georgia	Owns Beechwood Promenade in Clarke County, Georgia	Unencumbered

Entity Name on the Agreement Date	Expected Entity Name Following the Closing*	EIN and LEI	State of Formation	Foreign Qualifications	Purpose	Loan Type

Inland Diversified Aiken Hitchcock, L.L.C.	KRG Aiken Hitchcock, LLC	36-4784056	Delaware	South Carolina	Owns Hitchcock Plaza in Aiken, South Carolina	Unencumbered

Alcoa TN, L.L.C.	KRG Alcoa TN, LLC	80-0790374	Delaware	Tennessee	Owns Hamilton Crossing- Phase III in Alcoa, Tennessee	Unencumbered

Inland Diversified Alcoa Hamilton, L.L.C.	KRG Alcoa Hamilton, LLC	90-0799985	Delaware	Tennessee	Owns Hamilton Crossing- Phase II in Alcoa, Tennessee	Unencumbered

Inland Diversified Draper Crossing, L.L.C.	KRG Draper Crossing, LLC	27-1790947	Delaware	Utah	Owns Draper Crossing in Draper, Utah	Unencumbered

Inland Diversified Evans Mullins Outlots, L.L.C.	KRG Evans Mullins Outlots, LLC	45-1473972	Delaware	Georgia	Owns Mullins Crossing Outlots in Evans, Georgia	Unencumbered

Inland Diversified Frisco Westside, L.L.C.	KRG Frisco Westside, LLC	61-1737669	Delaware	Texas	Owns Westside Market in Frisco, Texas	Unencumbered

Inland Diversified Goldsboro Memorial, L.L.C.	KRG Goldsboro Memorial, LLC	30-0811302	Delaware	North Carolina	Owns Memorial Commons in Goldsboro, NC	Unencumbered

Inland Diversified Jacksonville Deerwood Lake, L.L.C.	KRG Jacksonville Deerwood Lake, LLC	36-4739222	Delaware	Florida	Owns Deerwood Lake Apartments in Jacksonville, Florida	Unencumbered

Inland Diversified Lake City Commons II, L.L.C.	KRG Lake City Commons II, LLC	32-0387087	Delaware	Florida	Owns Lake City Commons- Phase II in Lake City, Florida	Unencumbered

Inland Diversified Lake St. Louis Hawk Ridge, L.L.C.	KRG Lake St. Louis Hawk Ridge, LLC	37-1660768	Delaware	Missouri	Owns Hawk Ridge in Lake St. Louis, Missouri	Unencumbered

Entity Name on the Agreement Date	Expected Entity Name Following the Closing*	EIN and LEI	State of Formation	Foreign Qualifications	Purpose	Loan Type

Inland Diversified Norman University II, L.L.C.	KRG Norman University II, LLC	30-0752990	Delaware	Oklahoma	Owns Phase II —(Area 6) at University Town Center in Norman, Oklahoma	Unencumbered

Inland Diversified Ocean Isle Beach Landing, L.L.C.	KRG Ocean Isle Beach Landing, LLC	80-0862978	Delaware	North Carolina	Owns The Landing at Ocean Isle Beach in Ocean Isle Beach, North Carolina	Unencumbered

Inland Diversified Port St Lucie Square, L.L.C.	KRG Port St Lucie Square, LLC	27-2561468	Delaware	Florida	Owns Tradition Square Shopping Center in St. Lucie, Florida	Unencumbered

Inland Diversified South Elgin Commons, L.L.C.	KRG South Elgin Commons, LLC	90-0855778	Delaware	Illinois	Owns South Elgin Commons in Elgin, Illinois	Unencumbered

Inland Diversified St. Cloud 13th, L.L.C.	KRG St. Cloud 13th, LLC	27-2883332	Delaware	Florida	Owns St. Cloud Plaza Shopping Center in St. Cloud, Florida	Unencumbered

Inland Diversified/Vlass Temple Terrace JV, LLC	KRG/Vlass Temple Terrace JV, LLC	27-2885119	Delaware	Florida	Owns Temple Terrace Shopping Center Area A – Phase I in Temple Terrace, Florida	Unencumbered

* We plan to change the entity names following the closing (we anticipate doing this within 60 days following the closing, but this could be delayed).

SCHEDULE 7.1.(b)

Ownership Structure

Part I: Subsidiaries

Entity Name	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

KRG Bridgewater, LLC	20-1453863	Indiana		Owns Bridgewater Marketplace, Westfield, IN, excluding Walgreens, Huntington Bank, Primrose and Christian Brothers	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Centre, LLC	20-1453863	Indiana		Owns Rangeline Crossing, Carmel, IN	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Four Corner Square, LLC	20-1453863	Indiana	Washington	Owns Four Corner Square, Maple Valley, WA, except Optometrist outlot.	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG New Hill Place I, LLC	20-1453863	Indiana	North Carolina	Owns Phase I of Holly Springs Towne Center, Holly Springs, NC (excluding Target Tract and Olive Garden outparcel)	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Oak and Ford Zionsville, LLC	20-1453863	Indiana		Owns property in Zionsville, IN leased to Walgreens	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Parkside I, LLC	20-1453863	Indiana	North Carolina	Owns Parkside Town Commons (Phase I), Cary, NC	Wholly owned by Kite Realty Group, L.P.

KRG Parkside II, LLC	20-1453863	Indiana	North Carolina	Owns Parkside Town Commons (Phase II), Cary, NC	Wholly owned by Kite Realty Group, L.P.

KRG/Atlantic Delray Beach, LLC	20-3616896	Florida		Owns Delray Marketplace in Delray Beach, FL	Joint venture between KRG Delray Beach, LLC (a wholly owned subsidiary of Kite Realty Group, L.P.) and Atlantic TMD, LLC (an unrelated third party)

50th & 12th, LLC	20-1453863	Indiana	Washington	Flag for Dissolution — Former owner of 50th & 12th Walgreens, Seattle, WA	Wholly owned subsidiary of Kite Realty Group, L.P.

Brentwood Property Owners’ Association, Inc.	14-1865645	Florida		Owners’ Association for Tarpon Bay Plaza, Naples, FL	Owners of property in Tarpon Bay Plaza are members

Entity Name	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Delray Marketplace Master Association, Inc.	26-2362110	Florida		Owners’ Association for Delray Marketplace, Delray Beach, FL	Owners of property in Delray Marketplace are members

Eagle Plaza II, LLC	20-1453863	Indiana		Flag for Dissolution — Former owner of Red Bank Commons, Evansville, IN	Wholly owned subsidiary of Kite Realty Group, L.P.

Eddy Street Commons at Notre Dame Master Association, Inc.	37-1579966	Indiana		Owners’ Association for Eddy Street Commons, South Bend, IN	Owners of property in Eddy Street Commons are members

Estero Town Commons Property Owners Association, Inc.	20-5956355	Florida		Owners’ Association for Estero Town Commons, Estero, FL	Owners of property in Estero Town Commons are members

Jefferson Morton, LLC	20-1453863	Indiana		Flag for dissolution — Former owner of undeveloped land adjacent to Walgreens in Franklin, IN	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite Acworth Management, LLC	20-1453863	Delaware	Georgia	Managing member of Kite Acworth, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite Kokomo Management, LLC	20-1453863	Delaware	Indiana	Managing member of KRG Kokomo Project Company, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite McCarty State, LLC	20-1453863	Indiana		Member of KRG Plaza Green, LLC and Member of KRG Woodruff Greenville, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite New Jersey, LLC	20-1453863 (549300CR2 0MV4Q8E4 545)	Delaware	New Jersey	Flag for Dissolution — former owner of Ridge Plaza, Oak Ridge, NJ	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite Pen, LLC	20-1453863	Indiana		Member of KRG Woodruff Greenville, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite Realty Advisors, LLC d/b/a KMI Realty Advisors	20-1454180	Indiana		Successor-by-merger to KMI Realty Advisors, Inc.; sole member of Meridian South Insurance, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite Realty Construction, LLC	20-1495369	Indiana	FL, WA, NC	Performs third party construction	Wholly owned subsidiary of Kite Realty Holding, LLC

Kite Realty Development, LLC	20-1495369	Indiana		Build-to-suit and joint venture partner; sole member of Kite Realty New Hill Place, LLC and 80% owner of KRG/KP Northwest 20, LLC	Wholly owned subsidiary of Kite Realty Holding, LLC

Entity Name	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Kite Realty Eddy Street Garage, LLC	20-1495369	Indiana		Owns interest in real estate in South Bend, IN which has been developed for a garage	Wholly owned subsidiary of Kite Realty Holding, LLC

Kite Realty Group Trust	11-3715772	Maryland	IN, WA, FL, OH	The publicly-traded parent company	Parent company

Kite Realty Group, L.P.	20-1453863 (549300X6 R2GY18Y3 0D81)	Delaware	IN, FL, TX, GA, WA, IL, NJ, OH	The “operating partnership”	General partner is Kite Realty Group Trust. There are a number of limited partners who own partnership units.

Kite Realty Holding, LLC	20-1495369	Indiana		Taxable REIT Subsidiary	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite Realty Washington Parking, LLC	20-1495369	Indiana		Leases Union Station Garage from Kite Washington Parking, LLC	Wholly owned subsidiary of Kite Realty Holding, LLC

Kite Realty/White LS Hotel Operators, LLC	27-0671778	Indiana		Flag for Dissolution — Formerly operated and managed a limited services hotel, South Bend, IN	Kite Realty Holding, LLC owns 50% interest and White ND LS, LLC owns 50% interest

Kite San Antonio, LLC	20-1453863	Indiana		General partner of KRG San Antonio, LP	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Beacon Hill, LLC	20-1453863	Indiana		Member of KRG/I-65 Partners Beacon Hill, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Capital, LLC	20-1453863	Indiana	GA, DE	Sole member of KRG Panola I, LLC, KRG Panola II, LLC, KRG Texas, LLC, KRG Fishers Station, LLC and KRG Eagle Creek III, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Cedar Hill Village, LP	20-1453863	Indiana	Texas	Flag for Dissolution Former Owner of Cedar Hill Village, Cedar Hill, TX	KRG Texas, LLC is General Partner and Kite Realty Group, L.P. is limited partner

KRG CHP Management, LLC	20-1453863	Delaware		General partner of KRG Cedar Hill Plaza, LP	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Construction, LLC	20-1453863	Indiana	FL, WA, NC	Successor-by-merger to Kite Construction, Inc. Performs construction for REIT properties	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Cool Creek Management, LLC	20-1453863	Indiana		Managing Member of Westfield One, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

Entity Name	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

KRG Corner Associates, LLC	20-1453863	Indiana		General partner of Corner Associates, LP	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Courthouse Shadows I, LLC	20-1453863	Delaware		Sole Member of KRG Courthouse Shadows, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Daytona Management II, LLC	20-1453863	Delaware	Florida	General partner of International Speedway Square, Ltd.	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Daytona Management, LLC	20-1453863	Indiana		Flag for Dissolution- Former Managing member of Kite Daytona, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Daytona Outlot Management, LLC	20-1453863	Delaware	Florida	Managing member of KRG ISS, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Delray Beach, LLC	(549300C8 HS5X2G68 E036)	Indiana	Florida	Member of KRG/Atlantic Delray Beach, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Development, LLC d/b/a Kite Development	20-1453863	Indiana	FL, OR	Successor-by-merger to Kite Development Corporation	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Eddy Street Apartments, LLC	20-1453863	Indiana		Controls apartments portion of KRG Eddy Street Land, LLC	KRG Eddy Street Land, LLC owns 99% interest and KRG Eddy Street Land Management, LLC owns 1% interest

KRG Eddy Street Commons at Notre Dame Declarant, LLC	20-1453863	Indiana		Controls common space of KRG Eddy Street Land, LLC	Wholly owned subsidiary of KRG Eddy Street Land, LLC

KRG Eddy Street Commons, LLC	20-1453863	Indiana		Controls retail portion of KRG Eddy Street Land, LLC	KRG Eddy Street Land, LLC owns 99% interest and KRG Eddy Street Land Management, LLC owns 1% interest

KRG Eddy Street Land Management, LLC	20-1453863	Delaware	Indiana	Managing member of KRG Eddy Street Land, LLC, KRG Eddy Street Apartments, LLC, KRG Eddy Street Commons, LLC and KRG Eddy Street Office, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Eddy Street Office, LLC	20-1453863	Indiana		Controls office portion of KRG Eddy Street Land, LLC	KRG Eddy Street Land, LLC owns 99% interest and KRG Eddy Street Land Management, LLC owns 1% interest

Entity Name	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

KRG Fishers Station II, LLC	20-1453863	Indiana		Managing partner of Fishers Station Development Company	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Geist Management, LLC	20-1453863	Indiana		Sole member of 116 & Olio, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Hamilton Crossing Management, LLC	20-1453863	Delaware	Indiana	Managing member of KRG Hamilton Crossing, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Kokomo Project Company, LLC	20-1453863	Indiana		Master Lessee of Boulevard Crossing, Kokomo, IN	Kite Kokomo, LLC owns 99% interest and Kite Kokomo Management, LLC owns 1% interest

KRG Magellan, LLC	11-3715772	Maryland		Acquisition company for Inland Diversified	Wholly owned subsidiary of Kite Realty Group Trust (Wholly owned subsidiary of Kite Realty Group, L.P. at time of merger)

KRG Management, LLC	20-1453934	Indiana	Texas, Florida, North Carolina	Holds related party management agreements. Main payroll entity	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Market Street Village I, LLC	20-1453863	Indiana	Texas	General Partner of KRG Market Street Village, LP	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Market Street Village II, LLC	20-1453863	Indiana		Limited Partner of KRG Market Street Village, LP	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Marysville, LLC	20-1453863	Indiana		Managing member of KRG/WLM Marysville, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Naperville Management, LLC	20-1453863	Delaware	IL, IN	Managing member of KRG Naperville, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Oldsmar Management, LLC	20-1453863	Delaware	Florida	Manager of KRG Oldsmar Project Company, LLC	KRG/PRP Oldsmar, LLC owns 100% interest

KRG Oldsmar Project Company, LLC	20-3760708	Delaware	Florida	Master Lessee of Bayport Commons, in Oldsmar, FL	KRG/PRP Oldsmar, LLC owns 99% interest and KRG Oldsmar Management, LLC owns 1% interest

KRG Oldsmar, LLC	20-1453863	Indiana		Managing Member of KRG/PRP Oldsmar, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

Entity Name	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

KRG Pan Am Plaza, LLC	20-1453863	Indiana		Member of KRG/CP Pan Am Plaza, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Plaza Volente Management, LLC	20-1453863	Delaware		General Partner of KRG Plaza Volente, LP	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG PR Ventures, LLC	20-1453863	Indiana		Flag for Dissolution— former KRG Member of Prudential JVs (KRG/PRISA II Parkside, LLC)	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Sunland Management, LLC	20-1453863	Delaware	Indiana	General partner of KRG Sunland, L.P.	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Texas, LLC	20-1453863	Indiana	Texas	General partner of KRG Cedar Hill Village, LP, KRG Sunland II, LP; KRG Pipeline Pointe, LP., and 1% partner of Preston Commons, LLP	Wholly owned subsidiary of KRG Capital, LLC

KRG Traders Management, LLC	20-1453863	Delaware	Indiana	Manager of Kite West 86th Street, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Washington Management, LLC	20-1453863	Delaware	Indiana	Managing member of Kite Washington, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Whitehall Pike Management, LLC	20-1453863	Indiana		Managing member of Whitehall Pike, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG/KP Northwest 20, LLC	20-3026564	Indiana		Joint venture vehicle with Scott Pitcher for Walgreens deals in Pacific Northwest; sole member of Cornelius Adair, LLC	Joint venture owned 80% by Kite Realty Development, LLC and 20% by Scott Pitcher (an unrelated third party)

KRG/PRISA II Parkside, LLC	90-0324617	Delaware	North Carolina	Flag for Dissolution —Owns wetland mitigation land for Parkside Town Commons	Wholly owned by KRG PR Ventures, LLC (a wholly owned subsidiary of Kite Realty Group, L.P.)

Meridian South Insurance, LLC	20-1454180	TN		Owns Captive insurance company, MS Insurance Protected Cell Series 2014-15	Wholly owned subsidiary of Kite Realty Advisors, LLC

MS Insurance Protected Cell Series 2014-15	36-4781946	TN		Captive insurance company/taxable REIT subsidiary	Wholly owned subsidiary of Meridian South Insurance, LLC

Preston Commons, LLP	20-1453863	Indiana	Texas	Member of KRG Plaza Green, LLC	99% owed by Kite Realty Group, L.P. and 1% owned by KRG Texas, LLC

Entity Name	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Riverchase Owners’ Association, Inc.	65-0232480	Florida		Owners’ Association for Riverchase Plaza, Naples, FL	Owners of property in Riverchase Plaza are members

KRG Portofino Project Company, LLC	20-1453863	Indiana	Texas	Flag for Dissolution — Master Lessee of Portofino Shopping Center in Montgomery County, Texas	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite Washington, LLC	20-1453863, (549300A96 EYTXTDM 0K44)	Indiana		Owns Thirty South, Indianapolis, IN	Kite Realty Group, L.P. owes 99% interest and KRG Washington Management, LLC owns 1% interest

KRG 951 & 41, LLC	20-1453863	Indiana	Florida	Owns land to be developed as Tamiami Crossing, Naples, FL	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Eastgate Pavilion, LLC	20-1453863	Indiana	Ohio	Owns Eastgate Pavilion, Cincinnati, OH	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Fishers Station, LLC	20-1453863	Indiana		Owns Marsh at Fishers Station, Fishers, IN	Wholly owned subsidiary of KRG Capital, LLC

KRG/I-65 Partners Beacon Hill, LLC	20-3229387	Indiana		Owns Beacon Hill, Crown Point, IN, excluding Strack & VanTil parcel, Harris Bank Outlots #1, 5, 6 and 7.	Joint venture between KRG Beacon Hill, LLC (wholly owned subsidiary of Kite Realty Group, L.P.) and I-65 Partners, LLC (an unrelated third party)

Fishers Station Development Company	35-1740058	Indiana		Owns shops at Fishers Station, Fishers, IN

KRG Fishers Station II, LLC (a wholly owned subsidiary of Kite Realty Group, L.P.) is the managing partner and holds a 25% interest. Sunblest Farms, Inc. (a non-related third party) holds a 75% interest and receives a capped cash flow distribution.

116 & Olio, LLC	20-1453863	Indiana		Owns Geist Pavilion, Fishers, IN	Wholly owned subsidiary of KRG Geist Management, LLC

International Speedway Square, Ltd.	20-1453863	Florida		Owns International Speedway Square, Daytona Beach, FL, excluding Longhorn and Chili outlots	General Partner is KRG Daytona Management II, LLC and Kite Realty Group, L.P. is the limited partner

Entity Name	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Kite Acworth, LLC	20-1453863	Indiana	Georgia	Owns Publix at Acworth, Acworth, GA	Kite Realty Group, L.P. owns of 99% interest and KRG Acworth Management, LLC owns 1% interest

Kite Kokomo, LLC	20-1453863	Indiana		Owns Boulevard Crossing, Kokomo, IN; leased to KRG Kokomo Project Company, LLC and owns 99% of KRG Kokomo Project Company, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite West 86th Street, LLC	20-1453863	Indiana		Owns Traders Point, Indianapolis, IN, excluding Outlots except Macaroni Grill & Chili’s	Kite Realty Group, L.P. owns 99% interest and KRG Traders Management, LLC owns 1% interest

KRG Eddy Street Land, LLC	20-1453863	Indiana

Owner of or is ground lessee of land in South Bend, IN developed as Eddy Street Commons; sole member of KRG Eddy Street Commons at Notre Dame Declarant, LLC and owns 99% of each of KRG Eddy Street Apartments, LLC, KRG Eddy Street Commons, LLC and KRG Eddy Street Office, LLC

Kite Realty Group, L.P. owns 99% interest and KRG Eddy Street Land Management, LLC owns 1% interest

KRG Hamilton Crossing, LLC	20-1453863	Indiana		Owns Hamilton Crossing Centre, Carmel, IN	Kite Realty Group, L.P. owns 99% interest and KRG Hamilton Crossing Management, LLC owns 1% interest

KRG Indian River, LLC	20-1453863	Delaware	Florida	Owns Indian River Square, Vero Beach, FL	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG ISS, LLC	20-1453863	Indiana	Florida	Owns outlot (Chili’s) at ISS, Daytona Beach, FL	Kite Realty Group, L.P. owns 99% interest and KRG Daytona Outlot Management, LLC owns 1% interest

KRG Naperville, LLC	20-1453863	Indiana	Illinois	Owns Naperville Marketplace Naperville, IL, (excluding Caputo’s)	Kite Realty Group, L.P. owns 99% interest and KRG Naperville Management, LLC owns 1% interest

Entity Name	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

KRG Panola I, LLC	20-1453863	Delaware	Georgia	Owns Publix at The Centre at Panola, Lithonia, GA	Wholly owned subsidiary of KRG Capital, LLC

KRG Pine Ridge, LLC	20-1453863	Delaware	Florida	Owns Pine Ridge Crossing, Naples, FL	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Plaza Volente, LP	20-1453863	Indiana	Texas	Owns Plaza Volente, Austin, TX	KRG Plaza Volente Management, LLC is General Partner and Kite Realty Group, L.P. is limited partner

KRG Riverchase, LLC	20-1453863	Delaware	Florida	Owns Riverchase Plaza Shopping Center, Naples, FL	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Sunland, LP	20-1453863	Indiana	Texas	Owns Sunland Towne Centre, El Paso, TX (except KRG Sunland II parcel).	KRG Sunland Management, LLC is General Partner and Kite Realty Group, L.P. is limited partner

KRG/PRP Oldsmar, LLC	20-3760708	Florida		Owns Bayport Commons in Oldsmar, FL; sole member of KRG Oldsmar Management, LLC and owns 99% of KRG Oldsmar Project Company, LLC	Joint venture between KRG Oldsmar, LLC (a wholly owned subsidiary of Kite Realty Group, L.P.) and PRP Florida, LLC (an unrelated third party)

Westfield One, LLC	20-1453863	Indiana		Owns Cool Creek Commons, Westfield, IN, excluding outlots	Kite Realty Group, L.P. owns 99% interest and KRG Cool Creek Management, LLC owns 1% interest

Whitehall Pike, LLC	20-1453863	Indiana		Owns Whitehall Pike, Bloomington, IN	Kite Realty Group, L.P. owns 99% interest and KRG Whitehall Pike Management, LLC owns 1% interest

82 & Otty, LLC	20-1453863	Indiana	Oregon	Owns ground lease interest in Shops at Otty, Clackamas, OR	Wholly owned subsidiary of Kite Realty Group, L.P.

Brentwood Land Partners, LLC	20-1453863	Delaware	Florida Indiana	Owns Tarpon Bay Plaza, Naples, FL, excluding Target Tract and Chili’s Outlot	Wholly owned subsidiary of Kite Realty Group, L.P.

Corner Associates, LP	20-1453863	Indiana		Owns The Corner, Carmel, IN	KRG Corner Associates, LLC is General Partner and Kite Realty Group, L.P. is limited partner

Entity Name	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Glendale Centre, L.L.C.	20-1453863	Indiana		Owns Glendale Town Center, Indianapolis, IN, excluding Keystone Avenue Outlots and BWW outlot	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite Eagle Creek, LLC	20-1453863	Indiana	Florida	Owns Shops at Eagle Creek, Naples, FL, excluding Lowe’s	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite Greyhound III, LLC	20-1453863	Indiana		Owns development land at Greyhound Commons, Carmel, IN, excluding Regions Bank outlot	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite Greyhound, LLC	20-1453863	Indiana		Owns Greyhound Commons, Carmel, IN	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite King’s Lake, LLC	20-1453863	Indiana	Florida	Owns King’s Lake Square, Naples, FL	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite Realty Eddy Street Land, LLC	20-1495369	Indiana		Owns real estate in South Bend, IN which will be developed for residential purposes to be sold	Wholly owned subsidiary of Kite Realty Holding, LLC

Kite Realty New Hill Place, LLC	20-1495369	Indiana	North Carolina	Owns potential residential development property in Holly Springs, NC	Wholly owned subsidiary of Kite Realty Development, LLC

Kite Washington Parking, LLC	20-1453863	Indiana		Owns Union Station Garage, Indianapolis, IN	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite West 86th Street II, LLC	20-1453863	Indiana		Owns Traders Point II, Indianapolis, IN, excluding Bank Outlot	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Bolton Plaza, LLC	20-1453863	Indiana	Florida	Owns Bolton Plaza, Orange Park, FL	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Burnt Store, LLC	20-1453863	Indiana	Florida	Owns Burnt Store Promenade in Charlotte County, Florida	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Castleton Crossing, LLC	20-1453863	Indiana		Owns Castleton Crossing, Indianapolis, Indiana	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Cedar Hill Plaza, LP	20-1453863	Delaware	Texas	Owns Plaza at Cedar Hill, Cedar Hill, TX	KRG CHP Management is General Partner and Kite Realty Group, L.P. is limited partner

KRG Clay, LLC	20-1453863	Indiana	Alabama	Owns Clay Marketplace in Jefferson County, Alabama	Wholly-owned subsidiary of Kite Realty Group, L.P.

Entity Name	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

KRG College I, LLC	20-1453863	Indiana		Owns portion of 54th & College, Indianapolis, IN (Fresh Market)	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG College, LLC	20-1453863	Indiana		Owns portion of 54th & College, Indianapolis, IN (Fresh Market)	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Cool Creek Outlots, LLC	20-1453863	Indiana		Owns one (1) outlot at Cool Creek Commons	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Cool Springs, LLC	20-3462730	Indiana	Tennessee	Owns Cool Springs Market, Franklin, Tennessee	Wholly owned subsidiary of KRG Pembroke Pines, LLC

KRG Courthouse Shadows, LLC	20-1453863	Delaware	Florida	Owns Courthouse Shadows, Naples, FL	Wholly owned subsidiary of KRG Courthouse Shadows I, LLC

KRG Cove Center, LLC	20-1453863	Indiana	Florida	Owns Cove Center, Stuart, FL	Wholly-owned subsidiary of Kite Realty Group, L.P.

KRG Eagle Creek III, LLC	20-1453863	Indiana	Florida	Owns parcel at Eagle Creek, Naples, FL leased to Dunkin Donuts	Wholly owned subsidiary of KRG Capital, LLC

KRG Eagle Creek IV, LLC	20-1453863	Indiana	Florida	Owns Pad 5 (outlot) at Eagle Creek, Naples, FL	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Eddy Street FS Hotel, LLC	20-1453863	Indiana		Owns land in South Bend, IN to be developed as a full service hotel	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Estero, LLC	20-1453863	Indiana	Florida	Owns Estero Town Commons, Estero, FL, excluding Regions Bank and Ruby Tuesday Outlots	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Fox Lake Crossing, LLC	20-1453863	Delaware	Illinois	Owns Phase I of Fox Lake Crossing, IL	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Gainesville, LLC	20-1453863	Indiana	Florida	Owns Gainesville Plaza, Gainesville, FL	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG ISS LH OUTLOT, LLC	20-1453863	Indiana	Florida	Owns outlot (Longhorn) at ISS, Daytona Beach, FL	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Lakewood, LLC	20-1453863	Indiana	Florida	Owns Lakewood Promenade in Duval County, Florida	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Lithia, LLC	20-1453863	Indiana	Florida	Owns Lithia Crossing, Tampa, Florida	Wholly owned subsidiary of Kite Realty Group, L.P.

Entity Name	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

KRG Market Street Village, LP	20-1453863	Indiana	Texas	Owns Market Street Village, Hurst, Texas, (excluding Chic-fil-A)	KRG Market Street Village I, LLC is General Partner and KRG Market Street Village II, LLC is limited partner

KRG New Hill Place, LLC	20-1453863	Indiana	North Carolina	Owns Phase II of Holly Springs Towne Center, in Holly Springs, NC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Oleander, LLC	20-1453863	Indiana	North Carolina	Owns Oleander Place, Wilmington, NC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Panola II, LLC	20-1453863	Indiana	Georgia	Owns small shop building adjacent to Publix at Panola, Lithonia, GA	Wholly owned subsidiary of KRG Capital, LLC

KRG Pembroke Pines, LLC	20-1453863	Indiana	Florida	Owns Cobblestone Plaza in Pembroke Pines, FL; sole member of KRG Cool Springs, LLC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Pipeline Pointe, LP	20-1453863	Indiana	Texas	Owns “B” Shops with 4 Tenants, Hurst, TX adjacent to Market Street Village	KRG Texas, LLC is General Partner and Kite Realty Group, L.P. is limited partner

KRG Plaza Green, LLC	20-1453863	Indiana	South Carolina	Owns Shoppes at Plaza Green, Greenville, South Carolina	Kite McCarty State, LLC, owns 50% interest and Preston Commons, LLP, owns 50% interest.

KRG Rivers Edge, LLC	20-1453863	Indiana		Owns Shops at Rivers Edge, Indianapolis, IN	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG San Antonio, LP	20-1453863	Indiana	Texas	Owns Burlington Coat Factory, San Antonio, TX	Kite San Antonio, LLC is General Partner and Kite Realty Group, L.P. is limited partner

KRG Sunland II, LP	20-1453863	Indiana	Texas	Owns a portion of Sunland Towne Centre, El Paso, TX	KRG Texas, LLC is General Partner and Kite Realty Group, L.P. is limited partner

KRG Toringdon Market, LLC	20-1453863	Indiana	North Carolina	Owns Toringdon Market in Charlotte, North Carolina	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Vero, LLC	20-1453863	Indiana	Florida	Owns 12th Street Plaza, Vero Beach, FL	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Waterford Lakes, LLC	20-1453863	Indiana	Florida	Owns Waterford Lakes Village, Orlando, FL	Wholly owned subsidiary of Kite Realty Group, L.P.

Entity Name	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

KRG Woodruff Greenville, LLC	20-1453863	Indiana	South Carolina	Owns Publix at Woodruff, Greenville, South Carolina	Kite McCarty State, LLC, owns 50% interest and Kite Pen, LLC, owns 50% interest.

Noblesville Partners, LLC	20-1453863	Indiana		Owns Stoney Creek Commons, Noblesville, IN	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Eastwood, LLC	20-1453863	Indiana	Florida	Owns Shoppes of Eastwood in Orlando, Florida	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Hunter’s Creek, LLC	20-1453863	Indiana	Florida	Owns Hunter’s Creek Promenade in Orange County, Florida	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Northdale, LLC	20-1453863	Indiana	Florida	Owns Northdale Promenade in Hillsborough County, Florida	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Trussville I, LLC	20-1453863	Indiana	Alabama	Owns Trussville Promenade I, in Jefferson County, Alabama	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Trussville II, LLC	20-1453863	Indiana	Alabama	Owns Trussville Promenade II, in Jefferson County, Alabama	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Kingwood Commons, LLC	20-1453863	Indiana	Texas	Owns Kingwood Commons in Montgomery County, Texas	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Portofino, LLC	26-0173376	Indiana	Texas	Owns Portofino Shopping Center in Montgomery County, Texas	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Beechwood, LLC	20-1453863	Indiana	Georgia	Owns Beechwood Promenade in Clarke County, Georgia	Wholly owned subsidiary of Kite Realty Group, L.P.

Kite Realty Peakway at 55, LLC	20-1495369	Indiana	North Carolina	Owns acreage in Apex, NC	Wholly owned subsidiary of Kite Realty Holding, LLC

KRG Peakway at 55, LLC	20-1453863	Indiana	North Carolina	Owns portions of Broadstone Station, Apex, NC	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Rivers Edge II, LLC	20-1453863	Indiana		Owns property adjacent to Shops at Rivers Edge, Indianapolis, IN leased to BGI	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Fox Lake Crossing II, LLC	20-1453863	Indiana		Owns Phase II of Fox Lake Crossing in Fox Lake, IL	Wholly owned subsidiary of Kite Realty Group, L.P.

KRG Greencastle, LLC	20-1453863	Indiana		Owns in part, and ground leases in part, bookstore parcel, Greencastle, IN (DePauw University)	Wholly owned subsidiary of Kite Realty Group, L.P.

Entity Name	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Cornelius Adair, LLC	20-3026564	Indiana	Oregon	Owns Cornelius Gateway, Cornelius, OR	Wholly owned subsidiary of KRG/KP Northwest 20, LLC

KRG/CP Pan Am Plaza, LLC	26-1918928	Indiana		Owns Pan Am Plaza, Indianapolis, IN	Joint venture between KRG Pan Am Plaza, LLC (a wholly owned subsidiary of Kite Realty Group, L.P.) and CP Pan Am Plaza, LLC (Coastal Partners)

KRG/WLM Marysville, LLC	20-3021696	Indiana	Washington	Owns parcel for residential development	Joint venture between KRG Marysville, LLC (a wholly owned subsidiary of Kite Realty Group, L.P.) and WLM Marysville, LLC (an unrelated third party)

Entity Name on the Agreement Date	Expected Entity Name Following the Closing*	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Inland Diversified Branson Hills IV, L.L.C.	KRG Branson Hills IV, LLC	90-0836771	Delaware	Missouri	Owns outlots at The Shoppes at Branson Hills, Branson, Missouri	Wholly owned subsidiary of KRG Magellan, LLC

Bulwark Corporation	KRG Bulwark, LLC	06-0730433	Delaware		Owns KRG Aiken Hitchcock, LLC, KRG Goldsboro Memorial, LLC and KRG Frisco Westside, LLC	Wholly owned subsidiary of KRG Splendido Real Estate, LLC

Inland Diversified Dayville Killingly Member II, L.L.C.	KRG Dayville Killingly Member II, LLC	80-0849919	Delaware		Member of KRG Dayville Killingly Member, LLC	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Dayville Killingly Member, L.L.C.	KRG Dayville Killingly Member, LLC	61-1689919	Delaware		Member of KRG Dayville Property Development, LLC	KRG Dayville Killingly Member II, LLC holds 54.93% interest and Dayville Unit Investors, LLC (a non-related third party) holds 45.07%

Entity Name on the Agreement Date	Expected Entity Name Following the Closing*	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

interest.

Inland Diversified Jacksonville Julington Creek, L.L.C.	KRG Jacksonville Julington Creek, LLC	30-0733671	Delaware	Florida	Owner of Shops at Julington Creek in Jacksonville, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Norman University IV, L.L.C.	KRG Norman University IV, LLC	37-1744193	Delaware	Oklahoma	Flag for Dissolution- Former owner of Phase IV (Michaels, HomeGoods, DSW Show Warehouse) at University Town Center in Norman, Oklahoma	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Shops at Moore Member, L.L.C.	KRG Shops at Moore Member, LLC	37-1698339	Delaware		Member of KRG Shops at Moore, LLC	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Splendido Real Estate, Inc.	KRG Splendido Real Estate, LLC	11-3841840	Delaware	New Jersey	Owns KRG Bulwark, LLC	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Temple Terrace Member, L.L.C.	KRG Temple Terrace Member, LLC	27-2553673	Delaware		Member of KRG/ Vlass Temple Terrace JV, LLC	Wholly owned subsidiary of KRG Magellan, LLC

Inland Territory Member, L.L.C.	KRG Territory Member, LLC	61-1696629	Delaware		Member of KRG Territory, LLC	Wholly owned subsidiary of KRG Magellan, LLC

Inland Territory, L.L.C.	KRG Territory, LLC	37-1705625	Delaware		Member of KRG Henderson Eastgate, LLC, KRG Las Vegas Centennial Center, LLC, KRG Las Vegas Centennial Gateway, LLC, KRG Las Vegas Craig, LLC, KRG Las Vegas Eastern Beltway, LLC, and KRG North

KRG Territory Member, LLC holds 78.21% interest and Centennial Centre, LLC, Eastern Beltway, Ltd., Retail Development Partners, LLC, and Centennial Gateway, LLC (non-related third parties) hold a 21.79% interest.

Entity Name on the Agreement Date	Expected Entity Name Following the Closing*	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Las Vegas Losee, LLC

Inland Diversified Waxahachie Crossing GP, L.L.C.	KRG Waxahachie Crossing GP, LLC	27-4454514	Delaware	Texas Illinois	General Partner of KRG Waxahachie Crossing Limited Partnership	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Waxahachie Crossing LP, L.L.C.	KRG Waxahachie Crossing LP, LLC	?	Delaware	Texas	Limited Partner of KRG Waxahachie Crossing Limited Partnership	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified White Plains City Center Member II, L.L.C.	KRG White Plains City Center Member II, LLC	80-0849806	Delaware		Member of KRG White Plains City Center Member, LLC	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified White Plains City Center Member, L.L.C.	KRG White Plains City Center Member, LLC	35-2455054	Delaware		Member of KRG White Plains City Center, LLC	KRG White Plains City Center Member II, LLC holds 66.74% interest and LC White Plains Retail, LLC and LC White Plains Recreation, LLC (non-related third parties) hold a 33.26% interest.

Inland Diversified Chelsea One Webster Member, L.L.C.	KRG Chelsea One Webster Member, LLC	36-4733918	Delaware		Member of KRG Chelsea One Webster, LLC	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Houston Hillcroft GP, L.L.C.	KRG Houston Hillcroft GP, LLC	27-3452031	Delaware	Texas & Illinois	General partner of KRG Houston Hillcroft Limited Partnership	Wholly owned subsidiary of KRG Magellan, LLC

Entity Name on the Agreement Date	Expected Entity Name Following the Closing*	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Inland Diversified Houston Hillcroft LP, L.L.C.	KRG Houston Hillcroft LP, LLC	?	Delaware	Texas	Limited partner of KRG Houston Hillcroft Limited Partnership, manages The Crossing at Hillcroft Apartments, f/k/a Wynhaven Crossing Apartments, Houston, Texas	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Dayville Property Development, L.L.C.	KRG Dayville Property Development, LLC	20-2556366	Connecticut		Owns Crossing at Killingly Commons, Dayville, Connecticut	Wholly owned subsidiary of KRG Dayville Killingly Member, LLC

Inland Diversified Neenah Fox Point, L.L.C.	KRG Neenah Fox Point, LLC	45-3184186	Delaware	Wisconsin	Owns Fox Point in Neenah, Wisconsin	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Pleasant Prairie Ridge, L.L.C.	KRG Pleasant Prairie Ridge, LLC	45-0712096	Delaware	Wisconsin	Owns Shoppes at Prairie Ridge, Pleasant Prairie, Wisconsin	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Virginia Beach Landstown, L.L.C.	KRG Virginia Beach Landstown, LLC	27-5301810	Delaware	Virginia	Owns Landstown Commons in Virginia Beach, Virginia	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified White Plains City Center, L.L.C.	KRG White Plains City Center, LLC	90-0887107	Delaware	New York	Owns City Center in White Plains, New York	Wholly owned subsidiary of White Plains City Center Member, LLC

Inland Diversified Dallas Wheatland, L.L.C.	KRG Dallas Wheatland, LLC	30-0751410	Delaware	Texas	Owns Wheatland Towne Crossing in Dallas, Texas	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Ashwaubenon Bay Park, L.L.C.	KRG Ashwaubenon Bay Park, LLC	27-5301168	Delaware	Wisconsin	Owns Village at Bay Park in Ashwaubenon, Wisconsin	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Athens Eastside, L.L.C.	KRG Athens Eastside, LLC	80-0797871	Delaware	Alabama	Owns Eastside Junction in Athens, Alabama	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Bayonne Urban Renewal, L.L.C.	KRG Bayonne Urban Renewal, LLC	37-1654828	Delaware	New Jersey	Owns Bayonne Shopping Center in Bayonne, New Jersey	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Bradenton Centre Point, L.L.C.	KRG Bradenton Centre Point, LLC	36-4739600	Delaware	Florida	Owns Centre Point Commons in	Wholly owned subsidiary of KRG Magellan, LLC

Entity Name on the Agreement Date	Expected Entity Name Following the Closing*	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Bradenton, Florida

Inland Diversified Branson Hills K-II, L.L.C.	KRG Branson Hills K-II, LLC	80-0811815	Delaware	Missouri	The Shoppes at Branson Hills Branson Hills Plaza (Kohl’s Parcel) in Branson, Missouri	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Branson Hills T-III, L.L.C.	KRG Branson Hills T-III, LLC	80-0811849	Delaware	Missouri	Owns The Shoppes at Branson Hills Branson Hills Plaza (TJMaxx Parcel) in Branson, Missouri	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Branson Hills, L.L.C.	KRG Branson Hills, LLC	30-0720316	Delaware	Missouri	Owns The Shoppes at Branson Hills at Branson Hills Plaza and Branson Hill Ozarks in Branson, Missouri	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Charlotte Northcrest, L.L.C.	KRG Charlotte Northcrest, LLC	45-1473699	Delaware	North Carolina	Owns Northcrest Shopping Center in Charlotte, North Carolina	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Charlotte Perimeter Woods, L.L.C.	KRG Charlotte Perimeter Woods, LLC	45-1473699	Delaware	North Carolina	Owns Perimeter Woods in Charlotte, North Carolina	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Conyers Heritage, L.L.C.	KRG Conyers Heritage, LLC	45-1141569	Delaware	Georgia	Owns Heritage Square in Conyers, Georgia	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Draper Peaks, L.L.C.	KRG Draper Peaks, LLC	27-3081005	Delaware	Utah	Owns Draper Peaks in Draper, Utah	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Evans Mullins, L.L.C.	KRG Evans Mullins, LLC	45-1473843	Delaware	Georgia	Owns Mullins Crossing in Evans, Georgia	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Fort Myers Colonial Square, L.L.C.	KRG Fort Myers Colonial Square, LLC	27-3651696	Delaware	Florida	Owns Colonial Square in Fort Myers, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Fort Myers Village Walk, L.L.C.	KRG Fort Myers Village Walk, LLC	27-3651807	Delaware	Florida	Owns Shops at Village Walk in Fort Myers, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Entity Name on the Agreement Date	Expected Entity Name Following the Closing*	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Inland Diversified Fort Wayne Lima Outlot, L.L.C.	KRG Fort Wayne Lima Outlot, LLC	80-0946250	Delaware	Indiana	Owns Lima Outlot in Fort Wayne, Indiana	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Fort Wayne Lima, L.L.C.	KRG Fort Wayne Lima, LLC	27-4349238	Delaware	Indiana	Owns Lima Marketplace in Fort Wayne, Indiana	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Harvest Square, L.L.C.	KRG Harvest Square, LLC	32-0357406	Delaware	Alabama	Owns Harvest Square in Harvest, Alabama	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Henderson Eastgate, L.L.C.	KRG Henderson Eastgate, LLC	90-0904855	Delaware	Nevada	Owns Eastgate in Henderson, Nevada	Wholly owned subsidiary of KRG Territory, LLC

Inland Diversified Hot Springs Fairgrounds, L.L.C.	KRG Hot Springs Fairgrounds, LLC	45-2621093	Delaware	Arkansas	Owns Fairgrounds Crossing in Hot Springs, Arkansas	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Jacksonville Julington Creek II, L.L.C.	KRG Jacksonville Julington Creek II, LLC	36-4737199	Delaware	Florida	Owns adjacent option parcel at Julington Creek in Jacksonville, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Jacksonville Richlands, L.L.C.	KRG Jacksonville Richlands, LLC	45-1141398	Delaware	North Carolina	Owns Westpark Plaza(Walgreen) in Jacksonville, North Carolina	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Kissimmee Pleasant Hill, L.L.C.	KRG Kissimmee Pleasant Hill, LLC	27-1905876	Delaware	Florida	Owns Pleasant Hill Commons in Kissimmee, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Lake City Commons, L.L.C.	KRG Lake City Commons, LLC	27-2883400	Delaware	Florida	Owns Lake City Commons in Lake City, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Lake Mary, L.L.C.	KRG Lake Mary, LLC	45-1141192	Delaware	Florida	Owns Lake Mary Plaza (Walgreens) in Lake Mary, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Las Vegas Centennial Center, L.L.C.	KRG Las Vegas Centennial Center, LLC	90-0904608	Delaware	Nevada	Owns Centennial Center in Las Vegas, Nevada	Wholly owned subsidiary of KRG Territory, LLC

Inland Diversified Las Vegas Centennial Gateway, L.L.C.	KRG Las Vegas Centennial Gateway, LLC	90-0904651	Delaware	Nevada	Owns Centennial Gateway in Las Vegas, Nevada	Wholly owned subsidiary of KRG Territory, LLC

Entity Name on the Agreement Date	Expected Entity Name Following the Closing*	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Inland Diversified Las Vegas Eastern Beltway, L.L.C.	KRG Las Vegas Eastern Beltway, LLC	90-0904832	Delaware	Nevada	Owns Eastern Beltway in Las Vegas, Nevada	Wholly owned subsidiary of KRG Territory, LLC

Inland Diversified Merrimack Village, L.L.C.	KRG Merrimack Village, LLC	27-1445317	Delaware	New Hampshire	Own Merrimack Village Center in Merrimack, New Hampshire	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Miramar Square, L.L.C.	KRG Miramar Square, LLC	90-0875147	Delaware	Florida	Owns Miramar Square in Miramar, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Newburgh Bell Oaks, L.L.C.	KRG Newburgh Bell Oaks, LLC	27-3774872	Delaware	Indiana	Owns Bell Oaks Centre in Newburgh, Indiana	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Norman University III, L.L.C.	KRG Norman University III, LLC	38-3889326	Delaware	Oklahoma	Owns Phase III (Areas 2A & 2B) and Phase IV (Michaels, HomeGoods, DSW Show Warehouse) at University Town Center in Norman, Oklahoma	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Norman University, L.L.C.	KRG Norman University, LLC	27-5174261	Delaware	Oklahoma	Owns University Town Center in Norman, Oklahoma	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Oklahoma City Silver Springs, L.L.C.	KRG Oklahoma City Silver Springs, LLC	45-1600097	Delaware	Oklahoma	Owns Silver Springs Pointe in Oklahoma City, Oklahoma	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Omaha Whispering Ridge, L.L.C.	KRG Omaha Whispering Ridge, LLC	27-2992784	Delaware	Nebraska	Owns Whispering Ridge in Omaha, Nebraska	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Orange City Saxon, L.L.C.	KRG Orange City Saxon, LLC	80-0815965	Delaware	Florida	Owns Saxson Crossing in Orange City, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Palm Coast Landing, L.L.C.	KRG Palm Coast Landing, LLC	61-1665963	Delaware	Florida	Owns Palm Coast Landing in Palm Coast, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Port St. Lucie Landing, L.L.C.	KRG Port St. Lucie Landing, LLC	27-2561571	Delaware	Florida	Owns The Landing at Tradition in Port St. Lucie, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Entity Name on the Agreement Date	Expected Entity Name Following the Closing*	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Inland Diversified Prattville Legends, L.L.C.	KRG Prattville Legends, LLC	27-5174064	Delaware	Alabama	Owns Prattville Town Center in Prattville, Alabama	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Shops at Moore II, L.L.C.	KRG Shops at Moore II, LLC	38-3886346	Delaware	Oklahoma	Owns Lot 9 of Shops at Moore in Moore, Oklahoma	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Shops at Moore, L.L.C.	KRG Shops at Moore, LLC	61-1690512	Delaware	Oklahoma	Owns Shops at Moore in Moore, Oklahoma	Wholly owned subsidiary of KRG Shops at Moore Member, LLC

Inland Diversified Shreveport Regal Court, L.L.C.	KRG Shreveport Regal Court, LLC	27-2504599	Delaware	Louisiana	Owns Regal Court in Shreveport, Louisiana	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Stevens Point Pinecrest, L.L.C.	KRG Stevens Point Pinecrest, LLC	90-1016796	Delaware	Wisconsin	Owns Copps Grocery in Stevens Point, Wisconsie	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Tucson Corner, L.L.C.	KRG Tucson Corner, LLC	80-0862942	Delaware	Arizona	Owns The Corner in Tucson, Arizona	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Waxahachie Crossing Limited Partnership	KRG Waxahachie Crossing Limited Partnership	27-4454629	Illinois	Texas	Owns Waxahachie Crossing in Waxahachie, Texas	KRG Waxahachie Crossing LP, LLC owns 99.5% interest and KRG Waxahachie Crossing GP, LLC owns 0.5% interest

Inland Diversified Chelsea One Webster, L.L.C.	KRG Chelsea One Webster, LLC	90-0855876	Delaware	Massachusetts	Owns One Webster Apartments in Chelsea, Massachusetts	Wholly owned subsidiary of KRG Chelsea One Webster Member, LLC

Inland Diversified Houston Hillcroft Limited Partnership	KRG Houston Hillcroft Limited Partnership	27-3459225	Illinois	Texas	Owns The Crossing at Hillcroft Apartments, f/k/a Wynhaven Crossing Apartments, Houston, Texas	KRG Houston Hillcroft, LP, LLC owns 99.9 % interest and KRG Houston Hillcroft GP, LLC owns 0.1% interest

Inland Diversified Aiken Hitchcock, L.L.C.	KRG Aiken Hitchcock, LLC	36-4784056	Delaware	South Carolina	Owns Hitchcock Plaza in Aiken, South Carolina	Wholly owned subsidiary of KRG Bulwark, LLC

Inland Diversified Alcoa Hamilton, L.L.C.	KRG Alcoa Hamilton, LLC	90-0799985	Delaware	Tennessee	Owns Hamilton Crossing- Phase II in Alcoa, Tennessee	Wholly owned subsidiary of KRG Magellan, LLC

Entity Name on the Agreement Date	Expected Entity Name Following the Closing*	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Alcoa TN, L.L.C.	KRG Alcoa TN, LLC	80-0790374	Delaware	Tennessee	Owns Hamilton Crossing- Phase III in Alcoa, Tennessee	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Draper Crossing, L.L.C.	KRG Draper Crossing, LLC	27-1790947	Delaware	Utah	Owns Draper Crossing in Draper, Utah	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Evans Mullins Outlots, L.L.C.	KRG Evans Mullins Outlots, LLC	45-1473972	Delaware	Georgia	Owns Mullins Crossing Outlots in Evans, Georgia	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Frisco Westside, L.L.C.	KRG Frisco Westside, LLC	61-1737669	Delaware	Texas	Owns Westside Market in Frisco, Texas	Wholly owned subsidiary of KRG Bulwark, LLC

Inland Diversified Goldsboro Memorial, L.L.C.	KRG Goldsboro Memorial, LLC	30-0811302	Delaware	North Carolina	Owns Memorial Commons in Goldsboro, NC	Wholly owned subsidiary of KRG Bulwark, LLC

Inland Diversified Lake City Commons II, L.L.C.	KRG Lake City Commons II, LLC	32-0387087	Delaware	Florida	Owns Lake City Commons- Phase II in Lake City, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Lake St. Louis Hawk Ridge, L.L.C.	KRG Lake St. Louis Hawk Ridge, LLC	37-1660768	Delaware	Missouri	Owns Hawk Ridge in Lake St. Louis, Missouri	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Norman University II, L.L.C.	KRG Norman University II, LLC	30-0752990	Delaware	Oklahoma	Owns Phase II —(Area 6) at University Town Center in Norman, Oklahoma	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Ocean Isle Beach Landing, L.L.C.	KRG Ocean Isle Beach Landing, LLC	80-0862978	Delaware	North Carolina	Owns The Landing at Ocean Isle Beach in Ocean Isle Beach, North Carolina	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Port St Lucie Square, L.L.C.	KRG Port St Lucie Square, LLC	27-2561468	Delaware	Florida	Owns Tradition Square Shopping Center in St. Lucie, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified South Elgin Commons, L.L.C.	KRG South Elgin Commons, LLC	90-0855778	Delaware	Illinois	Owns South Elgin Commons in Elgin, Illinois	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified St. Cloud 13th, L.L.C.	KRG St. Cloud 13th, LLC	27-2883332	Delaware	Florida	Owns St. Cloud Plaza Shopping Center in St. Cloud, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Entity Name on the Agreement Date	Expected Entity Name Following the Closing*	EIN and LEI	State of Formation	Foreign Qualification	Purpose	Ownership Structure

Inland Diversified/Vlass Temple Terrace JV, LLC	KRG/Vlass Temple Terrace JV, LLC	27-2885119	Delaware	Florida	Owns Temple Terrace Shopping Center Area A — Phase I in Temple Terrace, Florida	Wholly owned subsidiary of KRG Temple Terrace Member, LLC

Inland Diversified Jacksonville Deerwood Lake, L.L.C.	KRG Jacksonville Deerwood Lake, LLC	36-4739222	Delaware	Florida	Owns Deerwood Lake Apartments in Jacksonville, Florida	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Las Vegas Craig, L.L.C.	KRG Las Vegas Craig, LLC	80-0864699	Delaware	Nevada	Owns Lowe’s Plaza at West Craig Rd., and North Jones Blvd., in Las Vegas, Nevada	Wholly owned subsidiary of KRG Territory, LLC

Inland Diversified North Las Vegas Losee, L.L.C.	KRG North Las Vegas Losee, LLC	90-0904877	Delaware	Nevada	Owns Cannery Corner at Losee Rd., and Craig Rd., in North Las Vegas, Nevada	Wholly owned subsidiary of KRG Territory, LLC

Inland Diversified Cumming Market Place Member II, L.L.C.	N/A	80-0842258	Delaware		Flagged for Dissolution — Property sold	Wholly owned subsidiary of KRG Magellan, LLC

Inland Diversified Cumming Market Place Member, L.L.C.	N/A	30-0746424	Delaware		Flagged for Dissolution — Property sold	Joint venture between Inland Diversified Cumming Market Place Member II, L.L.C. and Market Place Partners No. 2, LLC (a third party)

Inland Diversified Cumming Market Place, L.L.C.	N/A	80-0842212	Delaware	Georgia	Flagged for Dissolution — Property sold	Wholly owned subsidiary of Inland Diversified Cumming Market Place Member II, L.L.C.

* We plan to change the entity names during the 60 day period following the closing.

Part II: Unconsolidated Affiliates

None.

SCHEDULE 7.1.(f)

Title to Properties; Liens

Part I: Real Property

Property	City	State	% Owned	Encumbrances
Operating Retail Properties
Clay Market Place	Birmingham	AL	100%	0
Trussville Promenade	Birmingham	AL	100%	0
12th Street Plaza	Vero Beach	FL	100%
Bayport Commons	Oldsmar	FL	60%	12,684,684
Burnt Store Promenade	Punta Gorda	FL	100%	0
Cobblestone Plaza	Ft. Lauderdale	FL	100%	—
Cove Center	Stuart	FL	100%	—
Delray Marketplace	Delray Beach	FL	50%	60,272,648
Estero Town Commons	Naples	FL	100%	—
Hunter’s Creek Promenade	Orlando	FL	100%	—
Indian River Square	Vero Beach	FL	100%	12,395,172
International Speedway Square	Daytona	FL	100%	20,224,215
Lakewood Promenade	Jacksonville	FL	100%	—
Lithia Crossing	Tampa	FL	100%	—
Northdale Promenade	Tampa	FL	100%	—
Pine Ridge Crossing	Naples	FL	100%	17,030,337
Riverchase Plaza	Naples	FL	100%	10,218,202
Shops at Eastwood	Orlando	FL	100%	—
Shops at Eagle Creek	Naples	FL	100%	—
Tarpon Springs Plaza	Naples	FL	100%	—
Waterford Lakes Village	Orlando	FL	100%	—
Beechwood Promenade	Athens	GA	100%	—
Publix at Acworth	Atlanta	GA	100%	6,861,802
The Centre at Panola	Atlanta	GA	100%	2,735,416
Fox Lake Crossing	Chicago	IL	100%	—
Naperville Marketplace	Chicago	IL	100%	9,277,937
54th & College	Indianapolis	IN	100%	—
Beacon Hill	Crown Point	IN	50%	6,829,050
Boulevard Crossing	Kokomo	IN	100%	13,192,094
Bridgewater Marketplace	Indianapolis	IN	100%	1,918,298
Castleton Crossing	Indianapolis	IN	100%	—
Cool Creek Commons	Indianapolis	IN	100%	16,832,512

Property	City	State	% Owned	Encumbrances
Depauw University Bookstore and Café	Greencastle	IN	100%	—
Eddy Street Commons (Retail)	South Bend	IN	100%	24,644,528
Fishers Station (grocery store)*Line of Credit	Indianapolis	IN	100%	4,285,316
Fishers Station (shops)	Indianapolis	IN	25%	3,379,104
Geist Pavilion	Indianapolis	IN	100%	10,824,838
Glendale Town Center	Indianapolis	IN	100%	—
Greyhound Commons	Indianapolis	IN	100%	—
Hamilton Crossing Centre	Indianapolis	IN	100%	12,612,187
Rangeline Crossing	Indianapolis	IN	100%	17,134,423
Rivers Edge	Indianapolis	IN	100%	—
Stoney Creek Commons	Indianapolis	IN	100%	—
The Corner	Indianapolis	IN	100%	—
Traders Point	Indianapolis	IN	100%	44,146,786
Traders Point II	Indianapolis	IN	100%	—
Whitehall Pike	Bloomington	IN	100%	6,628,554
Zionsville Walgreens	Indianapolis	IN	100%	4,572,700
Holly Springs Towne Center— I	Raleigh	NC	100%	33,894,079
Oleander Place	Wilmington	NC	100%	—
Toringdon Market	Charlotte	NC	100%	—
Eastgate Pavilion	Cincinnati	OH	100%	16,084,500
Cornelius Gateway	Portland	OR	80%	—
Shops at Otty	Portland	OR	100% (excluding land)	—
Plaza Green	Greenville	SC	100%	—
Publix at Woodruff	Greenville	SC	100%	—
Cool Springs Market	Nashville	TN	100%	—
Burlington Coat Factory	San Antonio	TX	100% (excluding land)	—
Kingwood Commons	Houston	TX	100%	—
Market Street Village	Hurst	TX	100%	—
Plaza at Cedar Hill	Dallas	TX	100%	—
Plaza Volente	Austin	TX	100%	26,728,836
Portofino Shopping Center	Houston	TX	100%	—
Sunland Towne Centre	El Paso	TX	100%	24,203,526
Four Corner Square	Maple Valley	WA	100%	18,885,990
Bayonne Crossing	Bayonne	NJ	100%	45,000,000
Bell Oaks Centre	Newburgh	IN	100%	6,547,500
Branson Hills Shopping Center	Branson	MO	100%	20,240,000

Property	City	State	% Owned	Encumbrances
TJ Maxx	Branson	MO	100%	3,037,726
Kohls	Branson	MO	100%	6,593,897
Cannery Corner	Las Vegas	NV	78%
Centennial Center	Las Vegas	NV	78%	70,455,000
Centennial Gateway	Las Vegas	NV	78%	29,724,367
Centre Point Commons	Bradenton	FL	100%	14,410,000
City Center	White Plains	NY	67%	90,000,000
Colonial Square	Fort Myers	FL	100%	18,140,000
Copps Grocery, Stevens Pt, WI	Stevens Point	WI	100%	8,375,400
Crossing at Killingly Commons	Killingly	CT	55%	33,000,000
Draper Crossing	Draper	UT	100%
Draper Peaks	Draper	UT	100%	23,905,106
Eastern Beltway	Las Vegas	NV	78%	34,100,000
Eastgate	Las Vegas	NV	78%	14,660,633
Eastside Junction	Athens	AL	100%	6,270,000
Fairgrounds Crossing	Hot Springs	AR	100%	13,453,000
Fox Point	Neenah	WI	100%	10,836,530
Hamilton Crossing - Phase II	Alcoa	TN	100%	11,438,459
Hamilton Crossing - Phase III	Alcoa	TN	100%	4,199,041
Harvest Square	Harvest	AL	100%	6,800,000
Hawk Ridge	Lake St Louis	MO	100%	4,950,000
Heritage Square	Conyers	GA	100%	4,460,000
Hitchcock Plaza	Aiken	SC	100%
Lake City Commons	Lake City	FL	100%	5,200,000
Lake City Commons-Phase II	Lake City	FL	100%
Lake Mary Plaza	Lake Mary	FL	100%	5,080,000
Landing at Ocean Isle Beach	Ocean Isle Beach	NC	100%
Landstown Commons	Virginia Beach	VA	100%	50,140,000
Lima Marketplace	Fort Wayne	IN	100%	8,383,000
Lowe’s Plaza	Las Vegas	NV	78%
Memorial Commons	Goldsboro	NC	100%
Merrimack Village Center	Merrimack	NH	100%	5,445,000
Miramar Square	Miramar	FL	100%	31,625,000
Mullins Crossing	Evans	GA	100%	21,231,837
Mullins Outparcels	Evans	GA	100%
Northcrest Shopping Center	Charlotte	NC	100%	15,780,000
Palm Coast Landing	Palm Coast	FL	100%	22,550,000

Property	City	State	% Owned	Encumbrances
Perimeter Woods	Charlotte	NC	100%	33,330,000
Pleasant Hill Commons	Kissimmee	FL	100%	6,800,000
Prattville Town Center	Prattville	AL	100%	15,930,000
Publix at St. Cloud	St Cloud	FL	100%
Regal Court	Shreveport	LA	100%	23,900,000
Saxon Crossing	Orange City	FL	100%	11,400,000
Shoppes at Prairie Ridge	Pleasant Prarie	WI	100%	15,591,446
Shops at Julington Creek	Jacksonville	FL	100%	4,785,000
Shops at Moore	Moore	OK	100%	21,300,000
Silver Springs Pointe	Oklahoma City	OK	100%	8,800,000
South Elgin Commons	South Elgin	IL	100%
Temple Terrace	Temple Terrace	FL	100%
The Corner	Tucson	AZ	100%	14,750,000
The Landing at Tradition	Port St Lucie	FL	100%	28,750,000
Tradition Village Center	Port St Lucie	FL	100%	8,750,000
University Town Center	Norman	OK	100%	18,690,000
University Town Center Phase II (2A/2B)	Norman	OK	100%	10,500,000
University Town Center Phase II (Area 6)	Norman	OK	100%
Westside Market	Frisco	TX	100%
Village at Bay Park	Ashwaubenon	WI	100%	6,860,000
Village Walk	Fort Myers	FL	100%	9,183,298
Walgreens Plaza	Jacksonville	NC	100%	4,650,000
Waxahachie Crossing	Waxahachie	TX	100%	7,750,000
Wheatland Towne Crossing	Wheatland	TX	100%	15,080,000
Whispering Ridge	Omaha	NE	100%	5,000,000
Operating Commercial Properties
30 South	Indianapolis	IN	100%	18,802,500
Eddy Street Office (part of Eddy Street Commons)*	South Bend	IN	100%	—
Union Station Parking Garage	Indianapolis	IN	100%	—
In-Process Developments/Redevelopments
Bolton Plaza	Jacksonville	FL	100%	—
Gainesville Plaza	Gainesville	FL	100%	—
Holly Springs Towne Center— II	Raleigh	NC	100%	0
King’s Lake Square	Naples	FL	100%	—
Parkside Town Commons- Phase I&II	Raleigh	NC	100%	33,970,988
Deerwood Lake	Jacksonville	FL	100%

Property	City	State	% Owned	Encumbrances
Other Development/Redevelopment Properties
951&41	Naples	FL	100%	5,000,000
Broadstone Station	Raleigh	NC	100%	—
Courthouse Shadows	Naples	FL	100%	—

Part II: Permitted Liens

None.

SCHEDULE 7.1.(g)

Indebtedness and Guaranties

Entity Name	Recourse	Non-Recourse	Secured	Notes

COMBINED
Consolidated	270,603,157	1,406,379,065	1,386,982,222
Letters of Credit		6,637,901
Total Company	270,603,157	1,413,016,966	1,386,982,222

KRG
Consolidated	190,185,898	591,085,325	491,271,223
Letters of Credit		6,637,901
Total Company	190,185,898	597,723,226	491,271,223

Kite Realty Group, LP		285,000,000
Kite Realty Holding, LLC
Global Eliminations
KRG 951 & 41, LLC	5,000,000
116th & Olio, LLC	—	10,824,838	10,824,838
KRG Four Corner Square, LLC	18,885,990	—	18,885,990	Reduces to 50% upon 1.0xDSCR and 25% upon 1.25xDSCR
Kite Acworth, LLC		6,861,802	6,861,802
KRG/I-65 Ptrs Beacon Hill, LLC	3,414,525	3,414,525	6,829,050	50% Recourse
KRG Bridgewater, LLC	1,918,298	—	1,918,298
KRG/Atlantic Delray Beach, LLC	60,272,648	—	60,272,648	Reduces to 50% upon 1.0xDSCR and 25% upon 1.25xDSCR
KRG Eastgate Pavilion, LLC	8,042,250	8,042,250	16,084,500
KRG Eddy Street Land, LLC	—	24,644,528	24,644,528
Fishers Station Development Co	3,379,104	—	3,379,104
KRG Hamilton Crossing, LLC		12,612,187	12,612,187
KRG Indian River, LLC	—	12,395,172	12,395,172
International Speedway Square	—	20,224,215	20,224,215
Kite Kokomo, LLC		13,192,094	13,192,094
KRG Naperville, LLC		9,277,937	9,277,937
Kite West 86th Street, LLC	—	44,146,786	44,146,786
Kite Washington, LLC*	3,000,000	15,802,500	18,802,500	$3M recourse
KRG Fishers Station, LLC	4,285,316		4,285,316
KRG/PRP Oldsmar, LLC	—	12,684,684	12,684,684
KRG Panola I, LLC	—	2,735,416	2,735,416
KRG Pine Ridge, LLC	—	17,030,337	17,030,337
KRG Riverchase, LLC	—	10,218,202	10,218,202
KRG Sunland, LP	—	24,203,526	24,203,526

Entity Name	Recourse	Non-Recourse	Secured	Notes
KRG Plaza Volente, LP	—	26,728,836	26,728,836
Westfield One, LLC	—	16,832,512	16,832,512
Whitehall Pike, LLC	—	6,628,554	6,628,554
KRG Centre, LLC	9,550,000	7,584,424	17,134,424

Limited payment guaranty of KRG (Guarantor) in the amount of $9,550,000 plus 100% of interest and enforcement costs during the initial Term reducing to $4,775,000 plus 100% of interest and enforcement costs upon conversion to the Extended Term.

KRG Oak & Ford Zionsville, LLC	4,572,700		4,572,700
KRG New Hill Place I, LLC	33,894,079		33,894,079	Reduces to 50% upon 1.0xDSCR and 25% upon 1.25xDSCR
Parkside Phase I	13,754,124	—	13,754,124
Parkside Phase II	20,216,864	—	20,216,864

Letters of Credit
Insurance		200,000
Parkside - Town of Cary 6 Letters expire 02-24-15		1,209,678
Parkside Target		2,376,223
Parkside		1,220,000
Geist		1,632,000
		6,637,901

INLAND
Consolidated	80,417,259	815,293,740	895,710,999
Letters of Credit
Total Company	80,417,259	815,293,740	895,710,999
Bayonne Crossing		45,000,000	45,000,000
Bell Oaks Centre		6,547,500	6,547,500
Branson Hills Shopping Center		20,240,000	20,240,000
TJ Maxx		3,037,726	3,037,726
Kohls		6,593,897	6,593,897
Centennial Center		70,455,000	70,455,000
Centennial Gateway		29,724,367	29,724,367
Centre Point Commons		14,410,000	14,410,000
City Center	9,000,000	81,000,000	90,000,000	$9M Guarantee
Colonial Square		18,140,000	18,140,000
Copps Grocery, Stevens Pt, WI		8,375,400	8,375,400
Crossing at Killingly Commons	8,250,000	24,750,000	33,000,000	25% Guarantee
Draper Peaks		23,905,106	23,905,106

Entity Name	Recourse	Non-Recourse	Secured	Notes
Eastern Beltway		34,100,000	34,100,000
Eastgate		14,660,633	14,660,633
Eastside Junction		6,270,000	6,270,000
Fairgrounds Crossing		13,453,000	13,453,000
Fox Point		10,836,530	10,836,530
Hamilton Crossing - Phase II				Paidoff
Hamilton Crossing - Phase III				Paidoff
Harvest Square		6,800,000	6,800,000
Hawk Ridge				Paidoff
Heritage Square		4,460,000	4,460,000
Lake City Commons		5,200,000	5,200,000
Lake Mary Plaza		5,080,000	5,080,000
Landstown Commons	25,000,000	25,140,000	50,140,000	$25M Guarantee
Lima Marketplace		8,383,000	8,383,000
Merrimack Village Center		5,445,000	5,445,000
Miramar Square		31,625,000	31,625,000
Mullins Crossing	2,200,000	19,031,837	21,231,837	$2.2M Guarantee
Northcrest Shopping Center		15,780,000	15,780,000
Palm Coast Landing		22,550,000	22,550,000
Perimeter Woods		33,330,000	33,330,000
Pleasant Hill Commons		6,800,000	6,800,000
Prattville Town Center		15,930,000	15,930,000
Regal Court		23,900,000	23,900,000
Saxon Crossing		11,400,000	11,400,000
Shoppes at Prairie Ridge		15,591,446	15,591,446
Shops at Julington Creek		4,785,000	4,785,000
Shops at Moore		21,300,000	21,300,000
Silver Springs Pointe		8,800,000	8,800,000
The Corner		14,750,000	14,750,000
The Landing at Tradition
Tradition Village Center
University Town Center		18,690,000	18,690,000
University Town Center Phase II (2A/2B)		10,500,000	10,500,000
Village at Bay Park		6,860,000	6,860,000
Village Walk		9,183,298	9,183,298
Walgreens Plaza		4,650,000	4,650,000
Waxahachie Crossing		7,750,000	7,750,000
Wheatland Towne Crossing		15,080,000	15,080,000
Whispering Ridge		5,000,000	5,000,000
City Center JV	26,564,498		26,564,498
Securities Margin Loan	9,402,761		9,402,761

SCHEDULE 7.1.(i)

Litigation

None.

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT dated as of                       , 201   (the “Agreement”) by and among                                                    (the “Assignor”),                                                    (the “Assignee”), and KEYBANK NATIONAL ASSOCIATION, as Agent (the “Agent”).

WHEREAS, the Assignor is a Lender under that certain Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), the Agent, and the other parties thereto;

WHEREAS, the Assignor desires to assign to the Assignee, among other things, all or a portion of the Assignor’s Commitment under the Credit Agreement, all on the terms and conditions set forth herein; and

WHEREAS, the Agent consents to such assignment on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1.  Assignment.

(a)           Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by the Assignee to the Assignor pursuant to Section 2 of this Agreement, effective as of                         , 201_ (the “Assignment Date”), the Assignor hereby irrevocably sells, transfers and assigns to the Assignee, without recourse, (the following interests collectively being the “Assigned Commitment”) a $                     interest in and to the Assignor’s Revolving Loan Commitment and all of the other rights and obligations of the Assignor under the Credit Agreement with respect thereto, a $                     interest in and to the Assignor’s Term Loan Commitment and all of the other rights and obligations of the Assignor under the Credit Agreement with respect thereto, Assignor’s Revolving Note, Term Loan Note and the other Loan Documents (representing             % in respect of the aggregate amount of all Revolving Loan Lenders’ Revolving Loan Commitments and       % in respect of the aggregate amount of all Term Loan Lenders’ Term Loan Commitments), including, without limitation, a principal amount of outstanding Revolving Loans equal to $                   and a principal amount of outstanding Term Loans equal to $                    , and all voting rights of the Assignor associated with the Assigned Commitment, all rights to receive interest on such amount of Revolving Loans and Term Loans and all commitment and other Fees with respect to the Assigned Commitment and other rights of the Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Commitment, all as if the Assignee were an original Lender under and signatory to the Credit Agreement having a Revolving Loan Commitment and Term Loan Commitment equal to the amount of the Assigned Commitment.  The Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of the Assignor with respect to the

Assigned Commitment as if the Assignee were an original Lender under and signatory to the Credit Agreement having a Revolving Loan Commitment and Term Loan Commitment equal to the Assigned Commitment, which obligations shall include, but shall not be limited to, the obligation of the Assignor to make Revolving Loans to the Borrower with respect to the Assigned Commitment, the obligation to pay the Agent and the Issuing Lender amounts due in respect of draws under Letters of Credit as required under Section 2.4.(i) of the Credit Agreement, the obligation to participate in Swingline Loans as provided in Section 2.3.(e) of the Credit Agreement, and the obligation to indemnify the Agent as provided therein (the foregoing enumerated obligations, together with all other similar obligations more particularly set forth in the Credit Agreement and the other Loan Documents, collectively, the “Assigned Obligations”).  The Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Commitment from and after the Assignment Date.

(b)           The assignment by the Assignor to the Assignee hereunder is without recourse to the Assignor.  The Assignee makes and confirms to the Agent, the Assignor, and the other Lenders all of the representations, warranties and covenants of a Lender under Article XII. of the Credit Agreement.  Not in limitation of the foregoing, the Assignee acknowledges and agrees that, except as set forth in Section 4 below, the Assignor is making no representations or warranties with respect to, and the Assignee hereby releases and discharges the Assignor for any responsibility or liability for:  (i) the present or future solvency or financial condition of the Borrower, any Subsidiary or any other Loan Party, (ii) any representations, warranties, statements or information made or furnished by the Borrower, any Subsidiary or any other Loan Party in connection with the Credit Agreement or otherwise, (iii) the validity, efficacy, sufficiency, or enforceability of the Credit Agreement, any other Loan Document or any other document or instrument executed in connection therewith, or the collectability of the Assigned Obligations, (iv) the perfection, priority or validity of any Lien with respect to any collateral at any time securing the Obligations or the Assigned Obligations under the Notes or the Credit Agreement and (v) the performance or failure to perform by the Borrower or any other Loan Party of any obligation under the Credit Agreement or any other Loan Document to which it is a party.  Further, the Assignee acknowledges that it has, independently and without reliance upon the Agent, or on any affiliate or subsidiary thereof, the Assignor or any other Lender and based on the financial statements supplied by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to become a Lender under the Credit Agreement.  The Assignee also acknowledges that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Documents or pursuant to any other obligation.  Except as expressly provided in the Credit Agreement, the Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Assignee with any credit or other information with respect to the Borrower or any other Loan Party or to notify the Assignee of any Default or Event of Default.  The Assignee has not relied on the Agent as to any legal or factual matter in connection therewith or in connection with the transactions contemplated thereunder.

Section 2.  Payment by Assignee.  In consideration of the assignment made pursuant to Section 1 of this Agreement, the Assignee agrees to pay to the Assignor on the Assignment Date, such amount as they may agree.

Section 3.  Payments by Assignor.  The Assignor agrees to pay to the Agent on the Assignment Date the administration fee, if any, payable under the applicable provisions of the Credit Agreement.

Section 4.  Representations and Warranties of Assignor.  The Assignor hereby represents and warrants to the Assignee that (a) as of the Assignment Date (i) the Assignor is a Lender under the Credit Agreement having a Revolving Loan Commitment under the Credit Agreement (without reduction by any assignments thereof which have not yet become effective), equal to $                        , a Term Loan Commitment under the Credit Agreement (without reduction by any assignments thereof which have not yet become effective), equal to $                  , and that the Assignor is not in default of its obligations under the Credit Agreement; and (ii) the outstanding balance of Revolving Loans owing to the Assignor (without reduction by any assignments thereof which have not yet become effective) is $                        , and the outstanding balance of Term Loans owing to the Assignor (without reduction by any assignments thereof which have not yet become effective) is $                          ; and (b) it is the legal and beneficial owner of the Assigned Commitment which is free and clear of any adverse claim created by the Assignor.

Section 5.  Representations, Warranties and Agreements of Assignee.  The Assignee (a) represents and warrants that it is (i) legally authorized to enter into this Agreement, (ii) an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) an Eligible Assignee; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information (including without limitation the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) appoints and authorizes the Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof together with such powers as are reasonably incidental thereto; and (d) agrees that it will become a party to and shall be bound by the Credit Agreement and the other Loan Documents to which the other Lenders are a party on the Assignment Date and will perform in accordance therewith all of the obligations which are required to be performed by it as a Lender.

Section 6.  Recording and Acknowledgment by the Agent.  Following the execution of this Agreement, the Assignor will deliver to the Agent (a) a duly executed copy of this Agreement for acknowledgment and recording by the Agent and (b) the Assignor’s Revolving Note and Term Loan Note.  Upon such acknowledgment and recording, from and after the Assignment Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, Fees and other amounts) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Date directly between themselves.

Section 7.  Addresses.  The Assignee specifies as its address for notices and its Lending Office for all Loans, the offices set forth on Schedule 1 attached hereto.

Section 8.  Payment Instructions.  All payments to be made to the Assignee under this Agreement by the Assignor, and all payments to be made to the Assignee under the Credit Agreement, shall be made as provided in the Credit Agreement in accordance with the instructions set forth on Schedule 1 attached hereto or as the Assignee may otherwise notify the Agent.

Section 9.  Effectiveness of Assignment.  This Agreement, and the assignment and assumption contemplated herein, shall not be effective until (a) this Agreement is executed and delivered by each of the Assignor, the Assignee, the Agent, and if required under Section 13.5.(d) of the Credit Agreement, the Borrower, and (b) the payment to the Assignor of the amounts, if any, owing by the Assignee pursuant to Section 2 hereof and (c) the payment to the Agent of the amounts, if any, owing by the Assignor pursuant to Section 3 hereof.  Upon recording and acknowledgment of this Agreement by the Agent, from and after the Assignment Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights (except as otherwise provided in Section 13.10. of the Credit Agreement) and be released from its obligations under the Credit Agreement; provided, however, that if the Assignor does not assign its entire interest under the Loan Documents, it shall remain a Lender entitled to all of the benefits and subject to all of the obligations thereunder with respect to its Commitment.

Section 10.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 11.  Counterparts.  This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.

Section 12.  Headings.  Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 13.  Amendments; Waivers.  This Agreement may not be amended, changed, waived or modified except by a writing executed by the Assignee and the Assignor; provided, however, any amendment, waiver or consent which shall affect the rights or duties of the Agent under this Agreement shall not be effective unless signed by the Agent.

Section 14.  Entire Agreement.  This Agreement embodies the entire agreement between the Assignor and the Assignee with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof.

Section 15.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 16.  Definitions.  Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[include this Section only if Borrower’s consent is required under 13.5(d)]

Section 17.  Agreements of the Borrower.  The Borrower hereby agrees that the Assignee shall be a Lender under the Credit Agreement having a Revolving Loan Commitment and Term Loan Commitment equal to the Assigned Commitment.  The Borrower agrees that the Assignee shall have all of the rights and remedies of a Lender under the Credit Agreement and the other Loan Documents as if the Assignee were an original Lender under and signatory to the Credit Agreement, including, but not limited to, the right of a Lender to receive payments of principal and interest with respect to the Assigned Obligations, and to the Revolving Loans made by the Lenders after the date hereof and to receive the commitment and other Fees payable to the Lenders as provided in the Credit Agreement.  Further, the Assignee shall be entitled to the indemnification provisions from the Borrower in favor of the Lenders as provided in the Credit Agreement and the other Loan Documents.  The Borrower further agrees, upon the execution and delivery of this Agreement, to execute in favor of the Assignee a Revolving Note and a Term Loan Note if requested pursuant to Section 13.5.(d) of the Credit Agreement.  Upon receipt by the Assignor of the amounts due the Assignor under Section 2, the Assignor agrees to surrender to the Borrower such Assignor’s Notes.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Acceptance Agreement as of the date and year first written above.

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted as of the date first written above.

AGENT:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

[Signatures Continued on Following Page]

[Include signature of the Borrower only if required under Section 13.5(d) of the Amended and Restated Credit Agreement]

Agreed and consented to as of the date first written above.

BORROWER:

KITE REALTY GROUP, L.P.

By:	Kite Realty Group Trust, its sole General Partner
By:
Name:
Title:

SCHEDULE 1

Information Concerning the Assignee

Notice Address:

Telephone No.:
Telecopy No.:
Lending Office:

Telephone No.:
Telecopy No.:
Payment Instructions:

EXHIBIT B-1

FORM OF THIRD AMENDED AND RESTATED GUARANTY

THIS THIRD AMENDED AND RESTATED GUARANTY (the “Guaranty”) dated as of                         , 2014, executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of (a) KEYBANK NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (together with the Issuing Lender and the Swingline Lender, collectively, the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders.

WHEREAS, pursuant to the Credit Agreement, the Agent, the Lenders and the Swingline Lender have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent, the Lenders and the Swingline Lender through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Agent, the Lenders and the Swingline Lender making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Agent, the Lenders and the Swingline Lender on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Agent and the Lenders making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1.  Guaranty.  Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”):  (a) all indebtedness and obligations owing by the Borrower to any Lender, the Swingline Lender, the Issuing Lender or the Agent under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Revolving Loans, Term Loans, Swingline Loans and the Reimbursement Obligations, and the payment of all interest, Fees, charges, attorneys’ fees and other amounts payable to any Lender or the Agent thereunder or in connection therewith; (b) any and all

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extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders and the Agent in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (d) all other Obligations.

Section 2.  Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account.  Accordingly, none of the Lenders, the Swingline Lender, the Issuing Lender or the Agent shall be obligated or required before enforcing this Guaranty against any Guarantor:  (a)  to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders, the Swingline Lender, the Issuing Lender or the Agent which may secure any of the Guarantied Obligations.

Section 3.  Guaranty Absolute.  Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent, the Lenders, the Issuing Lender or the Swingline Lender with respect thereto.  The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)           (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)           any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)           any furnishing to the Agent, the Lenders, the Issuing Lender or the Swingline Lender of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

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(d)           any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)           any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)            any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g)           any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Obligations;

(h)           any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Agent, the Lenders, the Issuing Lender or the Swingline Lender, regardless of what liabilities of the Borrower remain unpaid;

(i)            any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or

(j)            any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4.  Action with Respect to Guarantied Obligations.  The Lenders and the Agent may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise:  (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Lenders shall elect.

Section 5.  Representations and Warranties.  Each Guarantor hereby makes to the Agent, the Lenders, the Issuing Lender and the Swingline Lender all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

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Section 6.  Covenants.  Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7.  Waiver.  Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8.  Inability to Accelerate Loan.  If the Agent, the Swingline Lender, the Issuing Lender and/or the Lenders are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Agent, the Swingline Lender, the Issuing Lender and/or the Lenders shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.  Reinstatement of Guarantied Obligations.  If claim is ever made on the Agent, any Lender, the Issuing Lender or the Swingline Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Agent, such Lender, the Issuing Lender or the Swingline Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Agent, such Lender, the Issuing Lender or the Swingline Lender with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Agent, such Lender, the Issuing Lender or the Swingline Lender for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Agent, such Lender, the Issuing Lender or the Swingline Lender.

Section 10.  Subrogation.  Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full.  If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Agent, the Lenders, the Issuing Lender and the Swingline Lender and shall forthwith pay such amount to the Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Agent as collateral security for any Guarantied Obligations existing.

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Section 11.  Payments Free and Clear.  All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set off or counterclaim or any deduction or withholding whatsoever (including any Taxes other than any Taxes withheld pursuant to Section 3.12. of the Credit Agreement unless such Tax is an Indemnified Tax), and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Agent, the Lenders, the Issuing Lender and the Swingline Lender such additional amount as will result in the receipt by the Agent, the Lenders, the Issuing Lender and the Swingline Lender of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12.  Set-off.  In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Agent and each Lender, at any time during the continuance of an Event of Default, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, or any affiliate of the Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.

Section 13.  Subordination.  Each Guarantor hereby expressly covenants and agrees for the benefit of the Agent, the Lenders, the Issuing Lender and the Swingline Lender that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations.  If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14.  Avoidance Provisions.  It is the intent of each Guarantor, the Agent, the Lenders, the Issuing Lender and the Swingline Lender that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent, the Lenders, the Issuing Lender and the Swingline Lender) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The Applicable Laws under which the possible avoidance or unenforceability of the

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obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent, the Lenders, the Issuing Lender and the Swingline Lender) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent, the Lenders, the Issuing Lender and the Swingline Lender), to be subject to avoidance under the Avoidance Provisions.  This Section is intended solely to preserve the rights of the Agent, the Lenders, the Issuing Lender and the Swingline Lender hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Agent, the Lenders, the Issuing Lender and the Swingline Lender that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agent, the Lenders, the Issuing Lender or the Swingline Lender shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 17.  WAIVER OF JURY TRIAL.

(a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

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(b)           EACH OF THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY AGREES THAT ANY FEDERAL DISTRICT COURT LOCATED IN NEW YORK OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  EACH GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.

Section 18.  Loan Accounts.  The Agent, each Lender, the Issuing Lender and the Swingline Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error.  The failure of the Agent, any Lender, the Issuing Lender or the Swingline Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19.  Waiver of Remedies.  No delay or failure on the part of the Agent, any Lender, the Issuing Lender or the Swingline Lender in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent, any Lender, the Issuing Lender or the Swingline Lender of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20.  Termination.  This Guaranty shall remain in full force and effect until the termination of the Credit Agreement in accordance with Section 13.10 of the Credit Agreement.

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Section 21.  Successors and Assigns.  Each reference herein to the Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding.  The Lenders, the Issuing Lender and the Swingline Lender may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder.  Subject to Section 13.8. of the Credit Agreement, each Guarantor hereby consents to the delivery by the Agent or any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor.  No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 22.  JOINT AND SEVERAL OBLIGATIONS.  THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23.  Amendments.  This Guaranty may not be amended other than in writing in accordance with the terms of Section 13.6. of the Credit Agreement.

Section 24.  Payments.  All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the Principal Office, not later than 2:00 p.m. on the date of demand therefor.

Section 25.  Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Agent, any Lender, the Issuing Lender or the Swingline Lender at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties.  Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26.  Severability.  In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27.  Headings.  Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

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Section 28.  Limitation of Liability.  Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents.  Each Guarantor hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 29.  Definitions.  (a)  For the purposes of this Guaranty:

“Proceeding” means any of the following:  (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b)           Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

Section 30.  Amendment and Restatement.  This Guaranty amends and restates in its entirety that certain Second Amended and Restated Guaranty dated as of February 26, 2013 (the “Existing Guaranty”) made by certain of the Guarantors and Kite Realty Group Trust (the “Parent”) in favor of Agent and the lenders under the “Existing Credit Agreement” (as defined in the Credit Agreement).  The Parent is hereby released and discharged from its obligations and liabilities under the Existing Guaranty, and the Guarantors hereby consent thereto.

[Signature on Next Page]

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IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[GUARANTORS]:

Address for Notices:

c/o Kite Realty Group Trust

Attention:
Telecopy Number:	( )
Telephone Number:	( )

[Add Signature Block for KRG Magellan, each Subsidiary Owning an Initial Unencumbered Pool Property, and any other intermediate subsidiary liable with respect to Unsecured Indebtedness]

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ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of                         , 201    , executed and delivered by                                             , a                            (the “New Guarantor”), in favor of (a) KEYBANK NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders, the Issuing Lender and the Swingline Lender.

WHEREAS, pursuant to the Credit Agreement, the Agent, the Lenders, the Issuing Lender and the Swingline Lender have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent, the Lenders, the Issuing Lender and the Swingline Lender through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Agent, the Lenders, the Issuing Lender and the Swingline Lender making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Agent, the Lenders, the Issuing Lender and the Swingline Lender on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Agent, the Lenders, the Issuing Lender and the Swingline Lender continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1.              Accession to Guaranty.  The New Guarantor hereby agrees that it is a “Guarantor” under that certain Third Amended and Restated Guaranty dated as of July     , 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by each Subsidiary of the Borrower a party thereto in favor of the Agent, the Lenders, the Issuing Lender and the Swingline Lender and assumes all obligations of a “Guarantor” thereunder, all as if the New Guarantor had been an original signatory to the Guaranty.  Without limiting the generality of the foregoing, the New Guarantor hereby:

(a)           irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

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(b)           makes to the Agent, the Lenders, the Issuing Lender and the Swingline Lender as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)           consents and agrees to each provision set forth in the Guaranty.

Section 2.              GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3.              Definitions.  Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

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IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

c/o Kite Realty Group Trust

Attention:
	Telecopy Number:	( )
	Telephone Number:	( )

Accepted:

KEYBANK NATIONAL ASSOCIATION, as Agent
By:
Name:
Title:

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EXHIBIT B-2

FORM OF SPRINGING GUARANTY

THIS SPRINGING GUARANTY (the “Guaranty”) dated as of July 1, 2014, executed and delivered by KITE REALTY GROUP TRUST, a Maryland real estate investment trust (the “Guarantor”) in favor of (a) KEYBANK NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (together with the Issuing Lender and the Swingline Lender, collectively, the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders.

WHEREAS, pursuant to the Credit Agreement, the Agent, the Lenders and the Swingline Lender have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower and the Guarantor, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent, the Lenders and the Swingline Lender through their collective efforts;

WHEREAS, Guarantor acknowledges that it will receive direct and indirect benefits from the Agent, the Lenders and the Swingline Lender making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, Guarantor is willing, upon the occurrence of a “Springing Recourse Event” (as hereinafter defined), to guarantee the Borrower’s obligations to the Agent, the Lenders and the Swingline Lender on the terms and conditions contained herein; and

WHEREAS, Guarantor’s execution and delivery of this Guaranty is a condition to the Agent and the Lenders making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor agrees as follows:

Section 1.              Guaranty.  Guarantor, upon the occurrence of a Springing Recourse Event, hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”):  (a) all indebtedness and obligations owing by the Borrower to any Lender, the Swingline Lender, the Issuing Lender or the Agent under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Revolving Loans, Term Loans, Swingline Loans and the Reimbursement Obligations, and the payment of all interest, Fees, charges, attorneys’ fees and other amounts payable to any Lender or the Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or

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substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders and the Agent in the enforcement of any of the foregoing or any obligation of Guarantor hereunder; and (d) all other Obligations.

For the purposes of this Guaranty, the occurrence of any of the events described in (1)-(3) below shall be a “Springing Recourse Event”:

(1)           (A) Guarantor fails to perform or comply with any of the following terms (each, a “Guarantor Covenant Breach”):

(i)            the Guarantor shall not, directly or indirectly, enter into or conduct any business other than in connection with the ownership, acquisition and disposition of general or limited partnership interests in the Borrower and the management of the business of the Borrower, and such activities as are incidental thereto, all of which shall be solely in furtherance of the business of the Borrower;

(ii)           the Guarantor shall not own any assets other than (A) equity interests (or rights, options or warrants in respect thereof) of the Borrower, (B) up to a one percent (1%) equity interest in any partnership or limited liability company at least ninety-nine percent (99%) of the equity of which is owned, directly or indirectly, by the Borrower; (C) money that has been distributed to Guarantor by Borrower or a Subsidiary of Borrower described in clause (ii)(B) above in accordance with Section 10.2. of the Credit Agreement that is held for ten (10) Business Days or less pending further distribution to equity holders of the Guarantor, (D) assets received by the Guarantor from third parties (including, without limitation, the proceeds from any Equity Issuance), that are held for ten (10) Business Days or less pending further contribution to Borrower, (E) such bank accounts or similar instruments (subject to the other terms hereof) as it deems necessary to carry out its responsibilities under the limited partnership agreement of the Borrower, and (F) other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of Borrower and its Subsidiaries (but which in no event shall include any real estate, cash, cash equivalents or other liquid assets in excess of $500,000 in the aggregate (except as permitted in clauses (ii)(C) and (D) above) or equity interests (other than equity interests permitted in clauses (ii)(A) and (B) above);

(iii)          the Guarantor shall promptly contribute or otherwise downstream to the Borrower any net assets received by the Guarantor from third parties (including, without limitation, the proceeds from any Equity Issuance), subject to the terms of clause (ii)(D) above;

(iv)          the Guarantor shall not merge or consolidate (except as permitted in the Credit Agreement), or dissolve, liquidate or otherwise wind up its business, affairs or assets;

(v)           the Guarantor shall not guarantee, or otherwise be or become obligated in respect of, any Indebtedness (which for the purposes hereof shall include any obligations under any Derivatives Contract but shall exclude (A) guarantees of obligations under any Derivatives Contracts in favor of Associated Bank National Association and any lender under the Existing Term Loan Agreement or Existing Credit Agreement in place as of March 31,

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2014, (B) any Indebtedness described in clause (f) of the definition of Indebtedness, (C) any liability pursuant to a Customary Nonrecourse Debt Guaranty until a claim is made with respect thereto (provided that for the purposes of this clause (v), the Guarantor shall not be deemed to have violated this covenant with respect to Indebtedness under a Customary Nonrecourse Debt Guaranty until a judgment is obtained with respect to claims under Customary Nonrecourse Debt Guaranties individually or in the aggregate of $30,000,000 or greater), and (D) any liability pursuant to a springing guaranty on substantially the same terms as the Springing Guaranty; and provided further that the Guarantor’s liability with respect to (x) Indebtedness of Borrower in place as of March 31, 2014 and (y) Indebtedness of Inland Diversified assumed by Borrower and that is existing debt of Inland Diversified as of July 1, 2014 and is not incurred as a part of or in anticipation of the merger of Inland Diversified with and into KRG Magellan, solely by virtue of the Guarantor being the general partner of Borrower and not as a guarantor, shall be excluded from the foregoing provided such liability is not increased; and

(B) with respect to a Guarantor Covenant Breach of any event described in (1)(A)(i)-(iii) above, the passage of forty-five (45) days after the first to occur of either (i) Borrower or Guarantor becoming aware of such Guarantor Covenant Breach, or (ii) Agent notifying Borrower in writing of any such Guarantor Covenant Breach, or

(C) with respect to a Guarantor Covenant Breach of the event described in clause (1)(A)(v) above, the passage of ten (10) Business Days (or forty-five (45) days if the aggregate Indebtedness for the purposes of clause (1)(A)(v) above is less than $10,000,000), after the first to occur of either (i) Borrower or Guarantor becoming aware of such Guarantor Covenant Breach, or (ii) Agent notifying Borrower in writing of any such Guarantor Covenant Breach; or

(2)           Borrower or Guarantor shall commence a voluntary case under the Bankruptcy Code of 1978, as amended, or any other federal bankruptcy or any other domestic or foreign laws relating to bankruptcy, insolvency, reorganization, winding-up, composition or adjustment of debts, in each case with respect to Borrower or Guarantor, whether now or hereinafter in effect (collectively, a “Bankruptcy Proceeding”); or

(3)           Borrower or Guarantor or any officer or director thereof shall collude with, or otherwise assist any party in connection with any such filing in a Bankruptcy Proceeding or solicit or cause to be solicited petitioning creditors for any involuntary petition against Borrower or Guarantor in any such Bankruptcy Proceeding from any party.

Guarantor acknowledges and agrees that the guaranty under this Guaranty of the Guarantied Obligations shall automatically become fully effective upon the occurrence of any Springing Recourse Event and no other documentation or notice shall be required to evidence the same.

Section 2.              Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and upon the occurrence of a Springing Recourse Event, a debt of Guarantor for its own account.  Accordingly, none of the Lenders, the Swingline Lender, the Issuing Lender or the Agent shall be obligated or required before enforcing this Guaranty against Guarantor after a Springing Recourse Event:  (a)  to pursue any right or remedy any of them may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in

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any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party, or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders, the Swingline Lender, the Issuing Lender or the Agent which may secure any of the Guarantied Obligations.

Section 3.              Guaranty Absolute.  Guarantor, upon the occurrence of a Springing Recourse Event, guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent, the Lenders, the Issuing Lender or the Swingline Lender with respect thereto.  Upon the occurrence of a Springing Recourse Event, the liability of Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not Guarantor consents thereto or has notice thereof and whether before or after the occurrence of a Springing Recourse Event):

a.             (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

b.             any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

c.             any furnishing to the Agent, the Lenders, the Issuing Lender or the Swingline Lender of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

d.             any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

e.             any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

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f.             any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

g.             any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Obligations;

h.             any application of sums paid by the Borrower, any other Loan Party or any other Person with respect to the liabilities of the Borrower to the Agent, the Lenders, the Issuing Lender or the Swingline Lender, regardless of what liabilities of the Borrower remain unpaid;

i.              any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or

j.              any other circumstance which might otherwise constitute a defense available to, or a discharge of, Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4.              Action with Respect to Guarantied Obligations.  The Lenders and the Agent may, at any time and from time to time, without the consent of, or notice to, Guarantor, and without discharging Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise:  (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; provided, however, that no such amendments can require Guarantor to modify the nature of the springing guaranty provided hereunder without the approval of Guarantor; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Lenders shall elect.

Section 5.              Reserved.

Section 6.              Reserved.

Section 7.              Waiver.  Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of Guarantor or which otherwise might operate to discharge Guarantor from its obligations hereunder.

Section 8.              Inability to Accelerate Loan.  If the Agent, the Swingline Lender, the Issuing Lender and/or the Lenders are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations after the occurrence of a Springing Recourse Event by reason of any automatic stay or otherwise, the Agent, the

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Swingline Lender, the Issuing Lender and/or the Lenders shall be entitled to receive from Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.              Reinstatement of Guarantied Obligations.  If claim is ever made on the Agent, any Lender, the Issuing Lender or the Swingline Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Agent, such Lender, the Issuing Lender or the Swingline Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Agent, such Lender, the Issuing Lender or the Swingline Lender with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and Guarantor shall, upon the occurrence of a Springing Recourse Event, be and remain liable to the Agent, such Lender, the Issuing Lender or the Swingline Lender for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Agent, such Lender, the Issuing Lender or the Swingline Lender.

Section 10.            Subrogation.  Upon the making by Guarantor of any payment hereunder for the account of the Borrower, Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action Guarantor may have against the Borrower arising by reason of any payment or performance by Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full.  If any amount shall be paid to Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, Guarantor shall hold such amount in trust for the benefit of the Agent, the Lenders, the Issuing Lender and the Swingline Lender and shall forthwith pay such amount to the Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Agent as collateral security for any Guarantied Obligations existing.

Section 11.            Payments Free and Clear.  All sums payable by Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set off or counterclaim or any deduction or withholding whatsoever (including any Taxes other than any Taxes withheld pursuant to Section 3.12. of the Credit Agreement unless such Tax is an Indemnified Tax), and if Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, Guarantor shall pay to the Agent, the Lenders, the Issuing Lender and the Swingline Lender such additional amount as will result in the receipt by the Agent, the Lenders, the Issuing Lender and the Swingline Lender of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12.            Set-off.  In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights,

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Guarantor hereby authorizes the Agent and each Lender, at any time during the continuance of an Event of Default and after the occurrence of a Springing Recourse Event, without any prior notice to Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, or any affiliate of the Agent or such Lender, to or for the credit or the account of Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.  Guarantor agrees, to the fullest extent permitted by Applicable Law and subject to the terms hereof, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation after the occurrence of a Springing Recourse Event as fully as if such Participant were a direct creditor of Guarantor in the amount of such participation.

Section 13.            Subordination.  Guarantor hereby expressly covenants and agrees for the benefit of the Agent, the Lenders, the Issuing Lender and the Swingline Lender that all obligations and liabilities of the Borrower to Guarantor of whatever description, including without limitation, all intercompany receivables of Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations.  If an Event of Default shall exist, then Guarantor shall not accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14.            Avoidance Provisions.  It is the intent of Guarantor, the Agent, the Lenders, the Issuing Lender and the Swingline Lender that in any Proceeding, Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Agent, the Lenders, the Issuing Lender and the Swingline Lender) to be avoidable or unenforceable against Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The Applicable Laws under which the possible avoidance or unenforceability of the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Agent, the Lenders, the Issuing Lender and the Swingline Lender) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Agent, the Lenders, the Issuing Lender and the Swingline Lender), to be subject to avoidance under the Avoidance Provisions.  This Section is intended solely to preserve the rights of the Agent, the Lenders, the Issuing Lender and the Swingline Lender hereunder to the maximum extent that would not cause the obligations of Guarantor hereunder to be subject to avoidance under the

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Avoidance Provisions, and neither Guarantor nor any other Person shall have any right or claim under this Section as against the Agent, the Lenders, the Issuing Lender and the Swingline Lender that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15.            Information.  Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder, and agrees that none of the Agent, the Lenders, the Issuing Lender or the Swingline Lender shall have any duty whatsoever to advise Guarantor of information regarding such circumstances or risks.

Section 16.            Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 17.            WAIVER OF JURY TRIAL.

a.             EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG GUARANTOR, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG GUARANTOR, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

b.             EACH OF THE GUARANTOR, THE AGENT AND EACH LENDER HEREBY AGREES THAT ANY FEDERAL DISTRICT COURT LOCATED IN NEW YORK OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG GUARANTOR, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND

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EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

c.             THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.

Section 18.            Loan Accounts.  The Agent, each Lender, the Issuing Lender and the Swingline Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error.  The failure of the Agent, any Lender, the Issuing Lender or the Swingline Lender to maintain such books and accounts shall not in any way relieve or discharge Guarantor of any of its obligations hereunder.

Section 19.            Waiver of Remedies.  No delay or failure on the part of the Agent, any Lender, the Issuing Lender or the Swingline Lender in the exercise of any right or remedy it may have against Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent, any Lender, the Issuing Lender or the Swingline Lender of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20.            Termination.  This Guaranty shall remain in full force and effect until the termination of the Credit Agreement in accordance with Section 13.10. of the Credit Agreement.

Section 21.            Successors and Assigns.  Each reference herein to the Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to Guarantor shall be deemed to include Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding.  The Lenders, the Issuing Lender and the Swingline Lender may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, Guarantor and without releasing, discharging or modifying Guarantor’s obligations hereunder.  Subject to Section 13.8. of the Credit Agreement, Guarantor hereby consents to the delivery by the Agent or any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or Guarantor.  Guarantor may not assign or transfer its obligations hereunder to any Person without the prior

B-2-9

written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 22.            [Intentionally Omitted.]

Section 23.            Amendments.  This Guaranty may not be amended other than in writing in accordance with the terms of Section 13.6. of the Credit Agreement.

Section 24.            Payments.  All payments to be made by Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the Principal Office, not later than 2:00 p.m. on the date of demand therefor.

Section 25.            Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to Guarantor at its address set forth below its signature hereto, (b) to the Agent, any Lender, the Issuing Lender or the Swingline Lender at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties.  Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26.            Severability.  In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27.            Headings.  Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28.            Limitation of Liability.  Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender, shall have any liability with respect to, and Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents.  Guarantor hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 29.            Definitions.  a.      For the purposes of this Guaranty:

“Proceeding” means any of the following:  (i) a voluntary or involuntary case concerning Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of Guarantor; (iii) any other

B-2-10

proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to Guarantor; (iv) Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) Guarantor makes a general assignment for the benefit of creditors; (vii) Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by Guarantor for the purpose of effecting any of the foregoing.

b.             Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signature on Next Page]

B-2-11

IN WITNESS WHEREOF, Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

GUARANTOR:

KITE REALTY GROUP TRUST

By:
Name:
Title:

Address for Notices:

Kite Realty Group Trust

Attention:
Telecopy Number:	( )
Telephone Number:	( )

B-2-12

EXHIBIT C

FORM OF NOTICE OF BORROWING

                        , 201

KeyBank National Association, as Agent
Real Estate Capital
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia 30328
Attention: James Komperda

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.                                      Pursuant to [Section 2.1.(b)] [Section 2.2.(b)] of the Credit Agreement, the Borrower hereby requests that the Lenders make [Revolving Loans] [Term Loans] to the Borrower in an aggregate principal amount equal to $                              .

2.                                      The Borrower requests that such [Revolving Loans] [Term Loans] be made available to the Borrower on                         , 201  .

3.                                      The Borrower hereby requests that the requested [Revolving Loans] [Term Loans] all be of the following Type:

[Check one box only]

☐ Base Rate Loans

☐ LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	☐ 1 month

☐ 2 months

☐ 3 months

☐ 6 months

4.                                      The Borrower requests that the proceeds of this borrowing of Loans be made available to the Borrower by                                                         .

C-1

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Loans and after giving effect thereto, (a) no Default or Event of Default exists or shall exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. In addition, the Borrower certifies to the Agent and the Lenders that all conditions to the making of the requested Loans contained in Article VI. of the Credit Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Loans are made.

If notice of the requested borrowing of Loans was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by [Section 2.1.(b)] [Section 2.2.(b)] of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

KITE REALTY GROUP, L.P.

By:	Kite Realty Group Trust, its sole General
Partner

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF NOTICE OF CONTINUATION

                        , 201

KeyBank National Association, as Agent
Real Estate Capital
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia 30328
Attention: James Komperda

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.9. of the Credit Agreement, the Borrower hereby requests a Continuation of a borrowing of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.                                      The proposed date of such Continuation is                         , 201    .

2.                                      The aggregate principal amount of [Revolving Loans] [Term Loans] subject to the requested Continuation is $                                                 and was originally borrowed by the Borrower on                         , 201   .

3.                                      The portion of such principal amount of [Revolving Loans] [Term Loans] subject to such Continuation is $                                                    .

4.                                      The current Interest Period for each of the [Revolving Loans] [Term Loans] subject to such Continuation ends on                                 , 201  .

5.                                      The duration of the new Interest Period for each of such [Revolving Loans] [Term Loans] or portion thereof subject to such Continuation is:

[Check one box only]	☐ 1 month
☐ 2 months
☐ 3 months
☐ 6 months

D-1

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists or will exist.

If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.9. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

KITE REALTY GROUP, L.P.

By:	Kite Realty Group Trust, its sole General
Partner

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF NOTICE OF CONVERSION

                        , 201

KeyBank National Association, as Agent

Real Estate Capital

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia  30328

Attention: James Komperda

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.10. of the Credit Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

6.                                      The proposed date of such Conversion is                             , 201  .

7.                                      The [Revolving Loans] [Term Loans] to be Converted pursuant hereto are currently:

[Check one box only]	☐ Base Rate Loans

☐ LIBOR Loans

8.                                      The aggregate principal amount of [Revolving Loans] [Term Loans] subject to the requested Conversion is $                                           and was originally borrowed by the Borrower on                         , 201  .

9.                                      The portion of such principal amount of [Revolving Loans] [Term Loans] subject to such Conversion is $                                      .

10.                               The amount of such [Revolving Loans] [Term Loans] to be so Converted is to be converted into [Revolving Loans] [Term Loans] of the following Type:

E-1

[Check one box only]

☐ Base Rate Loans

☐ LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	☐ 1 month

☐ 2 months

☐ 3 months

☐ 6 months

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, no Default or Event of Default exists or will exist (provided the certification under this clause shall not be made in connection with the Conversion of a Loan into a Base Rate Loan).

If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.10. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

KITE REALTY GROUP, L.P.

By:	Kite Realty Group Trust, its sole General Partner

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF NOTICE OF SWINGLINE BORROWING

                        , 201

KeyBank National Association, as Agent

Real Estate Capital

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia  30328

Attention:  James Komperda

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

11.                               Pursuant to Section 2.3.(b) of the Credit Agreement, the Borrower hereby requests that the Swingline Lender make a Swingline Loan to the Borrower in an amount equal to $                                      .

12.                               The Borrower requests that such Swingline Loan be made available to the Borrower on                         , 201  .

13.                               The proceeds of this Swingline Loan will be used for the following purpose:

14.                               The Borrower requests that the proceeds of such Swingline Loan be made available to the Borrower by                                                             .

The Borrower hereby certifies to the Agent, the Swingline Lender, the Issuing Lender and the Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) no Default or Event of Default exists or will exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.  In addition, the Borrower certifies to the Agent and the Lenders that all conditions to the making of

F-1

the requested Swingline Loan contained in Article VI. of the Credit Agreement will have been satisfied at the time such Swingline Loan is made.

If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.3.(b) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Swingline Borrowing as of the date first written above.

KITE REALTY GROUP, L.P.

By:	Kite Realty Group Trust, its sole General Partner

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF SWINGLINE NOTE

$50,000,000	, 2014

FOR VALUE RECEIVED, the undersigned, KITE REALTY GROUP, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (the “Swingline Lender”) to its address at KeyBank National Association, 127 Public Square, 8th Floor, Real Estate Capital, Mail Code:  OH-01-27-0839, Cleveland, Ohio  44114, or at such other address as may be specified in writing by the Swingline Lender to the Borrower, the principal sum of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date, amount of each Swingline Loan, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Note, endorsed by the Swingline Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Swingline Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans.

This Note is the Swingline Note referred to in the Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), KeyBank National Association, as Agent, and the other parties thereto, and evidences Swingline Loans made to the Borrower thereunder.  Terms used but not otherwise defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

This Note is issued in replacement of that certain Swingline Note dated February 26, 2013 in the principal face amount of $25,000,000.00, made by the undersigned maker to the order of KeyBank National Association (the “Prior Note”) and shall supersede and replace the Prior Note in all respects.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note under seal as of the date first written above.

KITE REALTY GROUP, L.P.

By:	Kite Realty Group Trust, its sole General Partner

By:
Name:
Title:

SCHEDULE OF SWINGLINE LOANS

This Note evidences Swingline Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT H

FORM OF REVOLVING NOTE

$	, 201

FOR VALUE RECEIVED, the undersigned, KITE REALTY GROUP, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of                                          (the “Lender”), in care of KeyBank National Association, as Agent (the “Agent”) at KeyBank National Association, 127 Public Square, 8th Floor, Real Estate Capital, Mail Code:  OH-01-27-0839, Cleveland, Ohio  44114, or at such other address as may be specified in writing by the Agent to the Borrower, the principal sum of                                  AND         /100 DOLLARS ($                        ) (or such lesser amount as shall equal the aggregate unpaid principal amount of Revolving Loans made by the Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date, amount of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Revolving Loans made by the Lender.

This Note is one of the Revolving Notes referred to in the Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), the Agent, and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Revolving Loans upon the terms and conditions specified therein.

Except as permitted by Section 13.5.(d) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of nonpayment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

[This Note is issued in replacement of that certain Revolving Note dated                     ,     , 201     in the principal amount of $      ,000,000.00, made by the undersigned maker to the order of                                                        (the “Prior Note”) and shall supersede and replace the Prior Note in all respects.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Note under seal as of the date first written above.

KITE REALTY GROUP, L.P.

By:	Kite Realty Group Trust, its sole General Partner

By:
Name:
Title:

SCHEDULE OF REVOLVING LOANS

This Note evidences Revolving Loans made under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT I

FORM OF TERM LOAN NOTE

$	, 201

FOR VALUE RECEIVED, the undersigned, KITE REALTY GROUP, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of                                          (the “Lender”), in care of KeyBank National Association, as Agent (the “Agent”) at KeyBank National Association, 127 Public Square, 8th Floor, Real Estate Capital, Mail Code:  OH-01-27-0839, Cleveland, Ohio  44114, or at such other address as may be specified in writing by the Agent to the Borrower, the principal sum of                                  AND         /100 DOLLARS ($                        ), on the dates and in the principal amounts provided in the Credit Agreement (as herein defined), and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date, amount of each Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Term Loans made by the Lender.

This Note is one of the Term Loan Notes referred to in the Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), the Agent, and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Term Loans upon the terms and conditions specified therein.  This Note is payable subject to the terms of the Credit Agreement.

Except as permitted by Section 13.5.(d) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of nonpayment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Term Loan Note under seal as of the date first written above.

KITE REALTY GROUP, L.P.

By:	Kite Realty Group Trust, its sole General Partner

By:
Name:
Title:

SCHEDULE OF TERM LOANS

This Note evidences Term Loans made under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT J

FORM OF COMPLIANCE CERTIFICATE

                              , 201

KeyBank National Association, as Agent

Real Estate Capital

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia  30328

Attention:  James Komperda

Each of the Lenders Party to the Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 9.3. of the Credit Agreement, the undersigned hereby certifies to the Agent and the Lenders (not in his/her individual capacity but solely as an officer of the Borrower) as follows:

(1)                                 The undersigned is the                                            of the Borrower.

(2)                                 The undersigned has examined the books and records of the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

(3)                                 To the undersigned’s knowledge, after reasonable due inquiry, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].

(4)                                 Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Borrower was in compliance with the covenants contained in Sections 10.1. and 10.2. of the Credit Agreement, and showing the calculation of Unencumbered Pool Value, Unsecured Debt Interest Coverage Ratio and listing the Unencumbered Pool Properties.

J-1

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:
Title:

SCHEDULE 1

[CALCULATIONS TO BE ATTACHED]

K-1

EXHIBIT K-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of Section 3.12. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20

EXHIBIT K-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of Section 3.12. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20

EXHIBIT K-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of Section 3.12. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20

EXHIBIT K-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Kite Realty Group, L.P. (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of Section 3.12. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20